Exhibit 2.01

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTUIT INC.,

HALO MERGER SUB I, INC.,

HALO MERGER SUB II, LLC,

CREDIT KARMA, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE SECURITYHOLDER REPRESENTATIVE

February 24, 2020

i

Exhibits

Exhibit A	Form of Support Agreement
Exhibit B-1	Form of Non-Competition Agreement - Covered Employees
Exhibit B-2	Form of Non-Competition Agreement - Designated Employee
Exhibit C	Form of Vesting Agreement
Exhibit D	Form of FIRPTA Certificate
Exhibit E-1	Form of First Certificate of Merger
Exhibit E-2	Form of Second Certificate of Merger
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Written Consent
Exhibit I-1	Form of Parent Tax Certificate
Exhibit I-2	Form of Company Tax Certificate

Schedules

Company Disclosure Schedule

Parent Disclosure Schedule

Schedule I	Persons to Execute Support Agreements
Schedule II	Key Employees
Schedule III	Designated Employee
Schedule IV	Covered Employees
Schedule 1.01(a)	Specified Company Expenses Matters
Schedule 1.01(b)	Illustrative Working Capital Calculation
Schedule 1.01(c)	Company Material Adverse Effect
Schedule 1.01(d)	Specific Bonus Payments
Schedule 1.01(e)	Unpaid Taxes
Schedule 5.03(a)(iv)	Specified Actions Permitted Under Non-Solicitation Restrictions
Schedule 5.11	Related Party Contracts
Schedule 6.06(b)(i)	Terms and Conditions of Parent RSUs
Schedule 6.06(b)(ii)	Retention Pool Eligible Participants
Schedule 6.09(a)	Certain Actions in Relation to Tax Matters
Schedule 7.01(a)	Tax Matters
Schedule 7.05	Tax Post-Closing Actions
Schedule 8.02(e)	Other Key Employees
Schedule 10.02(j)	Indemnity Matters

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 24, 2020 is entered into by and among Intuit Inc., a Delaware corporation (“Parent”), Halo Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Halo Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub, the “Merger Subs”), Credit Karma, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative (as defined in Section 11.01(a), and together with Parent, Merger Sub, Merger Sub II and the Company, the “Parties”).

RECITALS

WHEREAS, the Parties intend to effect a business combination through (a) the merger of Merger Sub with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation in the First Merger (the “Surviving Corporation”) and (b) immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub II (the “Second Merger,” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger (the “Surviving Company”), in each case, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act and the California Corporations Code (the “CCC”).

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has considered the terms of this Agreement and has unanimously (a) declared this Agreement and the transactions contemplated by this Agreement (collectively, the “Transactions”), including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Transactions in accordance with Applicable Law and (c) adopted a resolution directing that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommending that all of such stockholders adopt this Agreement and thereby approve the Mergers and the other Transactions.

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board of Directors”) has (a) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (b) approved and adopted this Agreement in accordance with Applicable Law and (c) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and thereby approve the Mergers and the other Transactions.

WHEREAS, the board of managers of Merger Sub II (the “Merger Sub II Board of Managers”) has (a) declared this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub II and the sole member of Merger Sub II, (b) approved and adopted this Agreement in accordance with Applicable Law and (c) adopted a resolution recommending that Parent, as the sole member of Merger Sub II, adopt this Agreement and thereby approve the Mergers and the other Transactions.

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has (a) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Parent’s stockholders and (b) approved this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Company’s stockholders set forth on Schedule I has executed and delivered to Parent a support agreement in the form attached hereto as Exhibit A (each, a “Support Agreement”), pursuant to which such stockholders have agreed, among other things, (a) to vote their shares of Company Capital Stock in favor of adoption of this Agreement and approval of the Mergers and the other Transactions, (b) to grant Parent an irrevocable proxy to vote such shares in a manner consistent with the terms of such Support Agreements, (c) to vote against any Acquisition Proposal, (d) not to transfer any of their shares of Company Capital Stock from the date hereof until the Effective Time (except to the extent permitted thereunder) and (e) to be bound by certain provisions of this Agreement.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain individuals identified on Schedule II (each, a “Key Employee”) and the individual identified on Schedule III (the “Designated Employee”) are entering into offer letters with Parent (each, an “Offer Letter”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain individuals identified on Schedule IV (each, a “Covered Employee”) and the Designated Employee are entering into non-competition agreements with Parent in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively (each, a “Non-Competition Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Designated Employee is entering into a vesting agreement in the form attached hereto as Exhibit C (the “Vesting Agreement”).

WHEREAS, the Parties intend that the First Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will constitute and be adopted as a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the Parties to this Agreement hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01    Definitions.

(a)    As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives non-public information of or with respect to any Acquired Company to keep such information confidential (it being understood that such agreement need not contain provisions that would prohibit the making of any Acquisition Proposal) and with other terms that are materially no less restrictive of, and otherwise materially no more favorable to, such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement.

“Acquired Companies” means, collectively, the Company and each Subsidiary of the Company.

“Acquisition Proposal” means, other than the Mergers, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, any Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in the Exchange Act) other than Parent or any Affiliate of Parent relating to: (a) the sale, license or other disposition of all or a portion of the business or assets of any Acquired Company constituting or accounting for more than fifteen percent (15%) of the consolidated net revenue, net income or assets (based on the fair market value thereof) of the Acquired Companies, taken as a whole, (b) the direct or indirect purchase or other acquisition of any capital stock or other equity securities representing more than fifteen percent (15%) of the total outstanding voting power of the Company or any other Acquired Companies whose business accounts for more than fifteen percent (15%) of the consolidated net revenue, net income or assets of the Acquired Companies, taken as a whole, or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company (or any of the other Acquired Companies whose business accounts for more than fifteen percent (15%) of the consolidated net revenue, net income or assets of the Acquired Companies, taken as a whole) in which the stockholders of the Company (or such Acquired Company) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company.

“Adjustment Amount” means an amount, whether positive or negative, equal to the sum of (a) (i) the Post-Closing Working Capital Adjustment Amount minus (ii) the Closing Working Capital Adjustment Amount, plus (b) (i) Closing Cash minus (ii) Estimated Closing Cash, plus (c) (i) Estimated Closing Indebtedness minus (ii) Closing Indebtedness, plus (d) (i) Estimated Unpaid Company Transaction Expenses minus (ii) Unpaid Company Transaction Expenses.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person; provided that references to Affiliates of Parent and Merger Subs shall mean only controlled Affiliates of Parent. For purposes of this definition, “control,” when used with respect to any specified Person, means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Cash Consideration” means an amount in cash equal to one-half of the Aggregate Merger Consideration.

“Aggregate Closing Cash Consideration” means an amount in cash equal to one-half of the Closing Merger Consideration.

“Aggregate Closing Stock Consideration” means a number of shares of Parent Stock equal to the quotient of (a) one-half of the Closing Merger Consideration divided by (b) the Parent Stock Price.

“Aggregate Escrow Amount” means $500,000,000.

“Aggregate Exercise Price” means the aggregate amount of the exercise prices payable upon the exercise in full of all Company Options (whether vested or unvested) that are outstanding as of immediately prior to the Effective Time.

“Aggregate Merger Consideration” means (a) the Closing Merger Consideration plus (b) the Aggregate Escrow Amount.

“Aggregate Stock Consideration” means a number of shares of Parent Stock equal to the quotient of (a) one-half of the Aggregate Merger Consideration divided by (b) the Parent Stock Price.

“Ancillary Documents” means the Escrow Agreement, the Letters of Transmittal, the Support Agreements, the Non-Competition Agreements, the Vesting Agreement and all other instruments, certificates and other agreements entered into by the Parties or the Indemnitors pursuant to the terms of this Agreement.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Mergers.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, and, solely with respect to the Company UK Subsidiary, including any guidance issued by the FCA.

“Balance Sheet” means the consolidated unaudited balance sheet of the Company as of September 30, 2019 and the footnotes thereto.

“Balance Sheet Date” means September 30, 2019.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to close.

“Closing Cash” means the aggregate amount of unrestricted cash (including restricted cash related to credit card accounts or lines of credit of any Acquired Company in an amount not exceeding $4,000,000 in the aggregate), cash equivalents and marketable securities held by the Acquired Companies as of 12:01 a.m. Pacific Time on the Closing Date, (a) net of all checks written (but not yet cashed), outbound wire transfers sent (but not yet cleared), (b) credited for all checks received (but not yet cashed) and wire transfers received (but not yet cleared) and (c) credited for fifty percent (50%) of any Acquired Companies’ reasonable, documented out-of-pocket costs and expenses charged to the Acquired Companies by the Company Financial Advisor in respect of services provided in connection with the matters set forth on Schedule 1.01(a) (collectively, the “Covered Transaction”) and paid prior to 12:01 a.m. Pacific Time on the Closing Date; provided that in no event shall the aggregate amount credited to Closing Cash pursuant to this clause (c) exceed $2,000,000.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies that remains unpaid as of 12:01 a.m. Pacific Time on the Closing Date.

“Closing Merger Consideration” means (a) $6,600,000,000, minus (b) the sum of (i) the amount of Estimated Closing Indebtedness, (ii) the amount of Estimated Unpaid Company Transaction Expenses and (iii) the Securityholder Expense Fund, plus (c) the sum of (i) the amount of Estimated Closing Cash, (ii) the Closing Working Capital Adjustment Amount and (iii) the Aggregate Exercise Price.

“Closing Working Capital” means Working Capital as of 12:01 a.m. Pacific Time on the Closing Date. By way of illustration only, the calculation of Working Capital as of the close of business on December 31, 2019 is set forth on Schedule 1.01(b).

“Closing Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to: (a) if Estimated Closing Working Capital is less than or equal to the Working Capital Ceiling, but greater than or equal to the Working Capital Floor, then zero, (b) if Estimated Closing Working Capital is greater than the Working Capital Ceiling, then Estimated Closing Working Capital minus the Working Capital Ceiling and (c) if Estimated Closing Working Capital is less than the Working Capital Floor, then Estimated Closing Working Capital minus the Working Capital Floor.

“Code” means the United States Internal Revenue Code of 1986.

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company, adopted September 29, 2015.

“Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Eighth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 23, 2018, as amended by the Certificate of Amendment, filed with the Secretary of State of the State of Delaware on April 27, 2018, as further amended by the Certificate of Amendment, filed with the Secretary of State of the State of Delaware on March 4, 2019.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Incentive Plans” means, collectively, the Company’s 2007 Stock Plan, the Company’s Amended and Restated 2013 Stock Plan and the Company’s 2015 Equity Incentive Plan, in each case, as amended and/or restated from time to time.

“Company Fundamental Representations” means the representations and warranties contained in Sections 3.01(a)-(b), 3.02, 3.05, 3.25 and 3.26.

“Company IP” means all Intellectual Property Rights and Intellectual Property owned or purported to be owned by any Acquired Company.

“Company Material Adverse Effect” means any change, event, effect, circumstance or development (each, an “Effect”) that (considered together with all other Effects): (a) prevents or materially impedes the ability of the Company to perform any of its material covenants or obligations under this Agreement or under any Ancillary Document or (b) has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets and liabilities (considered together), operations, results of operations or financial performance of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” for purposes of this clause (b): (i) changes in general local, domestic, foreign, political, social or economic conditions, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industries in which the Acquired Companies operate, (ii) changes in conditions in the industries in which the Acquired Companies conduct business, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industries in which the Acquired Companies operate, (iii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets), except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact the Acquired Companies relative to other companies in the same industries in which the Acquired Companies operate, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, (v) the entry into this Agreement or the announcement or pendency of the Transactions (except to the extent the material adverse effect results from a breach of a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement, or the announcement or pendency of the Transactions), (vi) changes after the date of this Agreement in GAAP or Applicable Law or the interpretation thereof, (vii) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect), (viii) the taking by the Company or any Acquired Company of any action expressly required by this Agreement or (ix) changes arising out of the matters set forth in Schedule 1.01(c).

“Company Option” means any option to purchase shares of Company Common Stock.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Company Product” means any product or service owned, developed, marketed or otherwise promoted, distributed, licensed, sold or otherwise made available to any Person by any Acquired Company.

“Company RSU” means a restricted stock unit covering Company Common Stock.

“Company Stockholder” means any holder of record of Company Capital Stock (other than Dissenting Stockholders).

“Company Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of any Acquired Company arising from, incurred in connection with or related to the negotiation, preparation, execution and performance of this Agreement and the Transactions and any similar transactions (with other potential acquirers), if any, in connection with the transactions leading hereto, including (a) third-party fees, costs and expenses (including legal, accounting, broker’s, investment banker’s, consultant’s, advisor’s and finder’s fees, costs and expenses and amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the Transactions) arising from, incurred in connection with or related to this Agreement or the Transactions (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been invoiced as of or prior to the Closing Date), (b) all bonuses, incentive compensation, commissions, termination payments, retention or other change-in-control, separation, tax gross-up or other transaction-related payments to be paid to any Service Provider in connection with the Mergers or any of the other Transactions (whether paid or provided before, on or following the Closing Date and whether or not in connection with any other event (including any termination of service), including all amounts set forth in Schedule 1.01(d), but expressly excluding any such payments that are triggered by a termination of service initiated by Parent or its Subsidiaries following the Closing and excluding any Vested RSU Consideration payable in respect of Company RSUs that are time vested as of immediately prior to the Closing and become fully vested by their terms in connection with Closing), (c) the employer portion of any payroll, employment or similar Taxes incurred or to be incurred by Parent or its Subsidiaries or any Acquired Company arising from, incurred in connection with or related to this Agreement or the Transactions (including, for the avoidance of doubt, any such Taxes arising from or incurred in connection with or related to (i) any of the foregoing in clause (b) or (ii) the payment of the Vested Option Consideration and/or the Vested RSU Consideration), (d) the premium and any related fees, costs and expenses associated with the D&O Tail Policy, and (e) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of any Acquired Company arising from, incurred in connection with or related to the Transactions. Notwithstanding the foregoing or anything to the contrary in this Agreement, “Company Transaction Expenses” shall exclude (u) fifty percent (50%) of the reasonable, documented out-of-pocket costs and expenses charged to the Acquired Companies by the Company Financial Advisor in respect of services provided in connection with the Covered Transaction; provided that in no event shall the aggregate amount excluded from Company Transaction Expenses pursuant to this clause (u) exceed $2,000,000, (v) Transfer Taxes, (w) any amounts payable with respect to the Retention Pool, (x) any severance payments made by the Company in connection with the Mergers that were consented to in writing by Parent, and (z) any amounts or liabilities arising under Contracts or other obligations entered into or incurred by Parent, the Surviving Company or any of their Affiliates after the Closing.

“Company UK Subsidiary” means Credit Karma UK Limited.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written, and in each case, purporting to be legally binding.

“Damages” means any loss, damage, injury, liability claim, settlement, judgment, award, fine, penalty, Tax, fee, charge, cost or expense of any nature (including reasonable and documented costs of investigation and any fees, charges, costs and expenses associated with any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under Article 10), but excluding punitive or exemplary Damages other than as awarded and owed to a third party.

“Dissenting Stockholder” means any Person who objects to the Mergers (or either of them) and complies with the provisions of the DGCL or the CCC, as applicable, concerning the rights of holders of Company Capital Stock to dissent from the Mergers and demand appraisal of and payment for, or repurchase of, as applicable, their shares of Company Capital Stock.

“Employee” means any individual employed by an Acquired Company.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the Code.

“Escrowed Cash” means an amount in cash equal to fifty percent (50%) of the Aggregate Escrow Amount.

“Escrowed Shares” means an aggregate number of shares of Parent Stock (rounded down to the nearest whole share) equal to the quotient of (a) fifty percent (50%) of the Aggregate Escrow Amount, divided by (b) the Parent Stock Price.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCA” means the Financial Conduct Authority of the United Kingdom.

“FCA Approval” means written notice of approval from the FCA, pursuant to Section 189(4)(a) of FSMA, that the FCA approves of Parent (and any other potential controllers in Parent’s group, to the extent required) acquiring control of any Acquired Company that is registered with the FCA, to the extent required by Applicable Law, or shall have been treated as giving such approval pursuant to Section 189(6) of FSMA.

“FIRPTA Certificate” means a statement and accompanying IRS notice, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), in the form attached hereto as Exhibit D, certifying that the stock of the Company is not a United States real property interest within the meaning of Section 897 of the Code.

“Foreign Plan” means an Employee Plan which is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) that is subject to the laws of any jurisdiction outside of the United States.

“Fraud” means actual common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under Delaware law with respect to the representations and warranties set forth in this Agreement or the Company Closing Certificate, or, with respect to any Indemnitor, any Ancillary Document to which such Indemnitor is a party.

“FSMA” means the Financial Services and Markets Act 2000, as amended.

“Fully Diluted Common Number” means, without duplication, the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares), (b) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and (c) the total number of shares of Company Common Stock that are issuable upon the conversion or exercise in full of all convertible securities, Company Options, Company RSUs, warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time (whether vested or unvested).

“Fully Diluted Vested Common Number” means, without duplication, the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares), (b) the total number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and (c) the total number of shares of Company Common Stock that are issuable upon the conversion or exercise in full of all Vested Company Options and Vested Company RSUs (excluding, for clarity, Unvested Company Options and Unvested RSUs).

“GAAP” means generally accepted accounting principles in the United States.

“Generally Available Software” means non-customized Software that (a) is licensed to an Acquired Company solely in executable or object code form pursuant to a nonexclusive, internal use software license, (b) is not incorporated into or used directly in the distribution or provision of any Company Products and (c) is generally available on standard terms for either (i) annual payments by any Acquired Company of $3,000,000 or less or (ii) aggregate payments by any Acquired Company of $10,000,000 or less.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory authority, department, agency, commission, instrumentality, official, organization, unit, body, regulator (including the U.K. Information Commissioner’s Office), or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any liability of a Person for any amount owed (including (i) unpaid interest, (ii) premium thereon, (iii) any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such Liability and (iv) any payments or premiums attributable to, or which arise as a result of, a change of control of such Person or any Affiliate of such Person) in respect of (a) borrowed money, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), whether owing to banks, financial institutions, on equipment leases, credit cards or similar instruments, or otherwise, (b) deferred indebtedness of such Person for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (c) obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease, (d) obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, banker’s acceptance or similar facilities issued for the account of such Person, (e) obligations for the deferred purchase price of property or services (other than current Liabilities for such property or services incurred in the ordinary course of business, but including earnouts or other forms of contingent payments due for the acquisition of capital stock or assets of another Person), (f) obligations secured by any Lien existing on property owned by such Person, whether or not indebtedness secured thereby will have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, Indebtedness of others, (h) obligations of such Person, whether interest bearing or otherwise, owed to any securityholder of such Person and/or any Affiliate of any securityholder of such Person, in each case, in their capacity as such, (i) the item set forth on Schedule 1.01(e) and (j) any Liability of the type described in clauses “(a)” through “(i)” guaranteed by such Person, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include any obligations under undrawn letters of credit, any Transfer Taxes or any amounts included in Company Transaction Expenses.

“Indemnitees” mean the following Persons: (a) Parent, (b) Parent’s current and future Affiliates (including the Surviving Corporation, the Surviving Company and any of their respective Subsidiaries), (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that the Securityholders shall not be deemed to be “Indemnitees.”

“Indemnitors” means, collectively, the Company Stockholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Canceled Shares), Vested Optionholders and Vested RSU Holders immediately prior to the Effective Time.

“Indemnity Escrow Fund” means the Escrowed Cash and the Escrowed Shares.

“Intellectual Property” means algorithms, apparatus, diagrams, inventions (whether or not patentable), invention disclosures, trade secrets, know-how, logos, trademarks, service marks and other brand elements (including brand names, product names, logos and slogans), methods, network configurations and architectures, methods, processes, proprietary information, protocols, schematics, specifications, technical data, Software (in any form, including source code and executable or object code), subroutines, techniques, URLs, domain names, websites, works of authorship, documentation (including instruction manuals, samples, studies and summaries), information, data, databases and data collections, any other forms of technology, and any goodwill associated with or symbolized by any of the foregoing, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction worldwide: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights and moral rights, (b) rights in information, data, databases and data collections, (c) trademark, trade name, service name, trade dress and service mark rights and similar rights, (d) trade secret rights, (e) patents and industrial property rights, (f) other proprietary rights in Intellectual Property of every kind and nature and (g) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to any Acquired Company, the actual knowledge of Kenneth Lin, Joe Kauffman, Susannah Wright, Colleen McCreary and Ryan Graciano, together with the knowledge that such Persons reasonably would have obtained after reasonable inquiry of their direct reports and (b) with respect to Parent or its Subsidiaries, the actual knowledge of Sasan Goodarzi and Michelle Clatterbuck, after reasonable inquiry of their direct reports.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset); provided that the term “Lien” shall not include non-exclusive licenses granted to Intellectual Property or Intellectual Property Rights. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Merger Consideration” means (a) the Aggregate Closing Cash Consideration plus (b) the Aggregate Closing Stock Consideration.

“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by The Nasdaq Stock Market LLC or any successor thereto.

“Net Option Per Share Value” means, with respect to any Vested Company Option, an amount equal to (a) the Per Share Consideration Value, less (b) the exercise price per share of such Vested Company Option.

“Open Source Software” means any Software licensed, provided or distributed under any open source software license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Option Per Share Closing Cash Consideration” means, with respect to any share of Company Common Stock underlying a Vested Company Option, an amount in cash equal to (a) one-half of the Net Option Per Share Value, minus (b) fifty percent (50%) of the Per Share Escrow Amount.

“Option Per Share Closing Consideration” means, with respect to any Vested Company Option, (a) a number of shares of Parent Stock equal to the Option Per Share Closing Stock Consideration and (b) an amount in cash equal to the Option Per Share Closing Cash Consideration.

“Option Per Share Closing Stock Consideration” means, with respect to any share of Company Common Stock underlying a Vested Company Option, a number of shares of Parent Stock equal to (a) the quotient of (i) one-half of the Net Option Per Share Value, divided by (ii) the Parent Stock Price, minus (b) fifty percent (50%) of the quotient of (i) the Per Share Escrow Amount, divided by (ii) the Parent Stock Price.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Parent Consumer Business” means the business, operations, activities and product lines of the consumer segment of Parent and its Subsidiaries (as described in Parent’s SEC Documents).

“Parent Fundamental Representations” means the representations and warranties contained in Sections 4.01, 4.02, 4.05 and 4.10.

“Parent Material Adverse Effect” means any Effect that (considered together with all other Effects): (a) prevents or materially impedes the ability of Parent to perform any of its material covenants or obligations under this Agreement or under any Ancillary Document or (b) has, or would reasonably be expected to have, a material adverse effect on the business, condition, assets and liabilities (considered together), operations, results of operations or financial performance of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect” for purposes of this clause (b): (i) changes in general local, domestic, foreign, political, social or economic conditions, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industries in which Parent operates, (ii) changes in conditions in the industries in which Parent and its Subsidiaries conduct business, except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact Parent and its Subsidiaries relative to other companies in the same industries in which Parent and its Subsidiaries operate, (iii) changes in interest rates or the financial or commodity markets (including any changes in credit, financial, commodities, securities or banking markets), except to the extent such changes do or would reasonably be expected to disproportionately and adversely impact Parent relative to other companies in the same industries in which Parent and its Subsidiaries operate, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events, (v) the entry into this Agreement or the announcement or pendency of the Transactions (except to the extent the material adverse effect results from a breach of a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement, or the announcement or pendency of the Transactions), (vi) changes after the date of this Agreement in GAAP or Applicable Law or the interpretation thereof, (vii) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Parent Material Adverse Effect), (viii) a change, in and of itself, in the price or trading volume of the Parent Stock on Nasdaq or in the credit rating of Parent or any of its Subsidiaries; provided that, the exception in this clause (viii) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect, or (viii) the taking by Parent or any of its Subsidiaries of any action expressly required by this Agreement.

“Parent Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Stock Price” means $299.7306, which represents the average of the daily volume-weighted average sales price per share of Parent Stock on Nasdaq, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the ten (10) consecutive trading days ending on and including the trading day immediately preceding the date on which this Agreement is executed.

“Per Share Closing Cash Consideration” means an amount equal to (a) the quotient of (i) the Aggregate Cash Consideration, divided by (ii) the Fully Diluted Common Number, minus (b) fifty percent (50%) of the Per Share Escrow Amount.

“Per Share Closing Consideration” means (a) a number of shares of Parent Stock equal to the Per Share Closing Stock Consideration and (b) an amount in cash equal to the Per Share Closing Cash Consideration.

“Per Share Consideration Value” means an amount equal to the quotient of (a) the Aggregate Merger Consideration, divided by (b) the Fully Diluted Common Number.

“Per Share Closing Stock Consideration” means a number of shares of Parent Stock equal to (a) the quotient of (i) the Aggregate Stock Consideration, divided by (ii) the Fully Diluted Common Number, minus (b) fifty percent (50%) of the quotient of (i) the Per Share Escrow Amount, divided by (ii) the Parent Stock Price.

“Per Share Escrow Amount” means an amount equal to the quotient of (a) the Aggregate Escrow Amount, divided by (b) the Fully Diluted Vested Common Number.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Acquired Companies for any similar term (e.g., “personally identifiable information,” “personal information,” “personal data” or “PII”) in any privacy notice or other public-facing statement by the Acquired Companies, all information (in any form, including paper and electronic forms) regarding or reasonably capable of being associated with an individual consumer or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, IP address, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed) and (c) any other information that is considered “personally identifiable information,” “personal information,” “personal data,” or other similar expressions under Applicable Law. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person and includes such information in any form, including paper and electronic forms.

“Post-Closing Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to: (a) if Closing Working Capital is less than the Working Capital Ceiling, but greater than the Working Capital Floor, then zero, (b) if Closing Working Capital is greater than the Working Capital Ceiling, then Closing Working Capital minus the Working Capital Ceiling and (c) if Closing Working Capital is less than the Working Capital Floor, then Closing Working Capital minus the Working Capital Floor.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Privacy Laws” means all Applicable Laws concerning the privacy, security or Processing of Personal Information (which may include Applicable Laws of jurisdictions where Personal Information was collected), including applicable data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message or telephone communications, including: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, and all other similar international, federal, state, provincial and local laws, as applicable.

“Pro Rata Share” means, with respect to any Indemnitor, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate Per Share Closing Cash Consideration and Option Per Share Closing Cash Consideration payable to such Indemnitor in respect of all such Indemnitor’s shares of Company Capital Stock, Vested Company Options and Vested Company RSUs by (b) the aggregate Per Share Closing Cash Consideration and Option Per Share Closing Cash Consideration payable to all Company Stockholders, Vested Optionholders and Vested RSU Holders pursuant to this Agreement in exchange for shares of Company Capital Stock, Vested Company Options and Vested Company RSUs; provided that the sum of all Pro Rata Shares shall equal one hundred percent (100%) at all times.

“Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process” (and the corollary term “Processing”) means to perform any operation or set of operations on data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, adopting, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, training, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available data.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, registered databases, domain names and all applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Requisite Stockholder Approval” means with respect to this Agreement (a) a majority of the votes represented by all outstanding shares of Company Common Stock voting as a separate class, (b) a majority of the votes represented by all outstanding shares of Company Preferred Stock voting as a separate class and (c) a majority of the votes represented by all outstanding shares of Company Common Stock and all outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis) voting together as a single class on an as-converted to Company Common Stock basis.

“Restricted Share” means a share of Company Common Stock that is outstanding and unvested and subject to a right of repurchase as of immediately prior to the Effective Time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securityholder” means a Company Stockholder, Vested Optionholder or Vested RSU Holder, as the case may be.

“Securityholder Expense Fund” means an amount in cash equal to $1,000,000.

“Series A Preferred Stock” means Series A-1 Preferred Stock of the Company, par value $0.001 per share and Series A-2 Preferred Stock of the Company, par value $0.001 per share.

“Series B Preferred Stock” means Series B Preferred Stock of the Company, par value $0.001 per share.

“Series C Preferred Stock” means Series C Preferred Stock of the Company, par value $0.001 per share.

“Series D Preferred Stock” means Series D Preferred Stock of the Company, par value $0.001 per share.

“Service Provider” means any director, officer, individual advisor, individual consultant, individual independent contractor or employee of any Acquired Company.

“Software” means software (including HTML code, firmware and other software embedded in hardware devices), and all related source code, object code, application programming interfaces (APIs), and user interfaces.

“Specified Accounting Principles” means GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the audited consolidated balance sheet of the Company as of December 31, 2018.

“Straddle Period” means any period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, of which (a) such first Person, either alone or together with one or more Subsidiaries, directly or indirectly owns, purports to own or controls securities or other interests representing more than fifty percent (50%) of the outstanding equity, voting power or financial interests of such Person or (b) for which such first Person has the ability, by Contract or otherwise, to elect, appoint or designate a majority of the board of directors or other governing body of such other Person.

“Superior Proposal” means any bona fide unsolicited written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board of Directors has determined in good faith (after consultation with the Company Financial Advisor and outside legal counsel), and considering all of the terms of the Acquisition Proposal (including the identity of the Person making the proposal, the likelihood of consummation in accordance with the terms of such proposal and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal) would be more favorable, from a financial point of view, to the stockholders of the Company (in their capacity as such) than the Mergers (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to “ninety percent (90%)”.

“Tax” or “Taxation” means any and all taxes, including any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, national insurance, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, whether or not disputed.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Litigation” means any Proceeding commenced or threatened after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Mergers or any other Transaction, including any Proceeding alleging or asserting any misrepresentation or omission in the Form S-4.

“Transaction Tax Deductions” means any item of loss, deduction or credit for income tax purposes, resulting from or attributable to (a) the payment of the Vested Option Consideration and/or the Vested RSU Consideration, (b) any Company Transaction Expenses (or amounts that would constitute Company Transaction Expenses but for the fact that they were paid before the Closing Date) and (c) any fees, expenses, premiums and penalties paid or payable with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs in connection with or related to the Transactions to the extent reflected in Indebtedness, in each case, (i) to the extent actually deductible by the Company or its Subsidiaries in a taxable period ending on or prior to the Closing Date under applicable Law at a “more likely than not” or higher level of comfort and (ii) assuming that an election is made under Revenue Procedure 2011-29 to apply the 70% safe harbor to any “success-based fees”.

“Transfer Taxes” means any real property transfer tax or other transfer taxes imposed on the Acquired Companies as a result of the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Company Transaction Expenses” means any Company Transaction Expenses that have not been paid as of 12:01 a.m. Pacific Time on the Closing Date.

“Unvested Company Option” means each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time and that has a per-share exercise price that is less than the Per Share Consideration Value.

“Unvested Company RSU” means each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time (after taking into account any vesting that occurs in connection with the Closing).

“Vested Company Option” means each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time and that has a per-share exercise price that is less than the Per Share Consideration Value.

“Vested Company RSU” means each Company RSU that is outstanding and vested as of immediately prior to the Effective Time (after taking into account any vesting that occurs in connection with the Closing).

“Vested Optionholders” means, collectively, the holders of record of Vested Company Options.

“Vested RSU Holders” means, collectively, the holders of record of Vested Company RSUs.

“Willful Breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

“Working Capital” means with respect to the Acquired Companies (a) current assets of the Acquired Companies, minus (b) current liabilities of the Acquired Companies, all as calculated in accordance with the Specified Accounting Principles, but excluding Closing Cash, Closing Indebtedness, Company Transaction Expenses, deferred tax assets and deferred tax Liabilities.

“Working Capital Ceiling” means $95,000,000.

“Working Capital Floor” means $85,000,000.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Vote	Section 5.05
Adjustment Dispute Notice	Section 2.08(b)(iii)
Advisory Committee	Section 11.01(b)
Agreed Modifications	Section 2.08(b)(v)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.03(a)(i)
Assumed Option	Section 2.06(b)
Assumed RSU Award	Section 2.07(b)
Books and Records	Section 3.23
Canceled Shares	Section 2.04(b)
CBA	Section 3.09(a)(xxi)
CCC	Recitals
Claim	Section 10.07
Claim Dispute Notice	Section 10.04(c)
Closing	Section 2.01
Closing Date	Section 2.01
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	Section 3.02(b)
Company Board Recommendation Change	Section 5.03(c)
Company Closing Certificate	Section 8.02(e)(vii)
Company Cure Period	Section 9.01(f)
Company Financial Advisor	Section 3.26
Company Privacy and Data Security Policies	Section 3.16(a)
Company Related Parties	Section 9.03(b)(ii)
Company Securities	Section 3.05(c)
Company Stock Certificate	Section 2.09(a)
Company Tax Certificate	Section 6.09(b)
Company Termination Fee	Section 9.03(b)(i)
Company Transactions Legal Advice	Section 11.12
Confidentiality Agreement	Section 6.04(a)
Consideration Spreadsheet	Section 5.07(a)
Continuing Claim	Section 10.05(c)
Continuing Employee	Section 6.06(c)
Conversion Ratio	Section 2.06(b)
Covered Employee	Recitals
Covered Indebtedness	Section 5.07(c)
Covered Transaction	Section 1.01
Customer	Section 3.09(a)(vii)
Customer Contract	Section 3.09(a)(vii)
D&O Policy	Section 6.05(b)
D&O Tail Policy	Section 6.05(b)
Deductible	Section 10.03(a)

Designated Accounting Firm	Section 2.08(b)(v)
Designated Employee	Recitals
DGCL	Recitals
Disqualified Individual	Section 5.05
DOJ	Section 6.02(a)
DTC	Section 2.09(c)
Effective Time	Section 2.02(d)
Eligible Participants	Section 6.06(b)
Employee Plans	Section 3.20(b)
Employment Matters	Section 6.06(d)
End Date	Section 9.01(b)
Escrow Agent	Section 2.09(d)
Escrow Agreement	Section 2.09(d)
Estimated Closing Cash	Section 2.08(a)
Estimated Closing Indebtedness	Section 2.08(a)
Estimated Closing Statement	Section 2.08(a)
Estimated Closing Working Capital	Section 2.08(a)
Estimated Unpaid Company Transaction Expenses	Section 2.08(a)
Exchange Agent	Section 2.09(b)
Expert Calculations	Section 2.08(b)(v)
Export Laws	Section 3.10(b)
FCPA	Section 3.10(c)
Financial Statements	Section 3.06(a)
First Certificate of Merger	Section 2.02(d)
First Merger	Recitals
Form S-4	Section 6.03(a)
FR Expiration Date	Section 10.01(a)
FTC	Section 6.02(a)
General Expiration Date	Section 10.01(a)
Incremental Extended End Date	Section 9.01(b)
Incremental Extension	Section 9.01(b)
Indemnified Parties	Section 6.05(a)
Independent Contractor Census	Section 3.20(a)
Initial End Date	Section 9.01(b)
Insurance Costs	Section 10.03(g)
Interim Period	Section 5.01(a)
IT Systems	Section 3.15
Key Customer	Section 3.09(a)(vii)
Key Employee	Recitals
Leased Real Property	Section 3.12(a)
Letter of Transmittal	Section 2.09(c)
Malicious Code	Section 3.14(m)
Material Contract	Section 3.09(a)
Maximum Annual Premium	Section 6.05(b)
Measuring Period	Section 6.09(c)
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Common Stock	Section 2.04(c)
Merger Sub II	Preamble
Merger Sub II Board of Managers	Recitals
Mergers	Recitals

Non-Competition Agreement	Recitals
Non-Recourse Party	Section 11.07
Notice Period	Section 5.03(c)(iv)
Offer Letter	Recitals
Officer’s Claim Certificate	Section 10.04(a)
Other Interested Party	Section 5.03(a)(iii)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Closing Statement	Section 2.08(b)(i)
Parent Cure Period	Section 9.01(g)
Parent Equity Incentive Plan	Section 4.05
Parent Financial Statements	Section 4.06(b)
Parent IT Systems	Section 4.14(b)
Parent Plan	Section 6.06(a)
Parent Related Parties	Section 9.03(a)(ii)
Parent RSUs	Section 6.06(b)
Parent SEC Documents	Section 4.06(a)
Parent Tax Certificate	Section 6.09(b)
Parent Termination Fee	Section 9.03(a)(i)
Parent Termination Fee Triggering Termination	Section 9.03(a)(i)
Parties	Preamble
Payment Conditions	Section 10.05(e)(i)
Payoff Letter	Section 5.07(c)
Permits	Section 3.18
Permitted Liens	Section 3.13(a)(vi)
Prior Public Disclosures	Seciton 6.06(d)
Privacy Policies	Section 3.16(a)
Real Property Lease	Section 3.12(b)
Related Person	Section 3.22
Representative Losses	Section 11.01(b)
Required Financial Statements	Section 5.10
Restraint	Section 8.01(c)
Retained Escrow Amount	Section 10.05(c)
Retention Pool	Section 6.06(b)
Rev. Proc. 2018-12	Section 6.09(c)
Review Period	Section 2.08(b)(ii)
Safe Harbor Valuation Method	Section 6.09(c)
Second Certificate of Merger	Section 2.02(e)
Second Merger	Recitals
Second Merger Effective Time	Section 2.02(e)
Section 280G Approval	Section 5.05
Security Incident	Section 3.16(g)
Securityholder Representative	Section 11.01(a)
Skadden	Section 8.03(f)
Stockholder Notice	Section 5.02(b)
Support Agreement	Recitals
Surviving Company	Recitals
Surviving Corporation	Recitals
Tax Contest	Section 7.04
Transactions	Recitals
Trojan horse	Section 3.14(m)

UKBA	Section 3.10(c)
VDR	Section 1.02(n)
Vested Option Consideration	Section 2.06(a)
Vested RSU Consideration	Section 2.07(a)
Vesting Agreement	Recitals
Waived Parachute Payments	Section 5.05
WARN Act	Section 3.20(s)
Written Consent	Section 5.02(a)
Written Consent Deadline	Section 5.02(a)

Section 1.02    Interpretative Provisions.

(a)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to the Articles, Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified.

(c)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)    Whenever the context may require, any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires, and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)    The word “or” is used in the inclusive sense of “and/or.” The use of the words “or,” “any” and “either” shall not be exclusive.

(g)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h)    The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i)    References to “$” and “dollars” are to the currency of the United States of America.

(j)    When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(k)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(l)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

(m)    The Parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such Party that are contained in any other Section of this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. Without limiting the foregoing, for convenience of reference, the Company has in certain instances included cross-references to other sections of the Company Disclosure Schedule. The inclusion of such references does not mean that in those instances where a cross-reference is not included, any disclosure contained therein is not disclosed or incorporated into any other Sections of the Company Disclosure Schedule.

(n)    Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to Parent or any of its Representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of the Acquired Companies at Intralinks in connection with the Transactions (the “VDR”) no later than 5:00 p.m. Pacific Time on February 23, 2020 and has been made available for review therein by Parent and its Representatives.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01    Closing. The consummation of the First Merger (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the Parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other time, date and location, or in such other manner, as the Parties agree in writing; provided, however, that unless Parent provides prior written consent, the Closing shall not occur during the last two weeks of a Parent fiscal quarter, in which case the Closing shall occur within two (2) Business Days following the last date of such Parent fiscal quarter (subject to the satisfaction or waiver of the conditions set forth in Article 8 as of such date). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02    The Mergers; Effect of the Mergers; Effective Time.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation of the First Merger.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II, the separate existence of the Surviving Corporation shall cease, and Merger Sub II will continue as the Surviving Company of the Second Merger.

(c)    The Mergers shall have the effects set forth in this Agreement and pursuant to Applicable Law.

(d)    Concurrently with the Closing, the Parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit E-1 (the “First Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the First Merger. The First Merger shall become effective at the time the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and the Company and specified in the First Certificate of Merger (such date and time, the “Effective Time”).

(e)    Immediately following the Effective Time, the Parties shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit E-2 (the “Second Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Second Merger. The Second Merger shall become effective at the time the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as are agreed by Parent and the Surviving Corporation of the First Merger and specified in the Second Certificate of Merger (such date and time, the “Second Merger Effective Time”).

Section 2.03    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)    at the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and the bylaws of Merger Sub (except that the name of the Surviving Corporation shall not be changed), as in effect immediately prior to the Effective Time;

(b)    at the Second Merger Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Merger Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with Applicable Law;

(c)    (i) the directors of Merger Sub serving in such position immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the managers of Merger Sub II serving in such position immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, the managers of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and

(d)    (i) the officers of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the officers of the Surviving Corporation after the consummation of the First Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (ii) the officers of Merger Sub II serving in such positions immediately prior to the Second Merger Effective Time shall become, as of the Second Merger Effective Time, the officers of the Surviving Company after the consummation of the Second Merger, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.04    Effect on Company Capital Stock at the Effective Time. At the Effective Time, by virtue of the First Merger and without any further action on the part of the Parties, any Securityholder or any other Person:

(a)    subject to Sections 2.08 through 2.12 and Article 10, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares) shall be automatically converted into the right to receive (i) the Per Share Closing Consideration, (ii) the right to receive a portion of the Adjustment Amount, if any, payable in accordance with Section 2.08(b)(vii), (iii) the right to receive distributions, if any, from the Indemnity Escrow Fund in accordance with Article 10 and the Escrow Agreement and (iv) the right to receive distributions, if any, of the Securityholder Expense Fund pursuant to Section 11.01(c);

(b)    each share of Company Capital Stock held by the Company, Merger Sub, Merger Sub II or Parent or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time (the “Canceled Shares”) shall be canceled and extinguished without any conversion thereof; and

(c)    each share of the common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation following the First Merger (and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation’s common stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.05    Effect on Capital Stock at the Second Merger Effective Time. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Parties or any Securityholder, (a) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company and (b) all shares of common stock of the Company (as the Surviving Corporation of the First Merger) shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor.

Section 2.06    Treatment of Company Options.

(a)    At the Effective Time, each Vested Company Option that is outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and converted into the right to receive, subject to Section 2.11, (i) the Option Per Share Closing Consideration multiplied by the number of shares of Company Common Stock underlying the Vested Company Option (provided that the aggregate Option Per Share Closing Consideration payable to any Vested Optionholder shall be calculated after aggregating all shares of Company Common Stock subject to Vested Company Options held by such Vested Optionholder, rounding the aggregate Option Per Share Closing Cash Consideration payable in respect of such Vested Company Options down to the nearest whole cent and rounding the aggregate Option Per Share Closing Stock Consideration payable in respect of such Vested Company Options down to the nearest whole share of Parent Stock), (ii) the right to receive a portion of the Adjustment Amount, if any, payable to the Indemnitors in accordance with Section 2.08(b)(vii), (iii) the right to receive distributions, if any, from the Indemnity Escrow Fund in accordance with Article 10 and the Escrow Agreement and (iv) the right to receive distributions, if any, of the Securityholder Expense Fund pursuant to Section 11.01(c) (collectively, the “Vested Option Consideration”). Payments of the Vested Option Consideration to current and former employees of the Acquired Companies shall be remitted through the payroll system of the Surviving Company. The Option Per Share Closing Consideration payable to Vested Optionholders under this Section 2.06(a) shall be paid as soon as administratively practicable, but in no event more than four (4) Business Days, following the Effective Time.

(b)    Except as provided in Section 2.06(c), each Unvested Company Option that is outstanding as of immediately prior to the Effective Time shall be assumed by Parent and converted into an option covering Parent Stock (each Company Option so assumed by Parent, an “Assumed Option”). Following the Effective Time, each such Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option documents (including the applicable Company Equity Incentive Plan and stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of unvested shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the ratio of Per Share Consideration Value to the Parent Stock Price (such ratio, the “Conversion Ratio”), rounded down to the nearest whole number of shares of Parent Stock and (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest whole cent. Following the Effective Time, the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Option.

(c)    Each Company Option outstanding as of immediately prior to the Effective Time that has an exercise price per share that is equal to or greater than the Per Share Consideration Value shall be canceled and extinguished as of immediately prior to the Effective Time without any payment or consideration therefor. In addition, (i) each Company Option held by a non-employee director or former non-employee director, if any, of any Acquired Company, shall be canceled and extinguished at the Effective Time and the holder thereof shall be paid the consideration contemplated by Section 2.06(a) in connection with such cancellation and extinguishment, and (ii) each Company Option held by a consultant or former consultant, if any, of any Acquired Company, shall be canceled and extinguished at the Effective Time and, if such Company Option is a Vested Company Option, the holder thereof shall be paid the consideration contemplated by Section 2.06(a) in connection with such cancellation and extinguishment. In no event shall the Company Options described in this Section 2.06(c) be assumed by Parent.

(d)    The Acquired Companies shall, prior to the Effective Time, take all actions, including obtaining appropriate resolutions of the Company Board of Directors and providing all notices and obtaining all consents, that are necessary or desirable or reasonably requested by Parent to give effect to the transactions contemplated by this Section 2.06 and Section 2.07 below. Parent shall be entitled to advance review and approval of all such documents, which review and approval shall not be unreasonably withheld, conditioned or delayed.

Section 2.07    Treatment of Company RSUs.

(a)    At the Effective Time, each Vested Company RSU that is outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and the Vested RSU Holder shall be entitled to receive, subject to Section 2.11, (i) the Per Share Closing Consideration, (ii) the right to receive a portion of the Adjustment Amount, if any, payable to the Indemnitors in accordance with Section 2.08(b)(vii), (iii) the right to receive distributions, if any, from the Indemnity Escrow Fund in accordance with Article 10 and the Escrow Agreement and (iv) the right to receive distributions, if any, of the Securityholder Expense Fund pursuant to Section 11.01(c) (collectively, the “Vested RSU Consideration”). Payments of the Vested RSU Consideration to current and former employees of the Acquired Companies shall be remitted through the payroll system of the Surviving Company. The Per Share Closing Consideration payable to Vested RSU Holders under this Section 2.07(a) shall be paid as soon as administratively practicable, but in no event later than four (4) Business Days, following the Effective Time; provided, that, notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Vested Company RSU which immediately prior to such cancellation is “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date(s) for such Vested Company RSU if required in order to comply with Section 409A of the Code.

(b)    Except as provided in Section 2.07(c), at the Effective Time, each award of Unvested Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into an award of Parent RSUs (each award of Unvested Company RSUs so assumed by Parent, an “Assumed RSU Award”). Following the Effective Time, each such Assumed RSU Award will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU award documents, including the applicable Company Equity Incentive Plan and agreement or other document evidencing such Company RSU award, except that each such Assumed RSU Award will cover a number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were subject to such Unvested Company RSUs immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Parent Stock. Following the Effective Time, the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed RSU Award.

(c)    Each Company RSU held by a non-employee director or former non-employee director, if any, of any Acquired Company, shall be canceled and extinguished at the Effective Time and the holder thereof shall be paid the consideration contemplated by Section 2.07(a) in connection with such cancellation and extinguishment. Each Company RSU held by a consultant or former consultant, if any, of any Acquired Company shall be canceled and extinguished at the Effective Time and, if such Company RSU is a Vested Company RSU, the holder thereof shall be paid the consideration contemplated by Section 2.07(a) in connection with such cancellation and extinguishment. In no event shall the Company RSUs described in this Section 2.07(c) be assumed by Parent.

Section 2.08    Merger Consideration Adjustments.

(a)    Pre-Closing Estimate. No later than four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”), certified by the Chief Financial Officer or Chief Executive Officer of the Company, setting forth (i) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date and (ii) the Company’s good faith estimate of (A) Closing Working Capital (such estimate, “Estimated Closing Working Capital”), (B) Closing Indebtedness (such estimate, “Estimated Closing Indebtedness”), (C) Closing Cash (such estimate, “Estimated Closing Cash”) and (D) Unpaid Company Transaction Expenses (such estimate, “Estimated Unpaid Company Transaction Expenses”). The Company shall deliver supporting calculations and documentation of such calculations, in reasonable detail, concurrently with the delivery of such Estimated Closing Statement. The Company shall consult with Parent and its accountants with respect to the preparation of the Estimated Closing Statement and the Estimated Closing Statement shall be in form and substance reasonably satisfactory to Parent.

(b)    Post-Closing Adjustment.

(i)    As promptly as reasonably practicable, but in no event later than ninety (90) days following the Closing Date, Parent shall cause to be prepared and delivered to the Securityholder Representative a statement (the “Parent Closing Statement”) setting forth in reasonable detail Parent’s proposed calculation of the Adjustment Amount (including proposed calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses), together with supporting calculations and documentation in reasonable detail.

(ii)    During the forty-five (45) day period commencing upon receipt by the Securityholder Representative of the Parent Closing Statement (the “Review Period”), Parent shall provide the Securityholder Representative and any accountants or advisors retained by the Securityholder Representative with reasonable access to the books and records of the Acquired Companies for the purposes of (A) enabling the Securityholder Representative and its accountants and advisors to calculate, and to review Parent’s calculation of, the Adjustment Amount as reflected in the Parent Closing Statement and (B) identifying (and contesting, if applicable) any dispute related to the calculation of the Adjustment Amount set forth in the Parent Closing Statement.

(iii)    If the Securityholder Representative disputes the Adjustment Amount set forth in the Parent Closing Statement, then the Securityholder Representative shall deliver a written notice (an “Adjustment Dispute Notice”) to Parent and the Escrow Agent prior to the expiration of the Review Period. The Adjustment Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation and the Securityholder Representative’s determination of the Adjustment Amount (including proposed calculations of Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses).

(iv)    If the Securityholder Representative does not deliver an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, the Adjustment Amount set forth in the Parent Closing Statement shall be deemed final and binding on Parent, the Securityholder Representative and the Securityholders as the Adjustment Amount for all purposes of this Agreement.

(v)    If the Securityholder Representative delivers an Adjustment Dispute Notice to Parent prior to the expiration of the Review Period, then the Securityholder Representative and Parent shall meet, confer and exchange any additional relevant information reasonably requested by the other Party regarding the computation of the Adjustment Amount for a period of twenty (20) days following the delivery of the Adjustment Dispute Notice to Parent, and use reasonable best efforts to resolve by written agreement (the “Agreed Modifications”) any differences as to the Adjustment Amount. In the event Parent and the Securityholder Representative so resolve any such differences, the Adjustment Amount set forth in the Parent Closing Statement, as adjusted by the Agreed Modifications shall be final and binding as the Adjustment Amount for all purposes of this Agreement. If the Securityholder Representative and Parent are unable to reach agreement on the calculation of the Adjustment Amount within the twenty (20) day period following the delivery of the Adjustment Dispute Notice to Parent, then either the Securityholder Representative or Parent may submit the objections to PricewaterhouseCoopers LLP (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such twentieth (20th) day. In resolving any disputed item, the Designated Accounting Firm (x) shall determine the Closing Working Capital, Closing Indebtedness, Closing Cash and Unpaid Company Transaction Expenses in accordance with the respective definitions thereof, (y) shall limit its review to matters still in dispute as specifically set forth in the Adjustment Dispute Notice (and only to the extent such matters are still in dispute) and (z) shall act as an expert and not as an arbitrator. The Designated Accounting Firm shall be directed by Parent and the Securityholder Representative to resolve the unresolved objections as promptly as reasonably practicable in accordance with the terms of this Agreement, and, in any event, within thirty (30) days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to the Securityholder Representative, Parent and the Escrow Agent. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Parent, the Securityholder Representative and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Adjustment Amount. The determination of the Adjustment Amount made by the Designated Accounting Firm shall be final and binding on Parent, the Securityholder Representative and the Securityholders for all purposes of this Agreement, absent manifest error. The Expert Calculations (A) shall reflect in detail the differences, if any, between the calculation of the Adjustment Amount reflected in the Adjustment Dispute Notice and the calculation of the Adjustment Amount set forth in the Parent Closing Statement and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Parent or the Securityholder Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholder Representative, as the case may be. The fees and expenses of the Designated Accounting Firm shall be borne by Parent, on the one hand, and the Securityholder Representative, on behalf of the Securityholders, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Designated Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Designated Accounting Firm at the time the determination is rendered on the merits of the matters submitted to the Designated Accounting Firm.

(vi)    If the Adjustment Amount, as finally determined in accordance with this Section 2.08(b), is a negative number, then Parent and the Securityholder Representative shall promptly issue joint written instructions to the Escrow Agent directing the Escrow Agent to disburse to the Surviving Company from the Indemnity Escrow Fund in accordance with the Escrow Agreement (A) an amount in cash equal to one-half of the absolute value of the Adjustment Amount and (B) a number of shares of Parent Stock equal to the quotient of (1) one-half of the absolute value of the Adjustment Amount, divided by (2) the Parent Stock Price.

(vii)    If the Adjustment Amount, as finally determined in accordance with this Section 2.08(b), is a positive number, then Parent shall promptly deposit with the Exchange Agent for disbursement to the Indemnitors in proportion to their respective Pro Rata Shares (A) an amount in cash equal to one-half of the Adjustment Amount and (B) a number of shares of Parent Stock equal to the quotient of (i) one-half of the Adjustment Amount, divided by (ii) the Parent Stock Price (other than any such amounts which are payable through the Surviving Company’s or Parent’s payroll system pursuant to this Agreement, which Parent shall promptly pay or cause to be paid through payroll to Vested Optionholders and Vested RSU Holders); provided that, the amount of cash set forth in clause (A) shall not exceed an amount equal to $250,000,000, and the number of shares set forth in clause (B) shall not exceed an amount equal to 834,082.

Section 2.09    Closing of the Company’s Transfer Books; Exchange of Certificates; Escrow Fund.

(a)    At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation, the Surviving Company or Parent in accordance with this Section 2.09, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.09.

(b)    Prior to the Effective Time, Parent shall appoint Acquiom Financial LLC as agent (the “Exchange Agent”) for the purposes of exchanging the Merger Consideration to be paid pursuant to Section 2.04 and Section 2.08. At the Closing, Parent shall deliver to the Exchange Agent to be held in trust an amount in cash equal to the portion of the Aggregate Closing Cash Consideration necessary to fund the cash payments to be made pursuant to Section 2.04 and Section 2.09(c).

(c)    Promptly after the Effective Time (and in no event later than one (1) Business Day following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Capital Stock at the Effective Time a letter of transmittal and instructions in the form of Exhibit F hereto (the “Letter of Transmittal”), which shall include, as applicable, an acknowledgement and agreement to be bound by the provisions of Article 10 and Section 11.01 of this Agreement, for use in such exchange. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents reasonably requested by the Exchange Agent, (i) the holder of such Company Stock Certificate shall be entitled to receive in exchange for each share of Company Capital Stock formerly represented by such Company Stock Certificate an amount in cash and the number of shares of Parent Stock that, in each case, such holder has the right to receive therefor pursuant to the provisions of Section 2.04(a) and (ii) the Company Stock Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall, promptly after receipt of each properly surrendered Company Stock Certificate and duly completed and validly executed Letter of Transmittal and any other documents reasonably requested by the Exchange Agent (collectively, the “Exchange Documents”) (and in no event later than five (5) Business Days following such receipt), (x) provide written notice to Parent’s transfer agent of the same so as to permit the Parent’s transfer agent to cause the shares of Parent Stock constituting the Per Share Closing Stock Consideration to be accepted into The Depository Trust Company (“DTC”) and issued in uncertificated book-entry form to such holder’s account designated by such holder in the Letter of Transmittal delivered with such Company Stock Certificate and (y) cause the payment of the Per Share Closing Cash Consideration to be paid in respect of the Company Capital Stock formerly represented by such Company Stock Certificate to be sent as designated by such holder in the Letter of Transmittal delivered with such Company Stock Certificate; provided, that the Exchange Agent shall use its reasonable best efforts to deliver or cause to be delivered the foregoing on the Closing Date to any holder of shares of Capital Stock that has delivered duly executed and completed Exchange Documents to the Exchange Agent at least three (3) Business Days prior to the Closing Date. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive, contingent upon such surrender, the Per Share Closing Consideration or Vested RSU Consideration, as applicable. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnification agreement (without the requirement to deliver any bond) as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Surviving Company with respect to such Company Stock Certificate.

(d)    At the Closing, Parent shall deliver to (i) the Securityholder Representative the Securityholder Expense Fund, by wire transfer of immediately available funds to an account designated by the Securityholder Representative in writing at least two (2) Business Days prior to Closing, which amount shall be held in accordance with the agreement providing therefor between the Securityholder Representative and the Company and (ii) SunTrust Bank (the “Escrow Agent”), as the escrow agent under the Escrow Agreement in the form attached hereto as Exhibit G (the “Escrow Agreement”), the Escrowed Cash (by wire transfer of immediately available funds to an account designated by the Escrow Agent in writing at least two (2) Business Days prior to Closing) and the Escrowed Shares, each of which shall be held by the Escrow Agent in the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Mergers, and the approval and adoption of this Agreement and approval of the Mergers by the Company Stockholders pursuant to the Written Consent evidencing the Requisite Stockholder Approval shall constitute approval of the terms and provisions of the Escrow Agreement and the transactions contemplated thereby by such Company Stockholders, as specific terms of the Mergers. By executing the Written Consent approving and adopting this Agreement and approving the Mergers or a Support Agreement, as applicable, each Company Stockholder will have irrevocably agreed to be bound by and comply with the obligations relating to the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Securityholder Expense Fund, the Escrowed Cash and the Escrowed Shares.

(e)    Any portion of the Merger Consideration that was deposited with the Exchange Agent and remains undistributed to Securityholders as of the third (3rd) anniversary of this Agreement shall be delivered to Parent upon demand, and Securityholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.09 shall thereafter (if Parent has made such demand) look only to Parent for satisfaction of their claims for any Merger Consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates without any interest thereon. None of Parent, the Surviving Corporation, the Surviving Company, the Exchange Agent, the Escrow Agent or the Securityholder Representative shall be liable to any holder or former holder of shares of Company Capital Stock for the Per Share Closing Consideration attributable to each of such shares or for any other cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.10    Fractional Shares. The number of shares of Parent Stock into which a Securityholder’s shares of Company Common Stock, Vested Company RSUs or Vested Company Options are converted pursuant to this Article 2 shall be rounded down to the nearest whole number of shares of Parent Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Stock will be issued, and if, after aggregating all shares of Parent Stock (including fractional shares) that would be issued hereunder to a Securityholder, such aggregate number of shares of Parent Stock includes a fraction of a share of Parent Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such Securityholder shall receive an amount in cash equal to the product of (a) such fraction of a share of Parent Stock multiplied by (b) the Parent Stock Price.

Section 2.11    Withholding Rights. Each of Parent, Merger Sub, Merger Sub II, the Exchange Agent, the Escrow Agent, the Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from any consideration or other amount payable or otherwise deliverable to any Securityholder or former Securityholder or other Person pursuant to this Agreement such amounts as Parent, Merger Sub, Merger Sub II, the Exchange Agent, the Escrow Agent, the Surviving Corporation or the

Surviving Company, as the case may be, are required to deduct or withhold therefrom under the Code, or any Applicable Law, with respect to the making of such payment. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, and such amount shall be paid over to the appropriate Governmental Authority. If, prior to Closing, Parent determines that a deduction or withholding is required in respect of a payment of Merger Consideration in connection with Closing (other than (i) U.S. federal backup withholding, (ii) withholding in respect of compensatory payments, (iii) withholding required by reason of the Company’s failure to timely deliver the FIRPTA Certificate, or (iv) withholding with respect to interest or imputed interest), Parent will use commercially reasonable efforts to provide a reasonable opportunity for the Company to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding under Applicable Law. Without limiting the foregoing, unless otherwise required by a change in Applicable Law after the date hereof, it is agreed that Parent shall not, and shall not cause the Exchange Agent to, withhold from payments hereunder in respect of Company Capital Stock any amounts (A) under Section 1445 of the Code so long as the FIRPTA Certificate is delivered immediately prior to the Closing and Parent has no reason to know or reasonably believe, in good faith, that such FIRPTA Certificate is false or (B) pursuant to the U.S. federal backup withholding rules under Section 3406 of the Code unless the applicable Company Stockholder (or payee) fails to deliver to the Exchange Agent together with the Letter of Transmittal a valid and properly completed IRS Form W-9 or W-8, as applicable, establishing an exemption from U.S. federal backup withholding.

Section 2.12    Dissenting Shares.

(a)    Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Mergers or (ii) the provisions of Chapter 13 of the CCC are or prior to the Effective Time may become applicable to the Mergers by reason of Section 2115 of the CCC, then, in each such case, any share of Company Capital Stock, as of the Effective Time, held by a holder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL or dissenters’ rights under Chapter 13 of the CCC shall not be converted into or represent the right to receive the consideration set forth in Section 2.04(a), and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL or Chapter 13 of the CCC; provided, however, that if the status of any such share as a share carrying appraisal or dissenters’ rights shall be withdrawn, or if any such share shall lose its status as a share carrying appraisal or dissenters’ rights, then, as of the later of the Effective Time or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the consideration set forth in Section 2.04(a), without any interest thereon.

(b)    The Company shall give Parent (i) prompt notice and a copy of any written demand received by the Company prior to the Effective Time to require payment for shares of Company Capital Stock pursuant to Section 262 of the DGCL or Chapter 13 of the CCC and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or the CCC, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

Section 2.13    Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Company and any of their respective Subsidiaries or Parent with full right, title and possession of and to all rights and property of Merger Subs and the Acquired Companies, the officers, directors and managers of the Surviving Corporation or the Surviving Company and any of their respective Subsidiaries and Parent shall be fully authorized (in the name of Merger Subs, in the name of the Acquired Companies and otherwise) to take such action.

Section 2.14    Equitable Adjustments. If at any time during the period between the date of this Agreement and the Effective Time (and with respect to the release of the Escrowed Shares from the Indemnity Escrow Fund, on or prior to the release of the Escrowed Shares from the Indemnity Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement), any change in the outstanding shares of Parent Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Aggregate Stock Consideration, the Conversion Ratio and any number or amount contained in this Agreement which is based on the price of Parent Stock or the number of shares of Parent Stock shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 1.02(m), except as set forth in the Company Disclosure Schedule, as of the date hereof, the Company hereby represents and warrants to Parent, Merger Sub and Merger Sub II:

Section 3.01    Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of the other Acquired Companies has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Acquired Companies to be so qualified or in good standing, would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Section 3.01(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity other than the Subsidiaries listed on Section 3.01(b) of the Company Disclosure Schedule and the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of its Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements obligating any Acquired Company to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

(c)    The Company has made available to Parent accurate and complete copies of: (i) the Company Charter and the Company Bylaws, including all amendments thereto, and the equivalent constituent documents, including all amendments thereto, of each of the other Acquired Companies, (ii) the current capitalization table of the Company, and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company’s stockholders, the Company Board of Directors and committees thereof and the equivalent records of each Acquired Company. There has not been any violation of any of the provisions of the Company Charter or the Company Bylaws, including all amendments thereto, or of the equivalent constituent documents of any Acquired Company, and the Company has not taken any action that is inconsistent with any resolution adopted by the stockholders of the Company, the Company Board of Directors or any committee thereof and nor has any other Acquired Company taken any action that is inconsistent with any resolution of the Securityholders of such Acquired Company or any equivalent governing body of such Acquired Company.

Section 3.02    Corporate Authorization.

(a)    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the Company Board of Directors. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, reorganization, insolvency, relief of debtors and other similar laws affecting the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    At a meeting duly called and held, the Company Board of Directors has unanimously (i) declared this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and the Transactions in accordance with Applicable Law and (iii) adopted a resolution directing that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommending that all of such stockholders adopt this Agreement and thereby approve the Mergers and the other Transactions (collectively, the “Company Board Recommendation”).

(c)    The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and thereby approve the Mergers and the other Transactions.

Section 3.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the First Certificate of Merger with respect to the First Merger and the Second Certificate of Merger with respect to the Second Merger, in each case, with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (d) notices to the Company Stockholders required by the DGCL and the Company Charter, (e) notices and consents required to be made to and obtained from applicable state or local licensing authorities for any Acquired Companies, (f) the FCA Approval and

related notices, (g) notification to the FTC in respect of FTC Decision and Order, DOCKET No. C-4480, issued August 13, 2014, between the Company and the FTC and (h) any actions or filings the absence of which would not be material to the Acquired Companies, taken as a whole, or materially impair the ability of the Company to consummate the Transactions.

Section 3.04    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter or the Company Bylaws or the certificate of incorporation or bylaws (or equivalent governing documents) of any other Acquired Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would result in a breach of, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Material Contract or Real Property Lease or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Acquired Company, other than, in the case of clauses (b), (c) or (d), as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or materially impair the ability of the Company to consummate the Transactions.

Section 3.05    Capitalization.

(a)    As of the close of business on February 21, 2020, the authorized capital stock of the Company consists of 296,300,000 shares of Company Common Stock and 97,958,719 shares of Company Preferred Stock, of which 11,171,768 are designated as Series A-1 Preferred Stock, 18,143,922 are designated as Series A-2 Preferred Stock, 39,750,194 are designated as Series B Preferred Stock, 17,944,716 are designated as Series C Preferred Stock and 10,948,119 are designated as Series D Preferred Stock. As of the close of business on February 21, 2020, there were outstanding 136,348,448 shares of Company Common Stock, 10,837,834 shares of Series A-1 Preferred Stock, 17,077,666 shares of Series A-2 Preferred Stock, 39,750,194 shares of Series B Preferred Stock, 17,193,810 shares of Series C Preferred Stock and 10,948,119 shares of Series D Preferred Stock. As of the close of business on February 21, 2020, there were outstanding Company Options to purchase an aggregate of 5,989,294 shares of Company Common Stock (of which Company Options to purchase an aggregate of 5,989,294 shares of Company Common Stock are exercisable). As of the close of business on February 21, 2020, no shares of Company Common Stock constitute Restricted Shares and 46,986,319 shares of Company Common Stock were subject to Company RSUs. Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding share of Company Capital Stock as of the close of business on February 21, 2020, including the holder thereof. All outstanding shares of Company Capital Stock have been, and all shares or Company Capital Stock that may be issued pursuant to the exercise of Company Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or when issued will be, fully paid and nonassessable. No Company Securities have been issued or granted outside of the ordinary course of business between the close of business on February 21, 2020 and the date of this Agreement.

(b)    As of the close of business on February 21, 2020, the Company has reserved 53,444,909 shares of Company Common Stock for issuance pursuant to the Company’s 2015 Equity Incentive Plan. There are no shares of Company Capital Stock that remain subject to vesting or forfeiture restrictions (other than the Restricted Shares). Section 3.05(b) of the Company Disclosure Schedule contains a complete and correct list of the following as of the close of business on February 21, 2020: (i) each outstanding Company Option, including (A) the holder, (B) the date of grant, (C) the number of shares of Company Capital Stock subject to such Company Option at the time of grant, (D) the number of shares of Company Capital Stock subject to such Company Option as of the date of this Agreement, (E) the exercise price per share of Company Capital Stock, (F) the vesting schedule (including the number of vested and unvested shares of Company Capital Stock subject to such Company Option as of the date of this Agreement), (G) whether such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code, (H) the date on which such Company Option expires and (I) any accelerated vesting provisions (including whether the vesting of such Company Option shall be subject to any acceleration in connection with the Mergers), (ii) each outstanding award of Restricted Shares, including (A) the holder, (B) the date of grant, (C) the number of Restricted Shares subject to such award at the time of grant or issuance, (D) the original purchase price per share and the purchase price per share payable upon the repurchase of such Restricted Shares (as applicable), (E) the vesting schedule (including the number of unvested Restricted Shares as of the date of this Agreement), and (F) any accelerated vesting provisions (including whether the vesting of such Restricted Shares shall be subject to any acceleration in connection with the Mergers) and (iii) each outstanding award of Company RSUs, including (A) the holder, (B) the date of grant, (C) the number of Company RSUs subject to such award at the time of grant, (D) the vesting schedule (including the number of Vested Company RSUs and Unvested Company RSUs subject to such award as of the date of this Agreement), (E) the date on which such Company RSU award expires (as applicable) and (F) any accelerated vesting provisions (including whether the vesting of such Company RSU shall be subject to any acceleration in connection with the Mergers). All Company Options, Restricted Shares and Company RSUs were granted under a Company Equity Incentive Plan. Accurate and complete copies of the standard agreements evidencing Company Options, Restricted Shares and Company RSUs and each agreement evidencing a Company Option, Restricted Share or Company RSU that does not conform to the standard agreement have been made available to Parent. All Company Options, Restricted Shares and Company RSUs have been granted in compliance in all material respects with Applicable Law and the terms of the applicable Company Equity Incentive Plan and applicable award agreement thereunder. Each Company Option and each Company RSU may be treated at the Effective Time as set forth in Section 2.06 or Section 2.07, as applicable, without the consent of the applicable Company Optionholder or Company RSU Holder.

(c)    Except as set forth in Section 3.05(a) of the Company Disclosure Schedule and Section 3.05(b) of the Company Disclosure Schedule and for changes since the date of this Agreement resulting from the exercise of Company Options outstanding on such date (in accordance with their respective terms as in effect on the date of this Agreement), the settlement of Company RSUs outstanding on such date (in accordance with their respective terms as in effect on the date of this Agreement) and the grant of Company Options or Company RSUs to any Employees as permitted by the terms of this Agreement (and the subsequent exercise or settlement thereof in accordance with their respective terms), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). Each share of each series of Company Preferred Stock shall be treated for purposes of the Mergers and this Agreement as if all holders of such series had converted such holder’s shares of such series into shares of Company Common Stock on a one-for-one basis immediately prior to the Effective Time and such treatment is consistent with the Company Charter.

(d)    There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the capital stock of any Acquired Company to which any Acquired Company is a party, or by which it is bound, obligating any Acquired Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock of any Acquired Company, (ii) except for the Company Options, Restricted Shares and Company RSUs set forth on Section 3.05(b) of the Company Disclosure Schedule, no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Acquired Company and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect (for clarity, excluding historical stock transfer documentation) to which any Acquired Company is a party with respect to the governance of any Acquired Company or the voting or transfer of any shares of capital stock of any Acquired Company.

(e)    All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(f)    The Consideration Spreadsheet will be accurate and complete in all respects as of the Effective Time.

Section 3.06    Financial Statements.

(a)    The Company has delivered to Parent the Company’s (i) audited consolidated balance sheets as of December 31, 2018, June 30, 2018 and June 30, 2017 and the related audited consolidated statements of income, convertible preferred stock and stockholders’ equity and cash flows for each of the years then ended, and (ii) unaudited consolidated interim balance sheet as of September 30, 2019 and the related unaudited consolidated interim statement of income for the nine (9) months ended September 30, 2019 (collectively, the “Financial Statements”).

(b)    The Financial Statements (i) have been prepared from the books and records of the Acquired Companies, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (subject, in the case of unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments), and (iv) fairly present, in all material respects, the financial condition of the Acquired Companies at the dates therein indicated and the results of operations and cash flows of the Acquired Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments).

(c)    The Acquired Companies have established and maintain internal accounting controls designed and intended to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.07    Absence of Certain Changes. Between the Balance Sheet Date and the date of this Agreement, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and there has not been:

(a)    any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)    any destruction, material damage or other casualty loss (whether or not covered by insurance) of any material asset of any Acquired Company;

(c)    any amendment of the certificate of incorporation or bylaws or equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(d)    any splitting, combination or reclassification of any shares of Company Capital Stock or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or redemption, repurchase or other acquisition or offer to redeem, repurchase or otherwise acquire any Company Securities;

(e)    (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities, other than the issuance of any shares of Company Capital Stock upon the exercise of Company Options or settlement of Company RSUs, in either case, that were outstanding on the Balance Sheet Date in accordance with the terms of those Company Options and Company RSUs on the Balance Sheet Date or (ii) amendment of any material term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(f)    any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by any Acquired Company of all or substantially all of the assets, securities, properties or interests of any business;

(g)    any sale, lease or other transfer, or creation or incurrence of any Lien (other than Permitted Liens) on, any assets, securities, properties, interests or businesses of any Acquired Company, other than sales of Company Products in the ordinary course of business consistent with past practice;

(h)    any making by any Acquired Company of any material loans, advances or capital contributions to, or investments in, any other Person, except for advance to Service Providers for travel and business expenses in the ordinary course of business consistent with past practice;

(i)    any creation, incurrence or assumption by any Acquired Company of any material Indebtedness;

(j)    any entry into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company under any Material Contract;

(k)    (i) any material increase of, or commitment to materially increase, any form of compensation or benefits payable to any Key Employee or Employee with a title of Senior Vice President or above, (ii) any hiring or termination (other than terminations for cause) of any Key Employee or Employee with a title of Senior Vice President or above, (iii) any adoption, entering into, material modification or termination of any Employee Plan (other than (A) adoptions, renewals, modifications or terminations of health and welfare plans in the ordinary course of business consistent with past practice, (B) entrance into at-will offer of employment letters with new employees in the United States in the ordinary course of business consistent with past practice on substantially the forms provided to Parent that do not provide for severance, retention or change in control payments or benefits or (C) entrance into offer of employment letters or employment agreements in the ordinary course of business consistent with past practice on substantially the same forms provided to Parent with new employees outside of the United States that do not provide for severance, retention or change in control payments or benefits (other than statutory termination payments), (iv) any acceleration of the vesting, funding or payment of any compensation or benefits to any Service Provider (whether or not under any Employee Plan) or (v) any grant of any material or non-routine bonus, commission or other incentive compensation to any Service Provider (other than grants in the ordinary course of business consistent with past practice);

(l)    any material change in the methods of accounting or accounting practices of any Acquired Company, except as required by changes in GAAP as advised by its independent public accountants;

(m)    any settlement of, or written offer to settle, (i) any material Proceeding or claim against an Acquired Company or (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors;

(n)    any material Tax election made, changed or revoked; or

(o)    any agreement, other than this Agreement, or commitment to take any of the actions referred to in clauses (a) through (n).

Section 3.08    No Undisclosed Liabilities. None of the Acquired Companies has any material Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than:

(a)    as reflected, disclosed or reserved against in the Financial Statements (including the notes thereto);

(b)    incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law);

(c)    arising under this Agreement or in connection with the Transactions;

(d)    arising under any executory Contract (other than as a result of a breach of any such Contract);

(e)    included in Closing Working Capital, Closing Indebtedness or Unpaid Company Transaction Expenses; or

(f)    as set forth on Section 3.08 of the Company Disclosure Schedule.

Section 3.09    Material Contracts.

(a)     Section 3.09(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each of the following Contracts which have terms set forth in the below categories that are in effect as of the date hereof to which any Acquired Company is a party or otherwise bound (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i)    any lease, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold interest in property (whether real or personal property), in each case providing for individual annual payments in excess of $500,000;

(ii)    any Contract pursuant to which any Intellectual Property Right or Intellectual Property is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than (A) Contracts for Generally Available Software, (B) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business, (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements, in each case entered into in the ordinary course of business, (D) licenses for Open Source Software listed in Section 3.14(o) of the Company Disclosure Letter, (E) non-exclusive licenses in Customer Contracts entered into in the ordinary course of business, and (F) non-exclusive licenses, waivers or releases with respect to marketing collateral or other advertising materials;

(iii)    any Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, including any Contract contemplating the provision or release (whether contingent or otherwise) of any source code to any Software to any Person, other than (A) non-exclusive licenses to Company Products granted to individual end users in the ordinary course of business pursuant to an Acquired Company’s online terms of service previously provided to Parent, (B) permitted use rights to confidential information in a non-disclosure agreement granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business, (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements entered into in the ordinary course of business on a form previously provided to Parent, (D) non-exclusive licenses in Customer Contracts entered into in the ordinary course of business and (E) non-exclusive licenses to trademarks and other marketing and advertising materials granted in the ordinary course of business to enable the advertising and marketing of Company Products;

(iv)    any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Effective Time, the right or ability of Parent, the Surviving Corporation or the Surviving Company or any of Parent’s other Subsidiaries (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Surviving Corporation or the Surviving Company or any of Parent’s other Subsidiaries after the Closing Date (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product or any Intellectual Property, Intellectual Property Right or other asset of any Acquired Company), (B) to acquire any product, service, Intellectual Property, Intellectual Property Right or other asset from any other Person, to sell any product, service, Intellectual Property, Intellectual Property Right or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Intellectual Property or Intellectual Property Rights, excluding, in each case, any restriction arising from any Contract to which Parent or its Affiliates is a party but no Acquired Company is a party;

(v)    any Contract for the purchase, lease or use of materials, supplies, goods, services, equipment or other assets providing for, following the date of this Agreement, either (A) annual payments by any Acquired Company of $3,000,000 or more or (B) aggregate payments by any Acquired Company of $10,000,000 or more;

(vi)    any Contract pursuant to which any Acquired Company grants any Person any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any Company Product;

(vii)    (A) any Contract pursuant to which any Acquired Company is granted any right or license to market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any product or service of any Person (each, a “Customer”), including credit card offerings, home, automobile, mortgage and other loans, and other financial products and services (each such Contract, a “Customer Contract”), in each case with the Acquired Companies’ twenty (20) largest Customers in each of the calendar years 2018 or 2019, calculated based on annual revenue in 2018 and 2019, respectively (each, a “Key Customer”) and (B) any Customer Contract with one of the Acquired Companies’ four (4) largest Customers for mortgage products in each of the calendar years 2018 and 2019, calculated based on annual revenue in 2018 and 2019;

(viii)    any Contract with any Governmental Authority that is currently in effect or is outstanding;

(ix)    any Contract providing for “most favored customer” terms or similar terms that, in each case, limit any Acquired Company’s right to determine pricing for any Company Product in its discretion;

(x)    any Contract which contains material minimum payment obligations or performance guarantees (other than in favor of any Acquired Company or any Employee Plan, CBA, offer letters, employment agreements, individual consulting agreements, individual contracting agreements, Contracts with staffing agencies and similar Persons who supply Service Providers to any Acquired Company and all other similar Contracts with Service Providers);

(xi)    any partnership, joint venture or similar Contract, in each case providing for the sharing of revenues, profits, losses, costs or Liabilities or for joint research, development, marketing or distribution (excluding customer agreements in which fees due to the Acquiring Company are calculated as a percentage of revenues or profits generated for the customer);

(xii)    any Contract relating to the acquisition or disposition of a material portion of the assets of, or any equity interest in, any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2017 or pursuant to which any Acquired Company has any current or future rights or obligations;

(xiii)    any Contract relating to the sale of any assets of any Acquired Company since January 1, 2017, in each case for consideration in excess of $1,000,000 (other than sales or dispositions of assets in the ordinary course of business consistent with past practice);

(xiv)    any Contract evidencing any Indebtedness having a principal amount in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing) or creating any material Lien (other than Permitted Liens and excluding Real Property Leases) with respect to any asset of any Acquired Company;

(xv)    any Contract relating to the acquisition, issuance or transfer of any Company Securities (excluding award agreements for Company Equity Incentive Plans and exercise agreements on the Company’s standard forms) with unperformed or continuing obligations by any party thereto;

(xvi)    each Contract relating to the voting of Company Capital Stock or any equity interests of any Subsidiary of the Company;

(xvii)    any Contract under which (A) any Person has directly or indirectly guaranteed any Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xviii)    any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xix)    any Contract relating to the purchase or sale of any material asset by or to, or the performance of any material services by or for, any Related Person (other than offer letters, employment agreements, individual consulting agreements, individual contracting or service agreements, option agreements, indemnification agreements, employment-related restrictive covenant agreements and employment-related intellectual property assignment agreements, entered into in the ordinary course of business consistent with past practice);

(xx)    any Contract with any current or former Service Provider pursuant to which any Acquired Company has any current or future rights or obligations and that (A) provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the Transactions (other than (i) the vesting of Company RSUs upon the consummation of the Transactions pursuant to the terms of such Company RSUs (as set forth in an award agreement in substantially the form provided to Parent) or (ii) pursuant to the treatment of Company Options and Company RSUs as provided in Sections 2.06 and 2.07 of this Agreement), (B) in the case of Service Providers in the United States, (i) provides for severance, termination or notice payments or benefits upon a termination of the applicable Service Provider’s employment or other service with any Acquired Company or (ii) cannot be terminated by any Acquired Company at-will, at any time and for any reason, without notice or liability on the part of any Acquired Company (other than notice provisions of thirty (30) days or less with individual independent contractors or individual consultants) or (C) in the case of Employees outside of the United States, cannot be terminated by any Acquired Company on less than six (6) months’ notice;

(xxi)    any collective bargaining agreement or other similar Contract between an Acquired Company and any labor union, works council or similar association (each such agreement, a “CBA”);

(xxii)    any Contract with a bank, financial institution, lender, originator, collection agency (excluding law firms that the Acquired Companies have paid less than $250,000 in the aggregate in any calendar year), processor, servicer, consumer reporting or credit bureau, or any payment card network provider, in each case entered into for the purpose of managing any Acquired Company’s indebtedness for borrowed money or assets;

(xxiii)    any Contract with a bank or other financial institution relating to the provision of services to enable users of Company Products to open bank accounts and deposit funds, including Contracts for funds storage, optimization and allocation among a network of banks, bank-of-record services, and other services that enable the provision of deposit account and related services to users of Company Products;

(xxiv)    any Contract to which any Acquired Company is a party, on the one hand, and another Acquired Company, on the other hand, is a party; and

(xxv)    any Contract relating to the settlement of any Proceeding for consideration in excess of $500,000 (other than any such Contracts entered into with former employees of any Acquired Company (other than officers or directors) in the ordinary course of business consistent with past practice in connection with the termination of such former employee’s employment with the Acquired Companies and pursuant to which no Acquired Company has any continuing payment or other material obligations thereunder).

(b)    The Company has made available to Parent, as of the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto. Section 3.09(b) of the Company Disclosure Schedule provides an accurate summary of the material terms of each Material Contract that is not in written form.

(c)    (i) Each Material Contract is a valid and binding agreement of the Acquired Company party thereto, and, assuming the due authorization, execution and delivery by the other parties thereto, is in full force and effect, except as such enforceability may be subject to laws of general application relating to bankruptcy, reorganization, insolvency, relief of debtors and other similar laws affecting the enforcement of creditors’ rights generally, (ii) each Acquired Company has performed, in all material respects, all obligations required to be performed by it under each of the Material Contracts to which it is a party, (iii) no Acquired Company is, and, to the Knowledge of the Company, no other party thereto is, in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract (other than Material Contracts that may be canceled or terminated for convenience) and (iv) the Company has not received, and, to the Knowledge of the Company, no Acquired Company has received, any written notice regarding violation or breach of, or default under, or the cancellation or termination of any Material Contract. To the Knowledge of the Company, since January 1, 2019 to the date of this Agreement, no Acquired Company has received any written notice, letter or other written communication from any Key Customer with respect to a Customer Contract which notice, letter or communication has been received and remains unresolved as the date of this Agreement and communicates such Key Customer’s intent to terminate, not renew or materially modify or amend such Customer Contract or otherwise materially reduce its business relationship with any Acquired Company.

Section 3.10    Compliance with Applicable Laws.

(a)    Each Acquired Company is, and has been since January 1, 2017, in compliance with Applicable Laws except where such non-compliance would not reasonably expected to result in material liability to the Acquired Companies, taken as a whole. Since January 1, 2017, the Company has not, and, to the Knowledge of the Company no Acquired Company has, received any written notice from any Governmental Authority to the effect that any Acquired Company is not in compliance with any Applicable Law, except for notifications from Governmental Authorities received by them in the ordinary course of business consistent with past practice that are not material to the Acquired Companies, taken as a whole. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of any Applicable Law by any Acquired Company and result in material liability to the Acquired Companies, taken as a whole.

(b)    Except where such non-compliance would not reasonably expected to result in material liability to the Acquired Companies, taken as a whole, each Acquired Company is, and has at all times since January 1, 2017 been, in material compliance with applicable United States and foreign export control laws and regulations, including: the Export Administration Act, the Export Control Reform Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department (collectively, “Export Laws”), applicable to its export transactions. Without limiting the foregoing:

(i)    there are no pending or, to the Knowledge of the Company, threatened claims or investigations of potential violations against any Acquired Company with respect to Export Laws, any Acquired Company’s export activity, or export-related licenses or other approvals; and

(ii)    to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to any Acquired Company’s export transactions that may give rise to any future claims.

(c)    Since January 1, 2015, except where it would not be reasonably expected to result in material liability to the Acquired Companies, taken as a whole, neither the Acquired Companies nor any of their respective directors, managers, officers, employees, nor, to the Knowledge of the Company, distributors, resellers, consultants, agents or other third parties acting on behalf of any Acquired Company, has provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official,” as defined by the Foreign Corrupt Practices Act, as amended (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization for the purpose of corruptly (i) obtaining or retaining business for or with, or directing business to, any person, (ii) influencing any act or decision of a foreign government official in his or her official capacity, (iii) inducing a foreign government official to do or omit doing any act in violation of his/her lawful duties or (iv) securing any improper advantage in violation of the FCPA or U.K. Bribery Act 2010 (“UKBA”) or any applicable local, domestic or international anticorruption laws. Since January 1, 2015, none of the Acquired Companies, nor, to the Knowledge of the Company, any of their respective directors, managers, officers, employees, or agents acting on behalf of any Acquired Company, has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any documents material to the operations of the Acquired Companies. Since January 1, 2015, except where it would not be reasonably expected to result in material liability to the Acquired Companies, taken as a whole, none of the Acquired Companies has made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback or other improper payment in material violation of the FCPA, UKBA or any other applicable anticorruption law. Since January 1, 2015, none of the Acquired Companies has conducted any internal or government-initiated investigation, or made a voluntary, directed or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable anticorruption law, including the FCPA and UKBA.

(d)    Each of the Company Products made available by any Acquired Company since January 1, 2017 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all material Applicable Laws.

Section 3.11    Litigation.

(a)    Except as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, there is no pending Proceeding and, to the Knowledge of the Company, since January 1, 2017, no Person has threatened in writing to commence any Proceeding against any Acquired Company. As of the date of this Agreement, there is no pending Proceeding and no Person has threatened in writing to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Transactions.

(b)    There is no Order to which any Acquired Company is subject that materially restricts the ability of any Acquired Company to conduct its business. To the Knowledge of the Company, no officer or Key Employee of any Acquired Company is subject to any Order that prohibits such officer or Key Employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12    Real Property.

(a)    The Acquired Companies do not own and have never owned any real property. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein. Each Acquired Company has a good and valid leasehold, license or other similarly applicable interest in each parcel of real property leased, subleased, licensed or otherwise used or occupied by such Acquired Company (the “Leased Real Property”). Section 3.12(a) of the Company Disclosure Schedule contains a true, correct and complete list of each item of Leased Real Property, including the street address of the Leased Real Property and the name of the third-party lessor thereof.

(b)    Section 3.12(b) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”).

(c)    The Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice of a material violation of any Real Property Lease and, since the date that is twelve (12) months prior to the date of this Agreement, no Acquired Company has received any written notice of a material violation of any ordinance, regulation or building, zoning or other similar law with respect to the Leased Real Property. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Leased Real Property and, to the Knowledge of the Company, there is no condemnation, special assessment or the like pending or threatened with respect to any of the Leased Real Property. Each Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto.

Section 3.13    Properties.

(a)    Each of the Acquired Companies has good and valid title to, or in the case of leased property and assets, has valid leasehold interests in, all material tangible property and assets (whether real, personal or mixed) used or leased for use by such Acquired Company in connection with the conduct of its business. None of such property or assets is subject to any Lien, except:

(i)    Liens disclosed in the Financial Statements or the Company Disclosure Schedule;

(ii)    Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

(iii)    mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due and payable or that are being contested in good faith and by appropriate proceedings;

(iv)    statutory, common law or contractual liens to secure landlords, lessors or renters or Liens and encumbrances imposed on the underlying fee interest in Leased Real Property;

(v)    Liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, and zoning, building and other similar codes or restrictions of record, in each case that do not adversely affect in any material respect, individually or in the aggregate the current use of the applicable Leased Real Property; or

(vi)    Liens which do not materially detract from the value, or materially interfere with any present or intended use, of such property or assets (clauses (i) through (vi) of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b)    There are no developments affecting any such property or assets pending or, to the Knowledge of the Company, threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c)    The equipment owned by each Acquired Company is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of such equipment, ordinary wear and tear excepted) and is reasonably fit and suitable for its present uses.

(d)    The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Acquired Companies and are adequate to conduct such business as currently conducted.

Section 3.14    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Company Product.

(b)    Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest (whether exclusively or jointly with another Person), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all material unregistered trademarks used in connection with any Company Product.

(c)    All Registered IP that is Company IP is subsisting and, to the Knowledge of the Company, all such registrations are valid and enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws. Since January 1, 2017, no application for, or registration with respect to, any Registered IP set forth on, or obligated to be set forth on, Section 3.14(b) of the Company Disclosure Schedule has been abandoned, allowed to lapse, or, as of the date of this Agreement, rejected. Before the Closing Date, the Company will have provided a complete and accurate list of each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP.

(d)    No interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or since January 1, 2017 has been, pending or threatened in which the scope, validity or enforceability of any Company IP is being or has been contested or challenged and none of the Acquired Companies has received written notice that any Company IP is invalid or unenforceable.

(e)    No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world (excluding non-disclosure agreements and non-exclusive licenses granted to permit third parties to advertise, market or use Company Products, in each case entered in the ordinary course of business). No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP, or any Intellectual Property or Intellectual Property Rights licensed to any Acquired Company, to any Person.

(f)    The Acquired Companies exclusively own all right, title, and interest to and in the Company IP, free and clear of any Liens.

(g)    No Person who has licensed Intellectual Property or Intellectual Property Rights to any Acquired Company has ownership rights to derivative works or improvements (excluding feedback provided by an Acquired Company in the course of receiving services) made by any Acquired Company related to such Intellectual Property or Intellectual Property Rights.

(h)    Each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was engaged by an Acquired Company or its agent to design, create or otherwise develop any Intellectual Property or Intellectual Property Rights has signed an agreement containing an assignment to the applicable Acquired Company of all such Intellectual Property and Intellectual Property Rights. No current or former shareholder, officer, director or employee of any Acquired Company has any claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property or Intellectual Property Rights used by any Acquired Company. To the Knowledge of the Company, no employee of any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Acquired Company or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property, Intellectual Property Rights or confidentiality.

(i)    Since January 1, 2017, to the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP in any material respect. Section 3.14(i) of the Company Disclosure Schedule sets forth an accurate and complete list, from January 1, 2017 through the date of this Agreement, and the Company has made available to Parent a complete and accurate copy of, each material letter or other material written communication that has been sent or otherwise delivered, since January 1, 2017, to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such material letter, communication or correspondence.

(j)    Except as would not be expected to be material to the Acquired Companies taken as a whole, no Acquired Company has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person, provided that the foregoing representation is made to the Knowledge of the Company solely with respect to patents or trademarks owned by third parties. No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against any Acquired Company or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. No Acquired Company has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any written notice inviting an Acquired Company to take a license under any Intellectual Property Right.

(k)    Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP, (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 3.09(a)(ii) or Section 3.09(a)(iii) of the Company Disclosure Schedule, (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property or Intellectual Property Right, including any such grant, assignment or transfer by Parent or its Affiliates (excluding any such grant, assignment or transfer of any license or other right or interest that arises from any Contract to which Parent or any of its Affiliates is a party but none of the Acquired Companies is a party).

(l)    To the Knowledge of the Company, none of the Company Products (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product and (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(m)    To the Knowledge of the Company, no Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(n)    No source code for any Company Product or any other material product or service under development by any Acquired Company has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of any Acquired Company who needs such source code to perform his or her job duties. No Acquired Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product or any other material product or service under development by any Acquired Company to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Product or any other material product or service under development by any Acquired Company to any other Person.

(o)    Section 3.14(o) of the Company Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is included, incorporated or embedded in, linked to or combined with any Company Product, which list specifies the Contract under which each such item of Open Source Software has been licensed to the applicable Acquired Company. Except for Open Source Software identified on Section 3.14(o) of the Company Disclosure Schedule as being distributed, no Acquired Company distributes any Open Source Software to third parties other than the Open Source Software identified under “Software Licenses” or a similar heading in the Acquired Companies’ mobile applications.

(p)    No Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source Software license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (i) requires or conditions the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing or distribution of any source code for a Company Product or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof, or (C) licensing or otherwise distributing or making available a Company Product or any portion thereof for a nominal or otherwise limited fee or charge, or (ii) otherwise imposes any material restriction or condition on the right or ability of any Acquired Company to use, license, distribute or charge for any Company Product or any Intellectual Property or Intellectual Property Rights therein.

(q)    No funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Company IP. The Company is not a party to any Contract with any Governmental Authority that grants to such Governmental Authority any right or license with respect to any Company IP.

(r)    No Acquired Company is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates any Acquired Company to grant or offer to any other Person any license or right to any Company IP or to refrain from enforcing any patents that are Company IP.

Section 3.15    Information Technology. The information technology systems used by the Acquired Companies (“IT Systems”) are designed, implemented, operated and maintained in accordance in all material respects with customary industry standards and practices for entities operating businesses similar to the business of the Acquired Companies, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) each Acquired Company has taken commercially reasonable steps and implemented commercially reasonable procedures designed to ensure that its IT Systems are free from Malicious Code, and (b) each Acquired Company has in effect industry-standard disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the security and the integrity of its IT Systems. There have been no material unauthorized intrusions or breaches of security with respect to the IT Systems. Each Acquired Company has implemented within no more than ninety (90) days of release any and all material security patches or upgrades that are generally available for the IT Systems.

Section 3.16    Privacy.

(a)    The Acquired Companies’ privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals by the Acquired Companies or their agents (the “Privacy Policies”) are prominently posted to each of the Acquired Company websites, mobile applications, and published or otherwise made available in connection with any Company Products. Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list (and includes true, complete and accurate copies) of all Privacy Policies that are or were in effect from January 1, 2017 through the date of this Agreement, which list specifies the time period during which each such Privacy Policy was in effect and identifies the mechanism used to update individuals with respect to any revisions or updates made to the Privacy Policies and all internal policies, notices and statements since January 1, 2017 concerning the privacy, security or Processing of Personal Information by the Acquired Companies (collectively with the Privacy Policies, the “Company Privacy and Data Security Policies”). No disclosure or representation made or contained in any Company Privacy and Data Security Policy has been inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any omission or implication) in any material respects and, with respect to the Processing of Personal Information, the practices of the Acquired Companies materially conform, and at all times have materially conformed, to the Company Privacy and Data Security Policies that govern the use of such Personal Information.

(b)    Each Acquired Company’s data, privacy and security practices have complied at all times since January 1, 2017 in all material respects with: (i) the Company Privacy and Data Security Policies, (ii) all obligations or restrictions concerning the privacy, security or Processing of Personal Information under any Contract to which such Acquired Company is a party or otherwise bound as of the date hereof and (iii) the Privacy Laws.

(c)    Each Acquired Company has, and has contractually required that all vendors, processors, or other third parties that Process any Personal Information for or on the behalf of such Acquired Company have, established and used commercially reasonable and at a minimum industry-standard measures, plans, procedures, controls and programs, including information security programs to: (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to protect such Personal Information and the operation, integrity and security of its Software, systems, applications and websites involved in the Processing of Personal Information and (iii) provide required notifications in compliance with the Privacy Laws in the case of any Security Incident. Such security measures are consistent with and have materially conformed to any public statements by any Acquired Company regarding its information security practices and materially conformed to any contractual commitments of the Company relating to security, including contractual commitments to payment card networks. The Acquired Companies have designated at least one employee to coordinate and be accountable for its information security program.

(d)    Since August 13, 2014, each Acquired Company has conducted, or retained a third party to conduct on its behalf, security risk assessments and privacy impact assessments, including penetration testing and testing of new software or cloud-based services, in each case to the extent required by Privacy Laws. Such security risk assessments include consideration of risks in each area of relevant operation, including: (i) employee training and management, including in secure engineering and defensive programming, (ii) product design, development and research, (iii) secure software design, development and testing, (iv) review, assessment and response to prior security vulnerability reports and (v) prevention, detection and response to attacks, intrusions or systems failures. Each Acquired Company has addressed and remediated all material threats and deficiencies identified in each such assessment and retain all records of such assessments.

(e)    The execution, delivery or performance of this Agreement and the consummation of any of the Transactions do not and will not: (i) violate any Company Privacy and Data Security Policy, (ii) violate any of the Privacy Laws or (iii) require the consent of or notice to any Person concerning Personal Information.

(f)    Since January 1, 2017, each Acquired Company has confidentiality agreements in place with all Affiliates, vendors or other Persons whose relationship with such Acquired Company involves the Processing of Personal Information on behalf of such Acquired Company, which agreements require such Persons to protect such Personal Information in a manner consistent with such Acquired Company’s obligations in each Company Privacy and Data Security Policy and in compliance with the Privacy Laws.

(g)    No Personal Information in the possession or control of the Acquired Companies, or, to the Knowledge of the Company, held or Processed by any vendor, processor or other third party for or on behalf of the Acquired Companies, has been subject to any actual data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise or unauthorized Processing (a “Security Incident”), in each case that triggered an obligation to notify an individual or Governmental Authority under any Privacy Law. Since January 1, 2017, the Acquired Companies have not notified and, to the Knowledge of the Company, there have been no facts or circumstances that would require the Acquired Companies to notify, any Governmental Authority or other Person of any Security Incident.

(h)    No Acquired Company has received any written notice, request, claim, complaint, correspondence or other communication from any Governmental Authority or any material written notice, request, claim, complaint, correspondence or other communication from any other Person and there has not been any audit, investigation, enforcement action (including any fines or other sanctions) or other action relating to, any actual, alleged or suspected Security Incident or violation of any Privacy Law involving Personal Information in the possession or control of any Acquired Company, or held or Processed by any vendor, processor or other third party for or on behalf of any Acquired Company.

(i)    Each Acquired Company is in compliance in all material respects with all requirements of FTC Decision and Order, DOCKET No. C-4480, issued August 13, 2014, between the Company and the FTC.

Section 3.17    Insurance Coverage. The Company has made available to Parent a list of, and accurate and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company as of the date of this Agreement, each of which is in full force and effect. Other than claims made in the ordinary course, there are no pending claims under any such policies or bonds, including any claims for loss or damage to the properties, assets or business of the Acquired Companies. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied fully with the terms and conditions of all such policies and bonds. To the Knowledge of the Company, such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies. The Company has no Knowledge of any actual or threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.18    Licenses and Permits. The Acquired Companies have, and at all times since January 1, 2017 have had, all material licenses, permits, qualifications, accreditations, approvals, certificates, consents, registrations, qualifications, designations, declarations, exemptions, memberships, Orders, franchises, approvals, authorizations and any similar authority of or from any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to service the Acquired Companies’ accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies, except, in each case, where the failure to possess such Permit or make such filing, as applicable, would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Each Acquired Company is in compliance with each such Permit, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Since January 1, 2017, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 3.18 of the Company Disclosure Schedule sets forth (a) an accurate and complete list of all Permits issued to any Acquired Company and (b) an accurate and complete list of all permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transactions will be, in full force and effect.

Section 3.19    Tax Matters.

(a)    Each Acquired Company has timely filed with the appropriate Tax authorities all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by all Acquired Companies (whether or not shown on any Tax Returns) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return other than automatically granted extensions obtained in the ordinary course of business. No claim has ever been received in writing by an Acquired Company from a Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxation by that jurisdiction.

(b)    The unpaid Taxes of the Acquired Companies did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, no Acquired Company has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)    No material deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed in writing by any Governmental Authority. There are no material pending or, to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any Liability in respect of any Taxes of any Acquired Company. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority and that would remain in effect following the Closing.

(d)    There are no Liens for Taxes upon any property or asset of any Acquired Company (other than Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves were established on the audited consolidated balance sheets of the Company as of December 31, 2018 included in the Financial Statements).

(e)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other open transaction effected prior to the Closing, any accounting method change or agreement to make any accounting method change with any Governmental Authority, the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, any prepaid amount received on or prior to the Closing (other than prepaid amounts received in the ordinary course of business) or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(f)    No Acquired Company (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(g)    No Acquired Company (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes or (ii) owns a single member limited liability company which is treated as a disregarded entity.

(h)    No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than customary tax indemnification or gross-up provisions in a commercial agreement entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(i)    No Acquired Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(j)    No Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). No Acquired Company has any material Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of Applicable Law or as a transferee or successor.

(k)    Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Service Provider, creditor or Securityholders of such Acquired Company or other Person.

(l)    No Acquired Company has been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code in the two (2)-year period ending on the Closing Date.

(m)    Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of the other Acquired Companies are materially consistent with arm’s-length prices in all material respects to the extent required by Applicable Law with respect to transfer pricing, including Section 482 of the Code.

(n)    As of the Closing, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event, whether contingent or otherwise), will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company is bound to compensate or reimburse any Person for excise taxes paid pursuant to Section 4999 of the Code.

(o)    Section 3.19(o) of the Company Disclosure Schedule sets forth the entity classification for U.S. federal income tax purposes of each Acquired Company and the date and type of any entity classification election filed with a Governmental Authority with respect to such Acquired Company and whether such Acquired Company is treated as a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(p)    The Acquired Companies have remitted to the appropriate Governmental Authorities all material amounts required to be remitted under all Applicable Laws relating to escheat and unclaimed property and have complied in all material respects with all applicable filing requirements related thereto.

(q)    No Acquired Company is or has been a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code, nor is any Acquired Company treated as a U.S. corporation under Section 7874(b) of the Code.

(r)    Notwithstanding anything to the contrary, no representation or warranty is made in this Section 3.19 (except Sections 3.19(e), (h), (j), (o) or (p)) with respect to Taxes for any taxable period (or portion thereof) beginning after the Closing Date (other than interest, penalties or similar additions accruing in such tax periods or portions thereof with respect to Taxes for the Pre-Closing Tax Period) or the existence, amount or availability in any taxable period (or portion thereof) beginning after the Closing Date of any Tax asset of the Acquired Companies arising in the Pre-Closing Tax Period, including net operating losses or tax credit carryforwards of the Acquired Companies arising in the Pre-Closing Tax Period.

Section 3.20    Employees and Employee Benefit Plans.

(a)    Section 3.20(a) of the Company Disclosure Schedule sets forth the total number of Employees and the total number of non-Employee Service Providers of the Acquired Companies and the aggregate accrued vacation balance of the Employees of the Acquired Companies, in each case, as of the date of this Agreement. The Company will provide to Parent, within ten (10) Business Days following the date of this Agreement and except to the extent prohibited by applicable Privacy Laws or other Applicable Law, (i) an accurate and complete list of the names or employee ID numbers, titles, hire dates, service recognition dates, annual base salary or hourly wage rate, as applicable, commission, bonus or other cash incentive opportunity of all Employees as of the date of this Agreement, including their principal work location, leave status and status as exempt or non-exempt from the application of state and federal wage and hour laws applicable to employees, and indicating whether any employee is on a work visa as of the date of this Agreement (the “Employee Census”) and (ii) an accurate and complete list of the name, start date, projected end date, and current bill rate of all non-Employee Service Providers as of the date of this Agreement (the “Independent Contractor Census”); provided, however, that no earlier than ten (10) Business Days prior to the Closing Date, the Company will provide to Parent an updated version of the Employee Census and the Independent Contractor Census, which shall include each of the categories set forth in the preceding clauses (i) and (ii), as applicable, and shall also include names of all then-current Employees and non-Employee Service Providers (to the extent not previously provided) and accrued vacation and paid time off balances of Employees through the date of such updated Employee Census. No Key Employee has informed any Acquired Company (whether orally or in writing) of any plan to terminate employment with or services for the applicable Acquired Company, and, to the Knowledge of the Company, no such Person has any plans to terminate employment with or services for the applicable Acquired Company. Each individual consultant and individual independent contractor currently engaged by an Acquired Company has completed a satisfactory background check prior to commencing service with the applicable Acquired Company.

(b)    Section 3.20(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material Employee Plan, other than (x) individual at-will offer of employment letters on substantially the forms provided to Parent that do not provide for severance, retention or change in control payments or benefits, (y) individual employment agreements applicable to Employees employed outside of the United States on substantially the forms provided to Parent that do not provide for severance, retention or change in control payments or benefits (other than statutory termination payments), and (z) Company Option and Company RSU award agreements on substantially the forms provided to Parent that do not provide for accelerated vesting, in each case, provided that the form of such agreement is set forth on the Company Disclosure Schedule and any such agreement that materially deviates from the scheduled form is separately scheduled. For purposes hereof, “Employee Plans” means, collectively: (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, termination, severance or similar agreement, plan, policy, program or arrangement, (iii) each other plan, policy, agreement, program or arrangement (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, excess benefit, stock option, restricted stock, restricted stock unit or other stock- or equity-related rights, incentive or deferred compensation, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), death, life, dental, vision, health or medical benefits, adoption, dependent or employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, cafeteria, flex spending, tuition, retention, transaction, change in control payments, savings, pension, post-employment, retirement or other welfare fringe benefits and (iv) each other employee compensation or benefit plan, program, policy, agreement, arrangement or commitment, in each case, which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate of an Acquired Company, or with respect to which any Acquired Company has any obligation or Liability (whether actual or contingent) to provide compensation or benefits to or for the benefit of any Service Provider (or any spouse, beneficiary or dependent thereof); provided that, “Employee Plan” does not include any such compensation or benefit plan, program, policy, agreement, arrangement or commitment in which no Employee participates and that is maintained or sponsored by a professional employer organization. Section 3.20(b) of the Company Disclosure Schedule separately identifies each Foreign Plan.

(c)    The Company has made available to Parent accurate and complete copies, as applicable, of (i) all documents constituting each Employee Plan to the extent currently effective (and written descriptions of all material terms of any Employee Plan that is not in writing), including all material amendments thereto, (ii) all trust documents and other funding arrangements relating to any Employee Plan, (iii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iv) if the Employee Plan is funded, the three most recent annual and periodic accounting of Employee Plan assets, (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (vi) all administrative service agreements and group insurance contracts currently in effect, (vii) the most recent determination or opinion letter from the IRS relating to each Employee Plan, if any, (viii) non-routine material correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan and (ix) all material records, notices and filings concerning IRS or United States Department of Labor audits or investigations relating to any Employee Plan.

(d)    No Employee Plan is, and neither any Acquired Company nor any of its ERISA Affiliates (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, or has any Liability or obligation (whether fixed or contingent) with respect to (i) any pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA

or Section 412 or 430 of the Code, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, (iii) any multiple employer plan, as defined in Section 413(c) of the Code or (iv) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA. No Liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by any Acquired Company.

(e)    Each Acquired Company has performed all material obligations required to be performed by such Acquired Company thereunder, and is not in material default or violation of, and such Acquired Company has no Knowledge of any default or violation by any other party to, any Employee Plan. Each Employee Plan has been established, funded, operated and maintained in compliance in all material respects with its terms and Applicable Law, including ERISA and the Code. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS and, to the Knowledge of the Company, there is no reason any such determination letter could be revoked, not issued or not be reissued. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against any Acquired Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. With respect to each Employee Plan, (i) no Acquired Company has engaged in and, to the Knowledge of the Company, there have been no breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of an Employee Plan in connection with which any Acquired Company or any Employee Plan fiduciary could reasonably be expected to incur a Liability have occurred and (ii) no nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred.

(f)    Except (x) as provided under Section 2.06, Section 2.07 or Section 6.06(b) of this Agreement, (y) for the vesting of Company RSUs upon the consummation of the Transactions pursuant to the terms of such Company RSUs (as set forth in an award agreement in substantially the form provided to Parent) or (z) pursuant to an Offer Letter or the Vesting Agreement, neither the execution of this Agreement nor the consummation of the Transactions will be reasonably expected to (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former Service Provider to (i) any acceleration of the time of payment or vesting of any equity award, compensation or benefit, (ii) any payment or funding (through a grantor trust or otherwise) of compensation or benefits or (iii) any increase in any compensation or benefits payable to such current or former Service Provider.

(g)    Neither any Acquired Company nor any of its ERISA Affiliates has any current or projected Liability in respect of or has any obligation to provide (under an Employee Plan or otherwise) post-employment or post-retirement health, medical or life insurance benefits for retired, former or current Service Providers, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.

(h)    There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company relating to, or change in employee participation or coverage under, an Employee Plan which could increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent year ending prior to the date of this Agreement.

(i)    Each Acquired Company and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and (iii) the Patient Protection and Affordable Care Act of 2010, as amended. No Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code.

(j)    Neither any Acquired Company nor any of its ERISA Affiliates maintains or sponsors any Employee Plan that is a self-insured plan and that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). The obligations of all Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.

(k)    All contributions, premiums and payments related to each Employee Plan have been timely discharged and paid in full on or prior to the date of this Agreement or, to the extent not yet due, properly reflected as a Liability on the Balance Sheet in accordance with the terms of the applicable Employee Plan and GAAP except as would not reasonably be expected to result in material Liability to the Acquired Companies.

(l)    There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits). No Acquired Company (with respect to any Employee Plan), and no Employee Plan or any fiduciary thereof is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(m)    With respect to each Foreign Plan, (i) such Foreign Plan is and has been administered at all times in compliance in all material respects with its terms and all Applicable Laws of each jurisdiction in which such Foreign Plan is maintained, (ii) all material contributions to, and material payments from, such Foreign Plan required to be made in accordance with the terms of such Foreign Plan or the Applicable Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made, (iii) there are no material pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), or Proceedings against such Foreign Plan. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the Balance Sheet.

(n)    No Acquired Company is or has ever been the “employer” or is or in the last six years has been an “associate of” or “connected with” the “employer” (as those words in quotation marks are used in the Pensions Act 2004 of the United Kingdom) of any UK defined benefit pension arrangement. No employee or former employee has transferred to an Acquired Company pursuant to the in the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom or similar local legislation in circumstances where that individual was previously a member of a defined benefit pension arrangement that provided for early retirement benefits.

(o)    Each current or former Service Provider has been properly characterized as either an employee or independent contractor, and each Employee is properly characterized as exempt or non-exempt, in each case, for all purposes (including for purposes of Taxes and Employee Plans), except as would not reasonably be expected to result in material Liability to the Acquired Companies.

(p)    Each Employee Plan has been operated and administered in compliance with, is and has been in documentary compliance with, Section 409A of the Code to the extent applicable. No compensation has been included in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of any Acquired Company as a result of the operation of Section 409A of the Code. All Company Options, Restricted Shares and Company RSUs have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof as of the applicable date of grant, including approval of (with respect to Company Options) the option exercise price or the methodology for determining the option exercise price and the substantive award terms. All Company Options have an exercise price that has never been and is not less than the fair market value of the Company Common Stock on the date the option was granted (within the meaning of United States Treasury Regulation § 1.409A-1(b)(5)(vi)(B)). No Company Options, Restricted Shares or Company RSUs have been retroactively granted, nor has the exercise price of any Company Option been determined retroactively, in any case, in contravention of any Applicable Law.

(q)    No Acquired Company is or has at any time been a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization. No Acquired Company has experienced any strike, slowdown, work stoppage, picketing, lockouts or other material labor dispute with respect to any Employees during the past three (3) years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketing, lockouts or other material labor disputes threatened. To the Knowledge of the Company, there are no labor unions or other labor organizations representing or purporting to represent, and no union organization campaign is in progress with respect to, any Employees with respect to their employment with any of the Acquired Companies. Except as would not reasonably be expected to result in material liability to the Acquired Companies, taken as a whole, there are no Proceedings, unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employees.

(r)    Each Acquired Company is in compliance with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees (i) is not liable for any arrears of wages, severance pay or any employment Taxes or any penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice), except in each case where such non-compliance or failure to pay would not reasonably be expected result in material Liability to the Acquired Companies, taken as a whole. To the Knowledge of the Company, no Key Employee is in violation in any material respect of any material term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by such Acquired Company or to the use of trade secrets or proprietary information of others. The Acquired Companies maintain accurate and complete Form I-9s with respect to each of their former and current Employees in accordance with applicable laws concerning immigration and employment eligibility verification obligations, except where failure to maintain such Form I-9s would not reasonably be expected to result in material Liability to the Acquired Companies. The Acquired Companies are not party to or otherwise bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(s)    Since January 1, 2017, (i) no Acquired Company has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(t)    There has not been since January 1, 2017, nor are there currently, any Proceedings or internal investigations or inquiries conducted by any Acquired Company, any of their respective Boards of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning, or any act or allegation of or relating to, discrimination, harassment or similar misconduct, or breach of any policy of an Acquired Company relating to the foregoing, in each case involving any current or former director, officer, Key Employee or employee at or above the level of Senior Vice President of any Acquired Company in his or her capacity as such, nor has there been, to the Company’s Knowledge, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Company’s Knowledge has any such Proceeding, investigation, settlement or other arrangement been threatened.

Section 3.21    Environmental Matters.

(a)    Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:

(i)    no written notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;

(ii)    each Acquired Company is, and has at all times since January 1, 2017 been, in material compliance with all Environmental Laws and all Environmental Permits; and

(iii)    there are no Liabilities of any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability or obligation.

(b)    There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been delivered to Parent.

(c)    The Acquired Companies have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material environmental reports, studies, analyses in the possession of any Acquired Company, pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently owned, operated or leased by any Acquired Company.

(d)    For purposes of this Section 3.21, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.

Section 3.22    Affiliate Transactions. No director, officer, Key Employee, Affiliate (which for purposes of this Section 3.22 shall include any stockholder of the Company that owns more than five percent (5%) of the Company Capital Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of any Acquired Company (a) has entered into any material Contract involving any Acquired Company that remains in effect (other than indemnification agreements, guaranties, expense reimbursements, service agreements, employment agreements, employment related restrictive covenant agreements, employment-related intellectual property assignment agreements, contractual obligations with respect to Company Capital Stock, payments made to, and other compensation provided to Related Persons in the ordinary course of business consistent with past practice), (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company, (c) is engaged, directly or indirectly, in any business that competes with the business of any Acquired Company, (d) has any claim or right against any Acquired Company (other than rights to receive compensation for services performed as a director, officer or employee of an Acquired Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), (e) owes any money to any Acquired Company or is owned money from any Acquired Company (other than amounts owed for compensation or reimbursement pursuant to clause (d) above) or (f) provides material services to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company). In addition, to the Knowledge of the Company, no Related Person has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than five percent (5%) of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market). Notwithstanding anything herein to the contrary, no disclosure will be required pursuant to this Section 3.22 with respect to any Contract, arrangement, or transaction with between any Acquired Company, on the one hand, and any portfolio company of any venture capital, private equity or angel investor that is a Securityholder.

Section 3.23    Books and Records. The minute books of the Company and each of its Subsidiaries, all of which have been made available to Parent, contain complete and accurate records of all meetings held, and corporate action taken, by the stockholders of the Company, the Company Board of Directors and any committees of the Company Board of Directors, and the Securityholders and any equivalent governing body of any Acquired Company, and no meeting of any such Securityholders of the Company, the Company Board of Directors, any committees of the Company Board of Directors has been held for which minutes have not been prepared or that are not contained in such minute books. The Acquired Companies have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other information and documents relating to Tax matters) and related work papers and other books and records of the Company and its Subsidiaries (collectively, the “Books and Records”) that are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records. At the Closing, the minute books and other Books and Records of the Company and each of its Subsidiaries will be in the possession of the Company.

Section 3.24    Bank Accounts. Section 3.24 of the Company Disclosure Schedule sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Acquired Companies maintain any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.25    Takeover Statutes. The Company Board of Directors has taken all actions necessary so that the restrictions on take-over bids, equity acquisitions, business combinations and Securityholder vote and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other similar anti-takeover laws or regulations that are or may purport to be applicable will not apply with respect to or as a result of the Merger or the other Transactions.

Section 3.26    Finders’ Fees. Except for Goldman Sachs & Co. LLC (the “Company Financial Advisor”), a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement (redacted for fee information), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any Acquired Company who may be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with any of the Transactions.

Section 3.27    Reorganization. No Acquired Company has taken or agreed to take any action that is not contemplated by this Agreement, nor is any Acquired Company aware of any fact or circumstance, that would reasonably be expected to prevent or impede (a) the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) the Company from delivering the Company Tax Certificate at the applicable times set forth in Section 6.09(b).

Section 3.28    Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 4 and in any certificates, instrument or other deliverable required to be executed and delivered by Parent and/or the Merger Subs pursuant to this Agreement, each of the Acquired Companies, on behalf of itself and its Affiliates and Representatives, acknowledges and agrees that (a) neither Parent nor Merger Subs nor any other Person on behalf of either of them has made or is making any express or implied representation or warranty with respect to Parent or Merger Subs or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise), the pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements of Parent or its Subsidiaries or any other matter or with respect to any other information, documents or other materials or management presentations provided to the Acquired Companies or any of their Affiliates or Representatives and (b) any such other representations or warranties are expressly disclaimed by Parent and Merger Subs, and neither the Acquired Companies nor any Person on their behalf is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Subject to Section 1.02(m), except as set forth in (i) the Parent SEC Documents filed by Parent with the SEC since December 31, 2017 and prior to the date of this Agreement (but without giving effect to any amendment to any such document filed on or after the date of this Agreement), other than any information, factors or risks that are predictive, cautionary or forward-looking in nature or information contained under the captions “Risk Factors” or “Forward-Looking Statements” (it being understood that this clause (i) shall not be applicable to Section 4.05 or Section 4.08(a)) or (ii) the Parent Disclosure Schedule, as of the date hereof, Parent and Merger Subs hereby represent and warrant to the Company that:

Section 4.01    Corporate Existence and Power. Each of Parent, Merger Sub and Merger Sub II is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02    Corporate Authorization.

(a)    Each of Parent, Merger Sub and Merger Sub II has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Parent, Merger Sub and Merger Sub II of this Agreement have been duly authorized by all necessary action on the part of Parent, Parent Board of Directors, Merger Sub, Merger Sub Board of Directors, Merger Sub II and Merger Sub II Board of Managers as applicable. This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger Sub II and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of Parent, Merger Sub and Merger Sub II, enforceable against Parent, Merger Sub and Merger Sub II in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, reorganization, insolvency, relief of debtors and other similar laws affecting the enforceability of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    At a meeting duly called and held, the Parent Board of Directors has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Parent’s stockholders and (ii) approved this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth herein.

Section 4.03    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subs of this Agreement and the consummation by Parent and Merger Subs of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the First Certificate of Merger with respect to the First Merger and the Second Certificate of Merger with respect to the Second Merger, in each case, with the Secretary of State of the State of Delaware, (b) the notification filing to be made under the HSR Act and the expiration or termination of the waiting period thereunder, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and the rules of Nasdaq in connection with the issuance and listing on Nasdaq of the shares of Parent Stock issuable in the Mergers and (d) any actions or filings the absence of which would not be material to Parent and its Subsidiaries, taken as a whole, or materially impair the ability of Parent and Merger Subs to consummate the Transactions.

Section 4.04    Non-contravention. The execution, delivery and performance by Parent and Merger Subs of this Agreement and the consummation by Parent and Merger Subs of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws (or equivalent organizational documents) of Merger Sub or Merger Sub II or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 4.05    Capitalization. The authorized capital stock of Parent consists of 750,000,000 shares of Parent Stock, of which, as of the close of business on February 14, 2020, 260,525,429 shares were issued and outstanding, and 1,345,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding. As of the close of business on February 14, 2020, (a) 200,604,881 shares of Parent Stock were held in Parent’s treasury, (b) 1,705,210 shares of Parent Stock were reserved for issuance under Parent’s Employee Stock Purchase Plan, (c) options to acquire 2,632,978 shares of Parent Stock were outstanding pursuant to Parent’s 2005 Equity Incentive Plan (the “Parent Equity Incentive Plan”) and (d) 4,662,365 restricted stock units covering Parent Stock were outstanding pursuant to the Parent Equity Incentive Plan. All of the issued and outstanding shares of Parent Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.06    Parent SEC Documents; Financial Statements.

(a)    All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by Parent with the SEC (the “Parent SEC Documents”) since January 1, 2017, have been so filed on a timely basis. A true and complete copy of each Parent SEC Document is available on the website maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), each of the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.

(b)    The consolidated financial statements (collectively, the “Parent Financial Statements”) included or incorporated by reference into Parent SEC Documents (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Parent as of such dates and the results of operations, stockholders’ equity, and cash flows of Parent for such periods.

Section 4.07    No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), (b) for Liabilities incurred in the ordinary course of business consistent with past practice since October 31, 2019 (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) for Liabilities arising under this Agreement or in connection with the Transactions or (d) for Liabilities that would not have a Parent Material Adverse Effect, Parent and its Subsidiaries do not have any Liabilities, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent.

Section 4.08    Absence of Certain Changes or Events.

(a)    Between October 31, 2019 and the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Between January 1, 2019 and the date of this Agreement, none of Parent, Merger Subs or its other Subsidiaries has (i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, all or substantially all of the assets, securities, properties or interests of any business or (ii) entered into any new material business line outside of Parent’s and its Subsidiaries’ business lines existing as of the date of this Agreement.

Section 4.09    Valid Issuance. All shares of Parent Stock to be issued to the holders of shares of Company Capital Stock in respect of their shares of Company Capital Stock will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and non-assessable and (b) issued in compliance in all material respects with applicable securities laws and other material Applicable Laws. All shares of Parent Stock issuable upon the exercise of Assumed Options or the settlement of Assumed RSU Awards will be duly authored, validly issued, fully paid and non-assessable shares of Parent Stock when issued.

Section 4.10    Finders’ Fees. Except for Qatalyst Partners LP, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Parent or Merger Subs who may be entitled to any fee or commission from Parent or any of its Affiliates in connection with any of the Transactions.

Section 4.11    Compliance with Applicable Laws. Parent and its Subsidiaries are in compliance with all Applicable Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12    Financing. As of the date of this Agreement and at the Closing, Parent has, and will have, sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to permit Parent and the Merger Subs to consummate the Transactions, including the Mergers, upon the terms contemplated by this Agreement, including the payment of all amounts payable pursuant to Article 2 in connection with or as a result of the Mergers.

Section 4.13    Litigation. There is no pending Proceeding against Parent, Merger Sub, Merger Sub II or any of their respective Subsidiaries that would reasonably be expected to materially impair or delay Parent’s, Merger Sub’s or Merger Sub II’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions, including the Mergers. None of Parent, Merger Sub, Merger Sub II or any of their respective Subsidiaries is subject to any Order or is in breach or violation of any Order, except as would not reasonably be expected to materially impair or delay Parent’s, Merger Sub’s or Merger Sub II’s ability to perform its respective obligations under this Agreement or consummate any of the Transactions, including the Mergers.

Section 4.14    Intellectual Property; Information Technology; Privacy.

(a)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) since January 1, 2017, none of Parent or its Subsidiaries has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person, and (ii) no infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against any of Parent or its Subsidiaries or against any Person who may be entitled to be indemnified or reimbursed by Parent or its Subsidiaries with respect to such claim or Proceeding.

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, the information technology systems used by Parent and its Subsidiaries (“Parent IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of Parent and its Subsidiaries, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing and except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries has taken commercially reasonable steps and implemented commercially reasonable procedures designed to ensure that the Parent IT Systems are free from Malicious Code, and (ii) each of Parent and its Subsidiaries has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the security and the integrity of the Parent IT Systems. Except as would not reasonably be expected to have a Parent Material Adverse Effect, there have been no unauthorized intrusions or breaches of security with respect to the Parent IT Systems.

(c)    Except as would reasonably be expected to have a Parent Material Adverse Effect, each of Parent’s and its Subsidiaries’ data, privacy, and security practices comply, and at all times since January 1, 2017, have complied, with: (i) all privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals by Parent, its Subsidiaries, or its or their agents that are or were in effect since January 1, 2017, and all internal policies, notices, and statements since January 1, 2017, concerning the privacy, security, or Processing of Personal Information by Parent and its Subsidiaries, (ii) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any Contract to which Parent or its Subsidiaries is a party or otherwise bound as of the date hereof and (iii) the Privacy Laws.

(d)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) no Personal Information in the possession or control of Parent or its Subsidiaries, or held or Processed by any vendor, processor, or other third party for or on behalf of Parent or its Subsidiaries, has been subject to any Security Incident, and (ii) Parent and its Subsidiaries have not notified and, to the Knowledge of Parent, there have been no facts or circumstances that would require Parent or its Subsidiaries to notify, any Governmental Authority or other Person of any Security Incident.

Section 4.15    Ownership of Merger Subs. Merger Sub and Merger Sub II is each a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for the Liabilities incurred in connection with the Transactions, Merger Sub and Merger Sub II have not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.16    Reorganization. None of Parent and the Merger Subs has taken or agreed to take any action that is not contemplated by this Agreement, nor is any of Parent and the Merger Subs aware of any fact or circumstance, that would reasonably be expected to prevent or impede (a) the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) Parent and the Merger Subs from delivering the Parent Tax Certificate at the applicable times set forth in Section 6.09(b).

Section 4.17    Exclusivity of Representations; Non-Reliance. Except for the representations and warranties set forth in Article 3 and in any certificate, instrument or other deliverable required to be executed and delivered by the Company pursuant to this Agreement, each of Parent and Merger Subs, on behalf of itself and its Affiliates and Representatives, acknowledges and agrees that (a) none of the Acquired Companies nor any other Person on behalf of any of them has made or is making any express or implied representation or warranty with respect to any of the Acquired Companies or any of their Affiliates or any of their respective businesses, operations, condition (financial or otherwise), the pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements of any Acquired Company or any other matter or with respect to any other information, documents or other materials (including any such materials contained in the VDR or reviewed by Parent or any of its Affiliates or Representatives) or management presentations provided to Parent or Merger Subs or any of their Affiliates or Representatives, (b) Parent shall acquire the Acquired Companies without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets and (c) any such other representations or warranties are expressly disclaimed by the Acquired Companies, and neither Parent nor Merger Subs, nor any Person on their behalf, is entitled to rely on, or has relied on or is relying on, any such representation or warranty, if made.

ARTICLE 5.

COVENANTS OF THE COMPANY

Section 5.01    Conduct of the Company.

(a)    During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 9.01 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause each other Acquired Company to, use its reasonable best efforts to (i) conduct its business in the ordinary course consistent with past practice (ii) preserve intact its present business organization, (iii) maintain in effect all of its material Permits, (iv) keep available the services of officers and Key Employees and (v) maintain satisfactory relationships with the customers, lenders, and suppliers of the Acquired Companies and others having material business relationships with them; provided, however, that no action by any Acquired Company with respect to matters specifically addressed by any provision of Section 5.01(b) below shall be deemed a breach of this Section 5.01(a) unless such action would constitute a breach of such specific provision of Section 5.01(b) below.

(b)    Without limiting the generality of Section 5.01(a) and except as expressly contemplated by this Agreement, as required by Applicable Law or as set forth at Section 5.01(b) of the Company Disclosure Schedule or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall cause each of the other Acquired Companies not to:

(i)    amend the Company Charter, the Company Bylaws or other equivalent constituent documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(ii)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities, or securities of any other Acquired Company (except in connection with any withholding to satisfy the exercise price and/or Tax obligations with respect to any Company Options or Company RSUs);

(iii)    (A) issue, transfer, deliver, sell, pledge or otherwise encumber or authorize the issuance, transfer, delivery, sale or pledge of, any shares of any Company Capital Stock, Company Options, Company RSUs or other Company Securities, or securities of any other Acquired Company other than (x) the issuance of any shares of Company Common Stock upon the exercise of Company Options or upon the settlement of Company RSUs, in each case, that are outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement and (y) awards of Company Options and Company RSUs granted in the ordinary course of business in connection with new hires, promotions, the Company’s annual grant cycle and the Company’s annual grants to members of the executive committee, annual refresher grants and grants made pursuant to the Company’s exceptional impact program or (B) amend any term of any Company Security, or securities of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment to a Company Option or Company RSU to provide for acceleration of vesting as a result of the Mergers or a termination of employment or service related to the Mergers;

(iv)    make any capital expenditures or incur any Liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $10,000,000 in the aggregate;

(v)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(vi)    sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of any of the Acquired Companies, other than any such transactions involving assets not to exceed $10,000,000 in the aggregate;

(vii)    grant any licenses under any material Company IP, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(viii)    make any payments to any Related Person (other than payments made pursuant to offer letters, employment agreements, separation agreements, individual consulting agreements, individual contracting agreements, restricted stock unit agreements and option agreements entered into in the ordinary course of business consistent with past practice);

(ix)    (A) create, incur, assume, suffer to exist or guarantee any Indebtedness in excess of $25,000,000 in the aggregate or (B) make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practice;

(x)     (A) modify, amend, cancel, terminate, renew or waive any material rights under any Material Contract, (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (C) otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, in each case, except in the ordinary course of business consistent with past practice; provided, that, notwithstanding the foregoing, in no event shall any Acquired Company modify, amend, or enter into any Contract (i) that does or would constitute a Material Contract in order to include in such contract a most-favored nation clause or non-competition agreement, in each case, in favor of a party other than an Acquired Company or (ii) that would constitute a Material Contract if such contract would expressly bind Parent or its Subsidiaries (other than the Company, the Surviving Corporation or the Surviving Company and their respective Subsidiaries) following the Closing;

(xi)    other than as required by an Employee Plan or a CBA (in each case, in existence as of the date hereof): (A) adopt, enter into, materially modify or terminate, or commit to adopt, enter into, materially modify or terminate, any Employee Plan (other than (i) entry into offer letters, employment agreements, separation agreements and independent contractor and consulting agreements with Service Providers in the ordinary course of business consistent with past practice and (ii) entry into letters or agreements relating to the actions taken in respect of items forth on Section 5.01(b)(xi) of the Company Disclosure Schedule), (B) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits to any Service Provider or (C) make any grant or increase, or commit to make any grant or increase, in any form of compensation or benefits payable to any Service Provider, other than (x) any increases made in the ordinary course of business consistent with past practice, including in connection with the Company’s semi-annual compensation review and adjustment practice; or (y) any grants of Company Options and Company RSUs, or commitments to make such grants to new hires, in all cases, consistent with Section 5.01(b)(iii);

(xii)    fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Registered IP that is Company IP, other than in the ordinary course of business consistent with past practice regarding such Registered IP that is not material to the conduct of the business of any Acquired Company or intentionally disclose or intentionally fail to maintain any material trade secrets included in the Company IP, other than in the ordinary course of business consistent with past practice;

(xiii)    sell or license any Company Products outside the ordinary course of business consistent with past practice;

(xiv)    take any action that could reasonably be expected to trigger the release of the source code or other proprietary Intellectual Property of any Acquired Company to any third party, other than in the ordinary course of business consistent with past practice;

(xv)    change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by such Acquired Company’s independent public accountants;

(xvi)    commence, settle, or offer or propose to settle, (A) any material Proceeding involving or against any Acquired Company, (B) any material stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (C) any Proceeding that relates to the Transactions;

(xvii)    (A) make or change any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (C) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax (other than customary tax indemnification or gross-up provisions in a commercial agreement entered into in the ordinary course of business the primary purposes of which do not relate to Taxes), (D) file any federal or state income tax return or any other material Tax Return other than in accordance with Section 7.01(a), (E) materially amend any material Tax Return, (F) surrender or forfeit any right to claim a material Tax refund or (G) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xviii)    form or acquire any Subsidiaries or acquire any equity interest or other interest in any other Person;

(xix)    enter into any new business line outside of the Acquired Companies’ existing business lines as of the date of this Agreement;

(xx)    liquidate, dissolve or effect a recapitalization, reclassification of shares, stock split, reverse stock split or reorganization in any form of transaction; or

(xxi)    agree, resolve or commit to do any of the foregoing.

(c)    No Control of the Company’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement do not give Parent or Merger Subs, directly or indirectly, the right to control or direct the business or operations of the Company or any other Acquired Company at any time prior to the Effective Time. Prior to the Effective Time, the Company and the other Acquired Companies will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 5.02    Stockholder Consent.

(a)    Promptly after the Form S-4 shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall distribute the approval by written consent in the form attached hereto as Exhibit H (the “Written Consent”) to at least the number of Company Stockholders sufficient for the Requisite Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL (and in any event to all signatories of a Support Agreement), for purposes of adopting and approving this Agreement and the Transactions, and the Company shall use its reasonable best efforts to cause Company Stockholders sufficient for the Requisite Stockholder Approval to execute and deliver to the Company the Written Consent within seventy-two (72) hours following delivery thereof (the “Written Consent Deadline”). Promptly following receipt of the duly executed Written Consent (and in any event within twenty-four (24) hours), the Company shall deliver a copy of the duly executed Written Consent to Parent. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Transactions.

(b)    Reasonably promptly following receipt of the duly executed Written Consent and the Requisite Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that has not theretofore executed the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board of Directors determined that the Mergers are advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Mergers and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Written Consent, including the adoption and approval of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and Chapter 13 of the CCC, to the extent applicable, the Company Charter and the Company Bylaws, (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to Applicable Law, and seek a waiver of such appraisal rights from such stockholder of the Company and (iv) seek ratification of the appointment of Shareholder Representative Services LLC as the Securityholder Representative. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.02(b) shall be subject to Parent’s advance review and reasonable comment.

Section 5.03    No Solicitation; Other Offers.

(a)    No Solicitation.

(i)    During the Interim Period, the Company shall not, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, (A) solicit, initiate, support, seek, induce, entertain or knowingly encourage or facilitate, or take any action to solicit, initiate, support, seek, induce, entertain or knowingly encourage or facilitate, any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent and Merger Subs, (C) furnish to any Person other than Parent, Merger Subs or their Representatives any information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (D) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such agreement, arrangement or understanding, an “Alternative Acquisition Agreement”), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (F) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the other Acquired Companies or (G) resolve, propose or agree to do any of the foregoing. From and following the date of this Agreement, the Company further agrees not to, and to cause each other Acquired Company not to, release any Persons described in the preceding sentence from any obligations under such non-disclosure or similar agreements without the prior written consent of Parent.

(ii)    The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Promptly following the execution of this Agreement, the Company shall deliver written notices to request the return or destruction of all confidential information to all Persons (except for Parent and the Securityholders) with such return or destroy obligations under non-disclosure or similar agreements (except for such non-disclosure or similar agreements that do not relate to a potential Acquisition Proposal, financing of the Company or similar transaction).

(iii)    During the Interim Period, the Company shall promptly (and in any event within twenty-four (24) hours from the receipt thereof) provide Parent with: (i) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by any Acquired Company or any Representative of any Acquired Company from any Person (other than Parent), including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to any Acquired Company or any Representatives of any Acquired Company or transmitted on behalf of any Acquired Company or any Representatives of any Acquired Company to the Other Interested Party or any of the Other Interested Party’s Representatives, in each case as relating to a possible Acquisition Proposal. Thereafter, during the Interim Period, the Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and terms of any such expression of interest, inquiry, proposal, offer or request for information (including any amendments thereto) and the status of any such discussions or negotiations.

(iv)    Notwithstanding the foregoing terms of this Section 5.03(a), the Company may take the actions set forth in Schedule 5.03(a)(iv) in consultation with, and the prior consent of, Parent.

(b)    Superior Proposals. Notwithstanding anything to the contrary set forth in Section 5.03(a), at any time prior to the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board of Directors may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, participate or engage in discussions or negotiations with, furnish any non-public information relating to any of the Acquired Companies to, or afford reasonable access to the business, properties, assets, books, records or other non-public information of any of the Acquired Companies to any Person or its Representatives that has made or delivered to the Company after the date hereof (and not withdrawn) a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.03(a), but only if the Company Board of Directors has first determined in good faith (after consultation with the Company Financial Advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (ii) the failure to take the actions contemplated by this Section 5.03(b) would constitute a breach of its fiduciary duties to the stockholders of the Company under the DGCL. In connection with the foregoing, the Company will prior to or contemporaneously make available to Parent any non-public information concerning any Acquired Company that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by this Section 5.03(c), at no time after the date of this Agreement may the Company Board of Directors (or a committee thereof) (i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent, (ii) cause or permit any Acquired Company to enter into an Alternative Acquisition Agreement or (iii) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (any action described in clauses (i) through (iii), a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.03(a) and that the Company Board of Directors has concluded in good faith (after consultation with the Company Financial Advisor and outside legal counsel) is a Superior Proposal, then the Company Board of Directors may effect a Company Board Recommendation Change with respect to such Superior Proposal if and only if:

(i)    the Company has complied in all material respects with and not materially breached its obligations under this Section 5.03;

(ii)    the Company Board of Directors determines in good faith (after consultation with the Company Financial Advisor and outside legal counsel) that the failure to do so would constitute a breach of its fiduciary duties to the stockholders of the Company under the DGCL;

(iii)    the Company Board of Directors has complied with its obligations pursuant to this Section 5.03 with respect to such Acquisition Proposal; and

(iv)    (A) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) to the effect that the Company Board of Directors has (i) received a bona fide unsolicited written Acquisition Proposal that has not been withdrawn, (ii) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal and (iii) resolved to effect a Company Board Recommendation Change, which notice will describe the basis for such Company Board Recommendation Change, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms of such Acquisition Proposal and copies of all relevant documents relating to such Acquisition Proposal and (B) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during the Notice Period, have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal and (2) permitted Parent and its Representatives to make a presentation to the Company Board of Directors regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (x) in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.03(c)(iv) with respect to such new written notice and (y) the Company Board of Directors, at the end of the Notice Period (after consultation with the Company Financial Advisor and outside legal counsel), must have in good faith reaffirmed its determination that such bona fide unsolicited written Acquisition Proposal is a Superior Proposal.

(d)    Breach by Representatives. The Company agrees that any action taken by any Representative of the Company that, if taken by the Company, would be a breach of this Section 5.03, then such action will be deemed to constitute a breach by the Company of this Section 5.03.

Section 5.04    Access to Information.

(a)    Subject to the Confidentiality Agreement, during the Interim Period, the Company shall and shall cause each other Acquired Company to (i) give Parent and its Representatives reasonable access to the facilities, properties, personnel, Contracts, operating and financial reports, work papers, assets, books and records of the Acquired Companies and (ii) furnish to Parent and its Representatives such financial and operating data and other information, in each case, that is currently in existence or prepared by the Acquired Companies in the ordinary course of business consistent with past practice and relating to the Acquired Companies as such Persons may reasonably request; provided that no information or knowledge obtained by Parent or its Representatives in any investigation conducted pursuant to the access contemplated by this Section 5.04 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Subs hereunder. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business or operations of the Acquired Companies.

(b)    Notwithstanding anything to the contrary set forth in this Section 5.04, an Acquired Company may restrict or otherwise prohibit access to such documents or information to the extent that (i) any Applicable Law requires such Acquired Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of causing a waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or (iii) access to a Contract to which any Acquired Company is a party or otherwise bound would cause such Acquired Company to be in breach of, or give a third party the right to terminate or accelerate the rights under, such Contract. Without limiting the foregoing, in the event that any of the Acquired Companies does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use reasonable efforts to communicate the applicable information in a reasonable way that would not violate the Applicable Law or Contract, or risk waiver of such privilege, including by using reasonable best efforts to obtain the required consent of any third party necessary to provide such disclosure or developing a reasonable alternative to providing such information so as to address such matters.

Section 5.05    280G Matters. As soon as practicable following the date of this Agreement, but in no event less than five (5) Business Days prior to the Effective Time, the Company shall (a) obtain and deliver to Parent, prior to the initiation of the stockholder approval procedure under clause (b), a waiver, in a form reviewed and approved by Parent, from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of immediately prior to the initiation of such Requisite Stockholder Approval procedure (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), of such Disqualified Individual’s rights to all such payments or benefits applicable to such Disqualified Individuals (the “Waived Parachute Payments”) so that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) as soon as practicable following delivery of such waivers to Parent, prepare and distribute to its stockholders a disclosure statement providing adequate disclosure (within the meaning of Section 280G of the Code) of all potential parachute payments and benefits that may be received by the Disqualified Individual(s) and submit to the stockholders of the Company for approval (in a manner reasonably satisfactory to Parent) by such number of stockholders, in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments,” such that, if approved by the requisite majority of stockholders of the Company, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Parent evidence reasonably satisfactory to Parent, (i) that a

280G Vote was solicited in conformance with Section 280G of the Code, and the requisite approval of stockholders of the Company was obtained with respect to any payments and/or benefits that were subject to the Company stockholders vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the waivers described in clause (a) of the preceding sentence, such “parachute payments” shall not be made or provided. The form of the waiver, the disclosure statement, any other materials to be submitted to the Company’s stockholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.06    Notices of Certain Events. During the Interim Period, the Company shall promptly notify Parent of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)    any notice or other communication from any Governmental Authority (i) delivered in connection with the Transactions or (ii) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect;

(c)    to the Company’s Knowledge, any event, condition, fact or circumstance that would indicate a material breach of Section 3.16;

(d)    any Proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or Section 3.14, as the case may be, or that relates to the consummation of the Transactions;

(e)    any material inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; provided that any failure to satisfy the condition set forth in Section 8.02(b) shall not be deemed to be a breach of a covenant under this Section 5.06(e) unless such failure to satisfy the condition set forth in Section 8.02(b) is due to the Company’s Willful Breach; and

(f)    any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or reasonably unlikely.

No such notice given pursuant to this Section 5.06 shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article 8 has been satisfied. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent pursuant to this Section 5.06.

Section 5.07    Consideration Spreadsheet; Payoff Letters and Invoices.

(a)    The Company shall prepare and deliver to Parent in accordance with this Section 5.07, a spreadsheet (the “Consideration Spreadsheet”) in form and substance reasonably satisfactory to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time: (i) the names of all of the Securityholders, their respective addresses or email addresses, brokerage accounts designated by such Securityholders, and, where available, taxpayer identification numbers, (ii) the number and type of shares of Company Capital Stock held by such Securityholders and the respective certificate numbers representing such shares, (iii) the number of shares of Company Capital Stock subject to, and the exercise price per share in effect for, each Company Option and Company RSU, (iv) the vesting status and schedule with respect to Company Options and Company RSUs, as applicable, (v) the calculations of the Fully Diluted Common Number and the Fully Diluted Vested Common Number, (vi) the calculation of aggregate cash amounts payable to and the number of shares of Parent Stock issuable to each such Securityholder pursuant to Section 2.04, Section 2.06 and Section 2.07 and the total amount of Taxes to be withheld therefrom, (vii) the calculation of each Securityholder’s Pro Rata Share, (viii) the calculation of each Securityholder’s Pro Rata Share of the Securityholder Expense Fund, (ix) the calculation of each Indemnitor’s Pro Rata Share of the Indemnity Escrow Fund (including the amount of cash payable and the number of shares of Parent Stock distributable to such Indemnitor assuming that the entire Indemnity Escrow Fund was released to the Indemnitors) and (x) such other information relevant thereto which Parent may reasonably request.

(b)    At least four (4) Business Days prior to the Closing, the Company shall deliver to Parent a draft Consideration Spreadsheet setting forth in reasonable detail the Company’s good-faith estimates of the information therein requested as of the Effective Time and shall be prepared in accordance with the applicable provisions of the Company Charter and this Agreement. At least three (3) Business Days prior to Closing, the Company shall deliver to Parent the final form of the Consideration Spreadsheet, certified by the Chief Executive Officer on behalf of the Company, accurately setting forth the information requested as of the Effective Time and prepared in accordance with the applicable provisions of the Company Charter and this Agreement. All amounts and allocations set forth in the Consideration Spreadsheet shall be conclusive and binding upon the Company and the Securityholders and neither Parent, Merger Subs nor, after Closing, the Surviving Corporation or the Surviving Company shall have any obligation to verify the accuracy of the Consideration Spreadsheet. In the event of any inconsistency between the Consideration Spreadsheet and any provision of the Company Charter or any other document, the Consideration Spreadsheet shall control in all respects. Notwithstanding anything to the contrary in this Agreement, the Parties and the Securityholders acknowledge and agree that Parent and each of its Affiliates shall be entitled to rely on the Consideration Spreadsheet as setting forth a true, correct and complete listing of all items set forth therein, and neither Parent nor any of its Affiliates shall have any Liability or obligation to any Person, including the Securityholders or the Securityholder Representative, for any Liabilities arising from or relating to errors, omissions or inaccuracies in calculating the portion of the Aggregate Merger Consideration or other amounts to be received by each Securityholders pursuant to this Agreement or any other errors, omissions or inaccuracy in the Consideration Spreadsheet.

(c)    The Company shall obtain and deliver to Parent, no later than three (3) Business Days prior to the Closing Date, accurate and complete copies of: (i) with respect to any Indebtedness (A) for borrowed money of any Acquired Company, (B) that is guaranteed by any Acquired Company or (C) that is secured by a Lien on any asset or property of any Acquired Company, if any (any such Indebtedness, “Covered Indebtedness”), a customary payoff letter evidencing full repayment and satisfaction of all such item of Indebtedness, dated no more than five (5) Business Days prior to the Closing Date (each, a “Payoff Letter”), together with any collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries and other related termination and/or release items in connection therewith, and (ii) an invoice from each advisor or other Service Provider to any Acquired Company, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other Service Provider, as the case may be, as of the Closing Date. Any Payoff Letter shall (x) set forth the amounts required to repay in full such Indebtedness, (y) set forth the account(s) to which such amount(s) shall be paid and (z) acknowledge that, subject to the repayment (or other satisfactory arrangements with respect to outstanding letters of credit) of the aggregate principal amount outstanding under the relevant credit facility, together with all interest accrued thereon, all obligations in respect thereof shall be terminated or released and any Liens or guarantees with respect to such Indebtedness have been or concurrently will be released.

Section 5.08    Resignation of Officers, Directors and Managers. The Company shall use reasonable best efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of each officer, member of the board of directors or managers (or similar body) of each Acquired Company effective as of the later of the Effective Time and the date Parent causes such officer, director or manager to be replaced, in form and substance satisfactory to Parent (it being understood that such resignations shall not constitute a termination of employment by such officer, director or manager or impact any of their employment arrangements or agreements).

Section 5.09    Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which such consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.10    Required Financial Statements. As promptly as reasonably practicable after the date of this Agreement, the Company shall deliver to Parent (and shall use its reasonable best efforts to so deliver no later than April 15, 2020) (a) the audited consolidated balance sheet of the Company as of December 31, 2019, and (b) the related audited consolidated statements of income, convertible preferred stock and stockholders’ equity, and cash flows of the Company for the year then ended (collectively, the “Required Financial Statements”). The Company shall use reasonable best efforts to cooperate, and shall direct its independent auditors to reasonably cooperate, with Parent in connection with the preparation of any pro forma financial statements that are derived in part from the Required Financial Statements or other financial statements of the Acquired Companies and shall provide Parent with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time prior to the Closing, with respect to the progress of the preparation of such Required Financial Statements or pro forma financial statements.

Section 5.11    Related Party Transactions. At or prior to the Closing, the Company shall cancel and terminate, or cause to be canceled or terminated, without any further obligation binding on, or Liability of, any Acquired Company, all Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand (other than any Contracts set forth on Schedule 5.11(a)). For the avoidance of doubt, as of the Effective Time, the Contracts set forth Schedule 5.11(b) shall terminate or expire automatically without any action required on the part of any Acquired Company thereunder or under this Section 5.11.

Section 5.12    Information Security Testing. From the date hereof through the Closing, each of the Acquired Companies shall reasonably cooperate and consult with Parent and its Representatives with respect to Parent’s development and implementation of plans for testing, monitoring and other assessments of the information security used by the Acquired Companies to protect all right, title and interest in and with respect to the data contained in such Acquired Company’s IT Systems or any databases of any Acquired Company (including any and all trade secrets and Personal Information) and all other information and data compilations used by, or necessary to the business of, any Acquired Company and in connection therewith, initiate such tests, monitoring and other measures (if any) as are mutually agreed by the Company and Parent. For the avoidance of doubt, in no event shall the Parties’ cooperation or any other actions that may be undertaken pursuant to this Section 5.12 be a condition to the Closing except to the extent expressly set forth in Article 8.

Section 5.13    Data Room Information. Within five (5) Business Days of the date of this Agreement, the Company shall deliver to Parent an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in the VDR as of 11:59 p.m. Pacific Time, on the date of this Agreement.

ARTICLE 6.

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 6.02 shall govern the matters set forth therein, Parent and Merger Subs, on the one hand, and the Company, on the other hand, shall use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are reasonably necessary, proper or advisable pursuant to Applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including by using reasonable best efforts to cause the conditions to the obligations of the other Parties to effect the Mergers set forth in Article 8 to be satisfied.

(b)    In furtherance of, and not in limitation of Section 6.01(a), as promptly as practicable after the execution of this Agreement, each Party (i) shall make all filings and give all notices that are or may be required to be made and given by such Party in connection with the Mergers and the other Transactions and (ii) if and to the extent requested by Parent, shall use reasonable best efforts to obtain all Consents which are or may be required to be obtained (pursuant to any Applicable Law, Contract, or otherwise) by such Party in connection with the Mergers and the other Transactions (including the FCA Approval). Each Party shall, upon request of another Party and to the extent permitted by Applicable Law or applicable Contract, promptly deliver to such other Party a copy of each such filing made, each such notice given and each such Consent obtained by it.

Section 6.02    Antitrust Filings.

(a)    In furtherance and not in limitation of the terms of Section 6.01(a) and Section 6.01(b), each of Parent, Merger Subs and the Company will, and will cause their respective Affiliates (if applicable) to, (i) file with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the Mergers as required by the HSR Act promptly, and in any event within ten (10) Business Days, following the date of this Agreement and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Mergers. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other in the making of such filings, (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings, (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made and (D) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Mergers and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Mergers, in each case as soon as practicable. Each of Parent and Merger Subs (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Mergers in connection with such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Mergers pursuant to the HSR Act or any other Antitrust Laws applicable to the Mergers, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)    In furtherance and not in limitation to the foregoing, the Company and Parent will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other Party, or its outside antitrust counsel, of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Mergers and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Mergers to a Governmental Authority; (ii) keep the other Party reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Mergers and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Applicable Law and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Mergers and related to Antitrust Laws and (iii) (A) provide (1) notice to the other Party of any material meeting or substantive conversation with the DOJ, the FTC, or any other Governmental Authority reviewing, or asserting jurisdiction to review, the Mergers under any applicable Antitrust Laws where such meeting or conversation is substantially related to the Mergers and (2) the other Party the opportunity to attend or participate in such meeting or conversation unless prohibited by such Governmental Authority, and (B) in the event of a material meeting or substantive conversation with a Governmental Authority other than the DOJ, the FTC, or other Governmental Authority reviewing, or asserting jurisdiction to review, the Mergers under any applicable Antitrust Laws where such meeting or conversation is substantially related to the Mergers, then provide (1) notice to the other Party of such meeting or conversation, and (2) the opportunity to attend or participate in such meeting or conversation if mutually agreed to in good faith by Parent and the Company and not otherwise prohibited by such Governmental Authority. However, each of the Company, Parent and Merger Subs may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Subs may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(c)    Notwithstanding the foregoing, Parent shall make all strategic and tactical decisions, following consultation with the Company, as to the manner in which to obtain from any Governmental Authority under the HSR Act or any other applicable Antitrust Laws, any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Affiliates in connection with the consummation of the Mergers; provided that Parent must consider in good faith the views of the Company with respect to such strategy and tactical decisions referenced in this Section 6.02(c).

(d)    In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Mergers pursuant to the HSR Act, each of Parent and Merger Subs (and their respective Affiliates) will and, solely to the extent requested by Parent, the Company and its Affiliates will offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries and (ii) any other restrictions on the activities of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, Parent will not be required, either pursuant to this Section 6.02(d) or otherwise, to (and, without Parent’s prior written consent, the Company will not, nor will it permit any of its Subsidiaries or Representatives to) offer, negotiate, commit to, effect or otherwise take any action(s) with respect to the Company and its Subsidiaries or their respective businesses, product lines, assets, permits, operations, rights, or interests therein if taking such action(s), either alone or in combination, would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates will be required, either pursuant to this Section 6.02(d) or otherwise, to (and, without Parent’s prior written consent, the Company will not, nor will it permit any of its Subsidiaries or Representatives to) offer, negotiate, commit to, effect or otherwise take any action(s) with respect to Parent or any of its Affiliates or their respective businesses, product lines, assets, permits, operations, rights, or interest therein (other than with respect to the Company and its Subsidiaries to the extent required by this Section 6.02(d)) if taking such action(s), either alone or in combination, would reasonably be expected to (A) have a material impact on the benefits expected to be derived from the Mergers by Parent or (B) have more than an immaterial impact on the Parent Consumer Business. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiaries, either pursuant to this Section 6.02(d) or otherwise, shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or agree to make any changes, restriction or impairment, unless such requirement, condition, understanding, agreement, order, encumbrance, agreement, change, restriction or impairment is binding on the Company or its Subsidiaries only in the event that the Closing occurs.

(e)    During the Interim Period, neither Parent nor the Company shall, and each such Party shall cause each of its Subsidiaries not to, except as expressly contemplated by this Agreement or pursuant to the written consent of the other Party acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, all or substantially all of the assets, securities, properties or interests of any business, in each case, if such action would, or would reasonably be likely to, materially impair, materially delay or otherwise materially impact the Parties’ applications in respect of the Mergers pursuant to the HSR Act.

Section 6.03    Preparation of the Form S-4.

(a)    Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (but no later than seventy-five (75) days) following the date of this Agreement, cause to be filed with the SEC a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Stock in the Mergers will be registered pursuant to the Securities Act (together with any amendments or supplements thereto, the “Form S-4”). Parent and the Company shall use their respective reasonable best efforts (i) to have the Form S-4 become effective under the Securities Act as promptly as reasonably practicable after such filing and (ii) to keep the Form S-4 effective as long as necessary to consummate the Mergers.

(b)    The Company and Parent will provide for inclusion or incorporation by reference into the Form S-4 all reasonably required information relating to Parent, Merger Subs, the Company and their respective Affiliates, and the Form S-4 shall include all information reasonably requested by such other Party to be included therein. Parent shall promptly notify the Company and its counsel of any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 (or any documents incorporated by reference therein), and shall provide the Company with copies of written correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any such comments from the SEC or its staff with respect to the Form S-4, and will use its reasonable best efforts to incorporate any reasonable comments of the Company or its counsel prior to such response, and will provide the Company with a copy of all such materials received from or submitted to the SEC. The Company shall use its reasonable best efforts to cooperate with Parent in responding to any such comments from the SEC or its staff with respect to the Form S-4. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which Parent is not now so qualified) required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of Parent Stock included in the Aggregate Stock Consideration, and the Company shall furnish all information concerning the Company and the holders of Company Capital Stock as may be reasonably requested in connection with any such actions.

(c)    The information provided by Parent and the Company specifically for use in the Form S-4 shall not, with respect to the information provided by such person, on the date upon which the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and Parent agrees to promptly (i) correct any information provided by it specifically for use in the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Form S-4 to include any information that shall become necessary in order to make the statements in the Form S-4, in light of the circumstances under which they were made, not misleading. Parent further agrees to cause the Form S-4 as so corrected or supplemented promptly to be filed with the SEC and each of the Company (and will use its reasonable best efforts to incorporate any reasonable comments of the other Party and/or its counsel prior to such filing and dissemination), in each case as and to the extent required by Applicable Laws.

Section 6.04    Confidentiality; Public Announcements.

(a)    Parent and the Company hereby acknowledge and agree to continue to be bound by the Amended & Restated Mutual Nondisclosure and Nonuse Agreement dated as of August 27, 2018, by and between Parent and the Company (as amended, the “Confidentiality Agreement”).

(b)    The Parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Parent and the Company. Parent and the Company shall not, and shall cause each of its Representatives and Subsidiaries (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use the other Party’s name or refer to other Party directly or indirectly in connection with other Party’s relationship with such Party in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party (not to be unreasonably withheld, conditioned or delayed), unless to the extent required by Applicable Law, in which case such Party shall advise the other Party of any such requirement and the Parties shall use reasonable best efforts to cause a mutually agreeable press release or other public statement to be issued. Notwithstanding anything herein, (i) each of the Parties and their Affiliates may issue press releases or make public announcements concerning the Transactions that are consistent with previous press releases or public announcements made by Parent or the Company in compliance with this Section 6.04 and (ii) Parent may make public statements, with respect to the anticipated effect of this Agreement and the Transactions on Parent’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show,” and any public disclosure as required by the SEC, FINRA or other Governmental Authority as Parent may reasonably determine without prior consultation with the Company.

Section 6.05    Indemnification of Officers and Directors.

(a)    The Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company or any of its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company and its Subsidiaries to, cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Acquired Companies immediately prior to the Effective Time, and during such six (6)-year period, such provisions shall not be amended, repealed or otherwise modified in any respect except as and to the extent required by Applicable Law.

(b)    Prior to the Effective Time, the Company shall purchase a six (6)-year “tail” prepaid policy (the “D&O Tail Policy”) on the existing policy of the Company’s directors’ and officers’ liability insurance (the “D&O Policy”), in a form mutually acceptable to the Company and Parent, covering claims arising from facts or events that occurred at or prior to the Effective Time and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof on terms and conditions no less advantageous than the D&O Policy.

(c)    The provisions of this Section 6.05 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, the Indemnified Parties, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

Section 6.06    Employee Matters.

(a)    With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Company) following the Effective Time and in which any of the Continuing Employees participate following the Closing (each, a “Parent Plan”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting (other than with respect to stock options or other equity-based awards granted following the Effective Time) and, with respect to vacation and statutory termination notice periods, accrual of and entitlement to benefits, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Parent shall use commercially reasonable efforts to cause each Parent Plan that is a group health plan to waive for each Continuing Employee and his or her eligible dependents any eligibility waiting periods and pre-existing condition limitations (except to the extent that such requirements or limitations applied to the Continuing Employee prior to the Effective Time under comparable Employee Plans). Parent agrees that either (i) Continuing Employees will be permitted to continue participating in the Employee Plans providing medical, dental, vision, hospital or pharmaceutical benefits to such Continuing Employees immediately prior to the Closing through the end of the applicable calendar year that includes the Effective Time or (ii) Parent will use commercially reasonable efforts to give Continuing Employees credit under the Parent Plan(s) providing medical, dental, vision, hospital or pharmaceutical benefits in which such Continuing Employees participate for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Employee Plan for purposes of applying deductibles, co-payments, out-of-pocket maximums and other eligible expenses as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Plan (to the extent such credit would have been given for such amounts under the corresponding Employee Plan prior to the Effective Time).

(b)    In connection with the Mergers, Parent shall establish a retention pool in an aggregate amount of $300 million (the “Retention Pool”) that will be granted to the Key Employees and certain other Employees (collectively, “Eligible Participants”) in the form of restricted stock units covering Parent Stock (“Parent RSUs”), which Parent RSUs shall be granted following the Effective Time in accordance with Parent’s regular grant practices (and in no event later than sixty (60) days following the Closing Date) and subject to such vesting and other terms and conditions as set forth on Schedule 6.06(b)(i) and other terms and conditions as are determined by Parent. The Retention Pool shall be allocated among certain of the Eligible Participants as set forth on Schedule 6.06(b)(ii), and the remainder of the Retention Pool shall be allocated to such Eligible Participants as are selected at or prior to Closing by, in such amounts and forms as are determined by, Parent (after good faith consultation with the Designated Employee). For purposes of the Retention Pool, the value of any Parent RSUs shall be determined based on the closing price of a share of Parent Stock on Nasdaq on the grant date and rounding down to the nearest whole share.

(c)    For a period of at least twelve (12) months following the Effective Time (or, if shorter, during a Continuing Employee’s period of employment) and subject to any applicable Offer Letter and the Applicable Law of the applicable jurisdiction where such Continuing Employee is located, Parent agrees to provide or cause its Subsidiaries (including the Surviving Company) to provide each Employee who continues in employment with Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time (each, a “Continuing Employee”): (i) a base salary or wage rate and target cash incentive compensation opportunity that, in each case, is no less favorable than the base salary or wage rate and target cash incentive compensation opportunity in effect for such Continuing Employee immediately prior to the Effective Time, (ii) eligibility for grants of Parent equity awards in accordance with the ordinary course equity grant policies and practices of the Company consistent with past practices and (iii) defined contribution retirement (401(k)), health and welfare benefits and other employee benefits set forth on Section 3.20(b) of the Company Disclosure Schedule (excluding, for clarity, defined benefit pension benefits, retiree medical benefits, transaction or retention bonuses and equity-based compensation) that, in the aggregate, are no less favorable than those in effect for the Continuing Employee immediately prior to the Effective Time.

(d)    Prior to the Closing, other than distributions of Offer Letters by Parent to the Key Employees and the Designated Employee, the Parties shall not (and the Parties shall ensure that none of their Affiliates) issue any formal or informal written or verbal communication (including any electronic communication) regarding post-Closing employee benefit plans and compensation in connection with this Agreement (collectively, “Employment Matters” and any such communications regarding Employment Matters, “Employment Communications”) that is intended for mass distribution to Employees (i.e., distribution to more than five percent (5%) of the total number of Employees) without the prior approval of the other Party (including approval via electronic communication) (with such approval not to be unreasonably withheld, conditioned or delayed); it being understood that the Acquired Companies may issue Employment Communications (whether written, verbal or electronic) without Parent’s prior approval if such Employment Communications (i) are not intended for mass distribution to Employees (i.e., distribution to more than five percent (5%) of the total number of Employees) (other than as distributed pursuant to internal electronic messaging platforms such as Slack) and (ii) are consistent with (A) the mutually agreed-upon approach to communications between the Parties relating to Employment Matters or (B) prior press releases, public announcements, public statements or other public disclosures made by the Parties in compliance with this Agreement. For clarity, the Parties agree that neither the Company nor any other Acquired Company shall make any Employment Communications (whether formal or informal, and whether or not intended for mass distribution to Employees) that are inconsistent with the Parties’ mutually agreed-upon approach to communications (including with respect to the substance of such communications) with respect to Employment Matters without the prior written approval of Parent, not to be unreasonably withheld, conditioned or delayed.

(e)    Subject to applicable Privacy Laws and other Applicable Law, during the period commencing on the date of this Agreement and ending on the Closing Date, the Acquired Companies shall promptly provide Parent with information related to the Service Providers and Employee Plans that is reasonably requested by Parent and necessary or desirable for Parent to fulfill its obligations under this Section 6.06 or otherwise integrate the Service Providers and Employee Plans into a combined business with Parent at or following the Closing, including but not limited to, providing Parent with copies of or access to Form I-9s for all present Employees, vacation accruals and paid time off balances for Employees, reporting structures for Employees (and other Employee organization charts), the documents referenced on Section 3.20(c), and other documentation and information regarding Employee Plans.

(f)    The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective Parties. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers, (ii) create any third-party rights in any such current or former Service Provider (or any beneficiaries or dependents thereof), (iii) constitute an amendment or modification of any Employee Plan or (iv) obligate any Acquired Company, Parent or any Affiliates thereof to adopt or maintain any Employee Plan or other compensatory or benefits arrangement at any time or prevent any Acquired Company, Parent or any Affiliates thereof from modifying or terminating any Employee Plan or any other compensatory or benefits arrangement at any time.

Section 6.07    Nasdaq Listing. Prior to the Closing, Parent shall file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of Parent Stock to be issued in the Mergers and those required to be reserved for issuance in connection with the Mergers and shall use reasonable best efforts to cause such shares to be approved for listing before the Closing Date.

Section 6.08    FIRPTA. Prior to the Closing, the Company shall have delivered to Parent the FIRPTA Certificate executed on behalf of the Company. The Parties intend that the FIRPTA Certificate be considered to be voluntarily provided by the Company in response to a request from Parent pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i).

Section 6.09    Certain Tax Matters.

(a)    The Parties each acknowledge and agree that, for U.S. federal income tax purposes, the Mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to constitute, and is hereby adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and for purposes of Sections 354 and 368 of the Code and the Treasury Regulations thereunder. Each Party shall not (and shall cause its respective Subsidiaries not to) take or fail to take any action which action (or failure to act) is not contemplated by this Agreement (it being understood that an action (or failure to act) set forth on Section 5.01(b) of the Company Disclosure Schedule or an action otherwise prohibited by Section 5.01(b) that is taken pursuant to Parent’s written consent under Section 5.01(b) shall not be considered to be contemplated by this Agreement for this purpose) and could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company further agrees not to take the actions set forth on Schedule 6.09(a).

(b)    Each of Parent and the Company will use its reasonable best efforts and will cooperate with one another to obtain the opinions of counsel referred to in Section 8.02(h) and Section 8.03(f). In connection therewith, (i) Parent shall deliver to each such counsel a duly executed certificate in the form attached hereto as Exhibit I-1 (with customary assumptions, exceptions and modifications thereto as shall be reasonably satisfactory in form and substance to each such counsel and reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 8.02(g) or Section 8.03(f), as applicable) (the “Parent Tax Certificate”), (ii) the Company shall deliver to each such counsel a duly executed certificate in the form attached hereto as Exhibit I-2 (with customary assumptions, exceptions and modifications thereto as shall be reasonably satisfactory in form and substance to each such counsel and reasonably necessary or appropriate to enable each such counsel to render the opinion described in Section 8.02(g) or Section 8.03(f), as applicable) (the “Company Tax Certificate”), in each case of (i) and (ii), dated as of the Closing Date and at such other times as may be reasonably requested by each such counsel in connection with the filing of the Form S-4, and (iii) Parent and the Company shall provide such other information as reasonably requested by each such counsel for purposes of rendering the opinion described in Section 8.02(g) or Section 8.03(f), as applicable.

(c)    The Parties acknowledge and agree that for purposes of determining the value of Parent Stock to be received by the Company Stockholders pursuant to the Transactions under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Revenue Procedure 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be each of the ten (10) consecutive trading days ending on and including the trading day immediately preceding the date on which this Agreement is executed, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be The NASDAQ Stock Market and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.

Section 6.10    Form S-8. With respect to the Assumed Options and Assumed RSU Awards, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Stock issuable thereunder. Such registration statement shall be filed no later than the Closing Date, and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any Assumed Options or Assumed RSU Awards remain outstanding.

ARTICLE 7.

TAX MATTERS

Section 7.01    Tax Periods Ending on or before the Closing Date.

(a)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date, subject to Schedule 7.01(a). Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by Applicable Law or as set forth on Schedule 7.01(a). At least thirty (30) days prior to filing any such Tax Return, or if the due date is within thirty (30) days of the date hereof, as promptly as practicable after the date hereof, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)    Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed or required to be filed after the Closing Date. Parent shall provide a draft of each such income Tax Return, and any such non-income Tax Return that shows a cash Tax liability for which the Indemnitees may claim a right to indemnification under this Agreement in excess of $500,000 to the Securityholder Representative for review and approval (such approval not to be unreasonably withheld, conditioned or delayed) no less than thirty (30) days prior to the due date for timely filing of such Tax Returns, or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date, and Parent shall consider and take into account in good faith any reasonable comments provided by Securityholder Representative in writing with respect to such Tax Returns at least ten (10) days prior to the due date thereof. Any such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries, as applicable, with respect to such items, except as required by Applicable Law. Pursuant to Article 10 but without limiting any of Parent’s rights under Article 10, Parent may recover from the Indemnity Escrow Fund an amount equal to such Taxes of the Acquired Companies for such periods (and any out-of-pocket expenses incurred by Parent to prepare and file such Tax Returns) to the extent that such Taxes were not previously taken into account in determining Unpaid Company Transaction Expenses or as a liability in determining the Closing Working Capital, each as finally determined pursuant to Section 2.08.

(c)    Notwithstanding anything to the contrary in this Section 7.01, (i) all Transaction Tax Deductions shall be allocable to, and reported on, the Tax Returns of the Acquired Companies for the Pre-Closing Tax Period to the extent actually deductible by the Company or its Subsidiaries in a taxable period ending on or prior to the Closing Date under applicable Law at a “more likely than not” or higher level of comfort, (ii) the Parties acknowledge that, as a result of the Mergers, the U.S. federal income tax year of the Company is expected to end as of the Closing Date, and (iii) a timely election shall be made under IRS Revenue Procedure 2011-29 to treat seventy percent (70%) of any applicable success-based fees paid by the Company relating to the Transactions as deductible for federal income Tax purposes.

Section 7.02    Straddle Periods. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Companies for all Straddle Periods. Parent shall provide a draft of any such Tax Returns (which draft may be a pro forma Tax Return or a redacted draft showing only information relating to the Pre-Closing Tax Period and the Acquired Companies) that shows a cash Tax liability for which the Indemnitees may claim a right to indemnification under this Agreement in excess of $500,000 to the Securityholder Representative for review no less than thirty (30) days prior to the due date for timely filing of such Tax Returns, or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date, and Parent shall consider in good faith any reasonable comments provided by the Securityholder Representative with respect to such Tax Returns at least ten (10) days prior to the due date thereof. Pursuant to Article 10 but without limiting any of Parent’s rights under Article 10, Parent may recover from the Indemnity Escrow Fund an amount equal to the portion of such Taxes which relates to the portion of any Straddle Period ending on the Closing Date to the extent that such

Taxes were not previously taken into account in determining Unpaid Company Transaction Expenses or as a liability in determining the Closing Working Capital, each as finally determined pursuant to Section 2.08. For purposes of this Section 7.02 and Section 10.02(i), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. Tax Liabilities determined under Sections 951 and 951A of the Code shall be determined by assuming that the taxable period of each Acquired Company ended as of the Closing Date (such that all Tax Liabilities determined under Sections 951 and 951A of the Code that are attributable to economic activity occurring on or before the Closing Date will be allocable to a taxable period (or portion thereof) ending on or prior to the Closing Date).

Section 7.03    Cooperation on Tax Matters. Parent and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Securityholder Representative shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority. The Company shall deliver or make available to Parent and the Securityholder Representative on the Closing Date originals or accurate copies of all such books and records.

Section 7.04    Contest Provisions. If, subsequent to the Closing, Parent, the Surviving Corporation or the Surviving Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period with respect to which Indemnitees claim a right to indemnification under this Agreement, then within fifteen (15) days after receipt of such notice, Parent shall notify the Securityholder Representative of such notice; provided, however, that any failure on the part of Parent, the Surviving Corporation or the Surviving Company to so notify the Securityholder Representative shall not limit any of the obligations of the Indemnitors under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest). Parent shall have the right to control the conduct and resolution of such Tax Contest; provided that Parent shall permit the Securityholder Representative reasonable participation rights (to be exercised at the expense of the Securityholders), keep the Securityholder Representative reasonably informed of all material developments on a timely basis and not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Indemnitors’ indemnification obligations under this Agreement without the Securityholder Representative’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. In the case of any conflict between this Section 7.04 and Section 10.07, this Section 7.04 shall control. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes. For the avoidance of doubt, this Section 7.04 shall not apply with respect to any Tax Contest to the extent relating to the items set forth on Schedule 1.01(e), and any issues in such Tax Contest related to such items may be settled by Parent in its sole discretion.

Section 7.05    Post-Closing Actions. Except as required by Applicable Law, as contemplated by Schedule 7.05 or with the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its Affiliate shall (or shall cause or permit any Acquired Company to) (a) amend, or modify (including by way of a carry-back of any

Tax attributes) any previously filed Tax Return of the Acquired Companies for a Tax period ending on or before the Closing Date, or (b) initiate any voluntary disclosure or similar process, relating in whole or in part to any Acquired Company, with respect to any Pre-Closing Tax Period; provided that the limitations contained in this Section 7.05 shall not apply with respect to any Tax Returns or Taxes to the extent relating to items set forth on Schedule 1.01(e).

Section 7.06    Refunds. Any Damages that the Indemnitees are entitled to recover pursuant to Section 10.02(i) (relating to Taxes), and any Damages that the Indemnitees are entitled to recover under Article 10 which Damages are claimed after the date of the actual receipt or realization of the relevant refund or credit described in this Section 7.06, shall be offset by the amount of any refunds (or credits in lieu thereof) of U.S. federal and state income Taxes (including any interest related thereto paid by the applicable Governmental Authority and, for the avoidance of doubt, including estimated Taxes) of or imposed on any Acquired Company for any Tax period ending on or before the Closing Date (to the extent such Taxes were (a) paid by the Acquired Companies prior to the Closing Date, (b) taken into account as an asset or in determining the amount of Tax liabilities included in the Closing Working Capital as finally determined pursuant to Section 2.08 or (c) recovered from the Indemnitees under Article 10 (including from the Indemnity Escrow Fund)), which refunds or credits are actually received or realized by Parent or its Affiliates after the Closing, net of any reasonable out-of-pocket costs incurred by Parent or its Affiliates in obtaining such refund or credit and Taxes resulting from the receipt or realization of such refund or credit; except to the extent that such refund or credit (x) relates to any item described in Schedule 1.01(e), (y) arises as the result of a carryback of a Tax attribute arising in a Tax period (or portion thereof) beginning after the Closing Date or (z) was taken into account in determining the Closing Working Capital, as finally determined pursuant to Section 2.08).

Section 7.07    Characterization of Payments. Except as otherwise required by Applicable Law, the Parties shall treat any indemnity payments made pursuant to Article 10 as an adjustment of the Merger Consideration paid by Parent pursuant to Article 2 for Tax purposes.

ARTICLE 8.

CONDITIONS TO THE MERGERS

Section 8.01    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subs to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each of the Company and Parent) of the following conditions:

(a)    Requisite Stockholder Approval. The Requisite Stockholder Approval shall be in full force and effect and the Written Consent shall have been delivered to Parent.

(b)    Governmental Approvals. The applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(c)    No Injunction; No Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the Mergers on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Mergers (each of the foregoing, a “Restraint”) that makes illegal consummation of the Mergers or restrains, enjoins or otherwise prohibits the consummation of the Mergers.

(d)    Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect.

Section 8.02    Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)    Representations and Warranties. The (i) Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Company Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects as of such date) (except for any inaccuracies that are the direct or indirect result of taking any actions contemplated by Schedule 5.03(a)(iv) in consultation with, and the prior consent of, Parent), (ii) the representation and warranty of the Company set forth in Section 3.07(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for any inaccuracies that are the direct or indirect result of taking any actions contemplated by Schedule 5.03(a)(iv) in consultation with, and the prior consent of, Parent) and (iii) other representations and warranties made by the Company in this Agreement (disregarding all qualifications or exceptions contained therein relating to materiality or Company Material Adverse Effect) (A) shall be true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except, in the case of this clause (B), for (x) any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) any inaccuracies that are the direct or indirect result of taking any actions contemplated by Schedule 5.03(a)(iv) in consultation with, and the prior consent of, Parent.

(b)    Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)    Executed Agreements and Certificates. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)    the Escrow Agreement, executed by the Securityholder Representative and the Escrow Agent;

(ii)    the Support Agreements, executed by each of the Company’s stockholders set forth on Schedule I;

(iii)    the Vesting Agreement, executed by the Designated Employee;

(iv)    the Non-Competition Agreements, executed by each Covered Employee and the Designated Employee;

(v)    a Payoff Letter, executed by each lender of any item of Covered Indebtedness of an Acquired Company;

(vi)    a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and containing representations and warranties of the Company to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(c), 8.02(e), 8.02(f) and 8.02(i) have been duly satisfied; and

(vii)    written resignations of the directors and officers of each of the Acquired Companies, effective as of the Effective Time, as directed by Parent no later than five (5) Business Days prior to the Closing Date.

(e)    Employees. As of immediately prior to the Closing, (i) the Designated Employee, (ii) at least one of the Covered Employees and (iii) at least six of the individuals identified on Schedule 8.02(e) shall remain employed by the Acquired Companies and no such individual who remains employed by the Acquired Companies as of immediately prior to the Effective Time shall have expressed any overt intention to rescind or repudiate his or her Offer Letter with Parent or its Subsidiaries or terminate employment with Parent or its Subsidiaries immediately following the Closing.

(f)    Dissenters’ Rights. Holders of no more than two percent (2%) of the outstanding shares of Company Capital Stock (calculated on an as-converted to Company Common Stock basis) shall have exercised, or remain entitled to exercise, statutory rights to appraisal or dissenters rights pursuant to the DGCL or the CCC with respect to such shares of Company Capital Stock.

(g)    280G Approval. Prior to the Closing, the Company shall have delivered to Parent (i) a parachute payment waiver from each Disqualified Individual prior to the solicitation of the Section 280G Approval and (ii) evidence satisfactory to Parent that either (A) the Section 280G Approval was obtained or (B) the Section 280G Approval was not obtained and as a consequence, that the Waived Parachute Payments shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the Disqualified Individuals in accordance with Section 5.05.

(h)    Parent Tax Opinion. Parent shall have received a written opinion from Latham & Watkins LLP (or other nationally recognized outside counsel), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Parent Tax Certificate and the Company Tax Certificate.

(i)    Litigation. There shall not be pending by any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Mergers or any of the other Transactions on the terms, and conferring upon Parent, the Surviving Corporation and the Surviving Company all of their respective rights and benefits, contemplated herein or (ii) seeks the award of Damages (in an amount material to the Acquired Companies) payable by, or any other remedy against, Parent, the Surviving Corporation or the Surviving Company if the Mergers are consummated.

Section 8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)    Representations and Warranties. The (i) Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for Parent Fundamental Representations that speak as of a particular date, which shall be true and correct in all material respects as of such date), (ii) representation and warranty of Parent and the Merger Subs set forth in Section 4.08(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date and (iii) other representations and warranties made by Parent in this Agreement (disregarding all qualifications or exceptions contained therein relating to materiality or Parent Material Adverse Effect) (A) shall be true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct as of the Closing Date as if made on the

Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except, in the case of this clause (B), for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(c)    Share Listing. The shares of Parent Stock issuable as Aggregate Closing Stock Consideration shall have been approved for listing on Nasdaq.

(d)    Covenants. The covenants and obligations that Parent and Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(e)    Executed Agreements and Certificates. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)    the Escrow Agreement, executed by Parent and the Escrow Agent; and

(ii)    a certificate executed on behalf of Parent by any officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 8.03(a) and 8.03(c) have been duly satisfied.

(f)    Company Tax Opinion. The Company shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) (or other nationally recognized outside counsel), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Parent Tax Certificate and the Company Tax Certificate.

ARTICLE 9.

TERMINATION

Section 9.01    Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding the Requisite Stockholder Approval) only as follows:

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if the Closing shall not have occurred by 11:59 p.m. Pacific Time, on December 24, 2020, (the “Initial End Date” and, as such time and date as it may be extended pursuant to this Section 9.01(b), the “End Date”); provided, however, if as of the Initial End Date or the 24th day of each month thereafter (each, an “Incremental Extended End Date”) all conditions to this Agreement are satisfied (other than those conditions by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to Applicable Laws and this Agreement), other than the conditions set forth in Section 8.01(b) or Section 8.01(c) (if the Restraint arises under Antitrust Laws in the United States), Parent may, by written notice to the Company prior to the Initial End Date or the applicable Incremental Extended End Date, as applicable, extend the Initial End Date or the applicable Incremental Extended End Date to 11:59 p.m. Pacific Time, to the same date of the month immediately following the Initial End Date or the applicable Incremental Extended End Date, as applicable, but in no event beyond May 24, 2021 (each such extension, an “Incremental Extension”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party) has been the primary cause of the failure of the Closing to have occurred prior to the End Date;

(c)    by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have enacted any Law that is in effect or issued any Order which has become final and non-appealable and which, in either case, permanently restrains, enjoins or otherwise prohibits the Mergers;

(d)    by Parent, if at any time the Company Board of Directors (or a committee thereof) has effected a Company Board Recommendation Change;

(e)    by Parent if the Company fails to obtain the Requisite Stockholder Approval by the Written Consent Deadline, except that the right to terminate this Agreement pursuant to this Section 9.01(e) will not be available to Parent if Parent’s action or failure to act (which action or failure to act constitutes a breach by Parent of this Agreement) has been the primary cause of the failure to obtain the Requisite Stockholder Approval by the Written Consent Deadline;

(f)    by Parent if it is not in material breach of its obligations under this Agreement such that the conditions set forth in Sections 8.01 or 8.03 would not be satisfied, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the thirty (30)-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(f) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach; or

(g)    by the Company if it is not in material breach of its obligations under this Agreement such that the conditions set forth in Sections 8.01 or 8.02 would not be satisfied, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied or (ii) any of the covenants or obligations of Parent contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(c) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent during the thirty (30)-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(g) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other Parties setting forth a brief description of the basis on which, and the provision of this Section 9.01 pursuant to which, such Party is terminating this Agreement.

Section 9.02    Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.01 shall become effective immediately upon delivery of written notice by the terminating Party to the other Parties. In the event of a termination of this Agreement pursuant to Section 9.01, without prejudice to the provisions of Section 9.03, this Agreement will be void and of no further force or effect without Liability of any Party (or any Representative of such Party) to any other Party hereto; provided that: (a) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.04 and Article 11, which shall survive any termination of this Agreement and (b) no Party shall be relieved from any Liability resulting from Fraud or a Willful Breach of this Agreement occurring prior to such termination of this Agreement.

Section 9.03    Termination Fees.

(a)    Parent Termination Fee.

(i)    If, but only if, (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 9.01(b) (due to a failure to satisfy any condition set forth in Section 8.01(b) or Section 8.01(c) (if the Restraint arises under Antitrust Laws in the United States)) or Section 9.01(c) (if the Order arises under Antitrust Laws in the United States) (any such termination, a “Parent Termination Fee Triggering Termination”), (B) at the time of such termination any condition set forth in Section 8.01(b) or Section 8.01(c) (if the Restraint arises under Antitrust Laws in the United States) shall not be satisfied or waived by each applicable Party entitled to the benefit of such condition, to the extent a waiver is permitted under Applicable Law and this Agreement, (C) at the time of such termination all other conditions set forth in Section 8.01 and Section 8.02 (other than the conditions set forth in Section 8.01(a) (Requisite Stockholder Approval) (solely to the extent that the condition set forth in Section 8.01(d) has not been satisfied), Section 8.01(d) (Form S-4), Section 8.02(e) (Employees), Section 8.02(f) (Dissenters’ Rights) or Section 8.2(i) (Litigation) (to the extent such condition fails to be satisfied due to a pending Proceeding relating to Antitrust Laws in the United States)) shall be satisfied or shall have been waived other than any such conditions that by their nature are to be satisfied by actions to be taken at the Closing (and, in the case of those conditions that by their nature are to be satisfied by actions to be taken at the Closing, such conditions are capable of being satisfied if the Closing were to occur at the time of such termination) and (D) the Company is not in material breach of this Agreement, which material breach was the principal cause of the failure to satisfy conditions to the Mergers that resulted in the Parent Termination Fee Triggering Termination or the condition set forth in Section 8.01(d) (Form S-4), then Parent shall pay to the Company a termination fee in an amount equal to (x) $230,000,000 plus (y) to the extent that this Agreement is validly extended by Parent pursuant to Section 9.01(b) from the Initial End Date to any Incremental Extended End Date, an amount equal to (1) $24,000,000 multiplied by (2) the number of Incremental Extensions, if any (collectively, the “Parent Termination Fee”), by wire transfer of immediately available funds no later than two (2) Business Days after the termination of this Agreement to an account or accounts designated in writing by the Company; provided, that, for the avoidance of doubt, in no event shall the Parent Termination Fee exceed $350,000,000.

(ii)    Sole Remedy. Notwithstanding anything to the contrary set forth in this Agreement, in the event of a Parent Termination Fee Triggering Termination, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to this Section 9.03(a), other than in the case of Fraud or Willful Breach of this Agreement by Parent or Merger Subs, will be the sole and exclusive remedy of the Company and the other Acquired Companies and each of their respective Affiliates and Representatives against (A) Parent, its Subsidiaries and each of their respective Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, its Subsidiaries and each of their respective Affiliates (clauses (A) and (B) collectively, the “Parent Related Parties”) for any loss or

Damages based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, upon payment of such amount, other than in the case of Fraud or Willful Breach of this Agreement by Parent or Merger Subs, none of the Parent Related Parties will have any further Liability or obligation, monetary or otherwise, to any of the Acquired Companies relating to or arising out of this Agreement or the Transactions and none of the Company, the other Acquired Companies, and any of their respective Affiliates or Representatives shall seek to obtain any recovery, judgment or Damages of any kind, at law or in equity or otherwise, including consequential, indirect or punitive damages, against any of the Parent Related Parties (except, for the avoidance of doubt, that the Parties (or their Affiliates) will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement).

(b)    Company Termination Fees.

(i)    Company Board Recommendation Change; Failure to Obtain Requisite Stockholder Approval. If, but only if, this Agreement is validly terminated by Parent (A) pursuant to Section 9.01(d) or (B) (x) pursuant to Section 9.01(e) and (y) following execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.01(e), an Acquisition Proposal has been publicly disclosed or otherwise received by the Company, then the Company shall pay to Parent a termination fee in an amount equal to $265,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds no later than two (2) Business Days after the date of termination of this Agreement, to an account or accounts designated in writing by Parent.

(ii)    Sole Remedy. Notwithstanding anything to the contrary set forth in this Agreement, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to this Section 9.03(b), other than in the case of Fraud or Willful Breach of this Agreement by the Company and except as set forth in the Support Agreements, will be the sole and exclusive remedy of Parent and its Subsidiaries and each of their respective Affiliates and Representatives against (A) the Company, the other Acquired Companies and each of their respective Affiliates and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the other Acquired Companies and each of their respective Affiliates (clauses (A) and (B) collectively, the “Company Related Parties”) for any loss or Damages based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, upon payment of such amount, other than in the case of Fraud or Willful Breach of this Agreement by the Company and except as set forth in the Support Agreements, none of the Company Related Parties will have any further Liability or obligation, monetary or otherwise, to Parent of any of its Subsidiaries relating to or arising out of this Agreement or the Transactions and none of Parent, its Subsidiaries, and any of their respective Affiliates or Representatives shall seek to obtain any recovery, judgment or Damages of any kind, at law or in equity or otherwise, including consequential, indirect or punitive damages, against any of the Company Related Parties (except, for the avoidance of doubt, that the Parties (or their Affiliates or stockholders), as applicable, will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement and the Support Agreements).

(c)    No Duplication. Each of the Parties hereby acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the Transactions and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not have entered into this Agreement. For the avoidance of doubt, all payments under this Section 9.03 (including the Parent Termination Fee and the Company Termination Fee) shall be payable only once with respect to this Section 9.03 and not in duplication, whether or not the payments under this Section 9.03 may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

ARTICLE 10.

INDEMNIFICATION

Section 10.01    Survival of Representations, Etc.

(a)    (i) The Company Fundamental Representations and the representations and warranties made by the Company in Section 3.19 shall survive the Closing and expire on the third (3rd) anniversary of the Closing Date (the “FR Expiration Date”) and (ii) the representations and warranties made by the Company in all other sections of Article 3 and in the Company Closing Certificate shall survive the Closing and expire on the first (1st) anniversary of the Closing Date (the “General Expiration Date”). Notwithstanding the foregoing, if at any time prior to the FR Expiration Date or General Expiration Date, as applicable, Parent properly and timely delivers to the Securityholder Representative a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive solely with respect to such claim and only until such time as such claim is fully and finally resolved.

(b)    All representations and warranties made by Parent and Merger Subs shall terminate and expire as of the Effective Time, and any Liability of Parent or Merger Subs with respect to such representations and warranties shall thereupon cease; provided, however, that the foregoing shall not be deemed to limit the acknowledgement and agreement of Parent and Merger Subs set forth in Section 4.17, which shall survive the Effective Time.

(c)    The Parties acknowledge and agree that if the Surviving Corporation or the Surviving Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of each of the Surviving Corporation and the Surviving Company as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation or the Surviving Company, as applicable, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(d)    Notwithstanding anything to the contrary set forth in Section 10.01(a), in the event of Fraud or Willful Breach by the Company of any representation or warranty made by the Company in this Agreement or the Company Closing Certificate, such representation and warranty, solely as to such claim for Fraud or Willful Breach hereunder, shall survive the Closing until thirty (30) days after the date on which all statutes of limitation applicable to such claims (as the same may be extended or waived) shall have expired.

(e)    The Company and the Securityholder Representative (on behalf of the Indemnitors) have agreed that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article 10 relating to the representations, warranties, covenants and obligations of the Company or the Securityholder Representative are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any information furnished to or any knowledge on the part of any of the Indemnitees or any of their Representatives (regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that an Indemnitee or any of its Representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

Section 10.02    Indemnification. From and after the Effective Time, the Indemnitors, severally and in proportion to their respective Pro Rata Shares, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)    any inaccuracy in or breach of any representation or warranty of the Company contained in (i) this Agreement as of the date of this Agreement (or with respect to representations and warranties of the Company that address matters only as of a particular time, any inaccuracy in or breach of any representation or warranty of the Company as of such time) (in each case, without giving effect to any Company Material Adverse Effect or other materiality qualification or any similar qualification (but giving effect to any knowledge qualification) contained or incorporated directly or indirectly in such representation or warranty) or (ii) the Company Closing Certificate;

(b)    any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement as if such representation and warranty had been made on and as of the Closing Date (or with respect to representations and warranties of the Company that address matters only as of a particular time, any inaccuracy in or breach of any representation or warranty of the Company as of such time) (in each case, without giving effect to any Company Material Adverse Effect or other materiality qualification or any similar qualification (but giving effect to any knowledge qualification) contained or incorporated directly or indirectly in such representation or warranty);

(c)    any breach of any covenant or obligation of the Company or the Securityholder Representative set forth in this Agreement;

(d)    any inaccuracy in any information set forth in the Consideration Spreadsheet;

(e)    any Closing Indebtedness or Unpaid Company Transaction Expenses, to the extent not accounted for in the final determination of the Closing Merger Consideration;

(f)    in connection with the exercise of dissenters’ rights or rights of appraisal related to the Transactions by any holder or former holder of Company Capital Stock, (A) any amounts actually paid to any holder or former holder of Company Capital Stock in excess of the consideration that would have been payable to such holder pursuant to Article 2 on account of his, her or its Company Capital Stock and (B) any including all reasonable, documented out-of-pocket third-party fees, costs and expenses (including reasonable, documented out-of-pocket third-party attorneys’ and consultants’ fees, costs and expenses) defending against or settling any Proceeding in respect of any such exercise of dissenters’ rights or rights of appraisal;

(g)    any claims or threatened claims by or purportedly on behalf of any holder or former holder of any shares of Company Capital Stock or rights to acquire Company Capital Stock in his, her or its capacity as such (including any claims or threatened claims arising out of or in connection with the Mergers or any of the other Transactions, and any claims or threatened claims alleging violations of fiduciary duty by any current or former member of the Company Board of Directors or any of the current or former officers of the Company);

(h)    regardless of the disclosure of any matter set forth in the Company Disclosure Schedule, any claim or right asserted or held by any Person who is or at any time was an officer or member of the board of directors or managers (or similar body) of any Acquired Company (against the Surviving Company, Parent, any Affiliate of Parent or against any other Person) involving a right or entitlement to indemnification or reimbursement of expenses (under the certificates of incorporation and bylaws (and other similar organizational documents) or under any indemnification agreement or similar Contract) with respect to any act or omission on the part of such Person relating to this Agreement or the Transactions that arose, occurred or existed at or prior to the Effective Time in their capacity as an officer or member of the board of directors or managers (or similar body) of any Acquired Company;

(i)    (A) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period and (B) any Taxes of or imposed on any Acquired Companies under Treasury Regulations Section 1.1502-6 (or any similar provision of any Applicable Law) by reason of the membership of any Acquired Company in an affiliated, consolidated, combined, unitary or similar group prior to the Closing; but excluding, in the case of each of (A) and (B), (w) any Taxes to the extent taken into account in determining Unpaid Company Transaction Expenses or as a liability in determining the Closing Working Capital, each as finally determined pursuant to Section 2.08, (x) Taxes incurred on the Closing Date but after the Closing that are as a result of transactions effected by Parent not contemplated by this Agreement or any Ancillary Document occurring on the Closing Date after the Closing outside of the ordinary course of business, (y) Taxes relating to the items set forth on Schedule 1.01(e) (without regard to whether such Taxes ultimately exceed the amounts included in Closing Indebtedness) and (z) any Transfer Taxes; and

(j)    any of the matters set forth on Schedule 10.02(j).

Section 10.03    Limitations.

(a)    Subject to Section 10.03(d), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.02(a) or Section 10.02(b) for any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement or the Company Closing Certificate until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees as a result of any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement or the Company Closing Certificate, or to which any one or more of the Indemnitees has or have otherwise become subject as a result of any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement or the Company Closing Certificate, exceeds $25,000,000 in the aggregate (the “Deductible”) (it being understood that if the total amount of such Damages exceeds the Deductible, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible).

(b)    All claims for indemnification by any Indemnitee under any clause of Section 10.02 shall be recovered first from the Escrowed Cash and Escrowed Shares in the Indemnity Escrow Fund before any Damages may be recovered directly from any Indemnitor hereunder.

(c)    The sole recourse of the Indemnitors for indemnification claims under Section 10.02(a) and Section 10.02(b) shall be to and from the Indemnity Escrow Fund, regardless of whether Escrowed Cash or Escrowed Shares are recovered, before or after recovery for indemnification claims under Section 10.02(a) and Section 10.02(b), by any Indemnitees to cover indemnification claims under any other clause of Section 10.02. Accordingly, to the extent any Escrowed Cash or Escrowed Shares are released from the Indemnity Escrow Fund to any Indemnitee with respect to claims for indemnification, compensation or reimbursement for which the maximum Liability of the Indemnitors is not equal to the Indemnity Escrow Fund, such released amounts will nevertheless reduce the amount that the Indemnitees may recover with respect to claims for indemnification, compensation or reimbursement that are subject to the limitation set forth in this Section 10.03(c).

(d)    The limitations set forth in Section 10.03(a) and Section 10.03(c) shall not apply to any claim for indemnification made pursuant to Section 10.02(a) or Section 10.02(b), in each case, to the extent such claim arises from or is a result of any breach of a Company Fundamental Representation or any Fraud by the Company with respect to any representation or warranty made by the Company in this Agreement or the Company Closing Certificate.

(e)    Notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnitor be liable to the Indemnitees for Damages under this Article 10 (i) in excess of such Indemnitor’s Pro Rata Share of such Damages or (ii) in excess of the Aggregate Merger Consideration actually received by such Indemnitor; provided, however, that the limitations set forth in this Section 10.03(e) shall not apply with respect to an Indemnitor in the case of such Indemnitor’s own Fraud or Willful Breach of any Ancillary Document to which such Indemnitor is a party (or any other Fraud or Willful Breach of this Agreement with respect to which such Indemnitor had actual knowledge or willingly participated in the commission of such Fraud or Willful Breach), in which event such Indemnitor shall be liable to the Indemnitees for the full amount of Damages resulting from, arising out of or related to such Fraud or Willful Breach.

(f)    The amount of any Damages that any Indemnitees may be entitled to recover shall be reduced by (i) the amount of any third-party insurance proceeds actually recovered by such Indemnitees from any third-party insurance carrier (net of any increase in insurance premiums, costs of collections, deductible, retroactive or other premium adjustment, reimbursement obligation or other costs directly related to the insurance claim (together, “Insurance Costs”)) and (ii) the amount of any indemnity or contribution actually recovered by any Indemnitees from any third party, net of any costs incurred in connection with recovering any such amounts. If Indemnitees receive any such amounts under applicable insurance policies, third-party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Indemnitors (including from the Indemnity Escrow Fund), then any excess Damages amount actually collected (net of costs and expenses of such recovery and Insurance Costs) shall offset any future Damages to which the Indemnitees are entitled to recover pursuant to this Article 10.

(g)    The indemnification provisions contained in this Article 10 are the sole and exclusive remedy following the Closing as to all Damages (and any other damages, claims or causes of action of any kind or nature) any Indemnitee may incur arising from or relating to this Agreement, the Mergers or the Transactions (it being understood that nothing in this Section 10.03(g) or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights or remedies (including Fraud) arising out of claims Parent, the Surviving Corporation or the Surviving Company may have under any Ancillary Document, including the Letters of Transmittal delivered pursuant to Section 2.09); provided that the foregoing shall not limit the rights or remedies (including with respect to any damages, claims or causes of action of any kind or nature) of any Indemnitee against a particular Indemnitor in the event of Fraud by the Company with respect to any representation or warranty made by the Company in this Agreement or the Company Closing Certificate with respect to which such Indemnitor had actual knowledge or willingly participated in the commission of such Fraud or Willful Breach. Notwithstanding anything to the contrary set forth in this Agreement, Parent may recover from the Indemnity Escrow Fund any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with any Fraud by the Company with respect to any representation or warranty made by the Company in this Agreement or the Company Closing Certificate.

Section 10.04    Claims and Procedures.

(a)    If Parent determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 10, Parent may deliver to the Securityholder Representative a certificate signed by any officer of Parent (any certificate delivered in accordance with the provisions of this Section 10.04(a), an “Officer’s Claim Certificate”):

(i)    stating that an Indemnitee has a claim for indemnification pursuant to this Article 10;

(ii)    to the extent reasonably practicable, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii)    specifying in reasonable detail (based upon the information then possessed by Parent following reasonable inquiry) the material facts known to the Indemnitee giving rise to such claim.

No delay in providing such Officer’s Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are actually and materially prejudiced thereby.

(b)    At the time of delivery of any Officer’s Claim Certificate to the Securityholder Representative, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Parent (on behalf of itself or any other Indemnitee).

(c)    If the Securityholder Representative in good faith objects to any claim made by Parent in any Officer’s Claim Certificate, then the Securityholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the thirty (30)-day period commencing upon receipt by the Securityholder Representative of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Parent in the Officer’s Claim Certificate. If the Securityholder Representative does not deliver a Claim Dispute Notice to Parent prior to the expiration of such thirty (30)-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Parent’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate and (ii) if any Escrowed Cash or Escrowed Shares remains in the Indemnity Escrow Fund, then Parent may direct the Escrow Agent to deliver such Escrowed Cash and/or Escrowed Shares from the Indemnity Escrow Fund to Parent in accordance with this Section 10.04.

(d)    If the Securityholder Representative delivers a Claim Dispute Notice, then Parent and the Securityholder Representative shall attempt in good faith to resolve any such objections raised by the Securityholder Representative in such Claim Dispute Notice. If Parent and the Securityholder Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Securityholder Representative shall be prepared and signed by both Parties and, if any Escrowed Cash or Escrowed Shares remains in the Indemnity Escrow Fund, if applicable, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute such Escrowed Cash and/or Escrowed Shares from the Indemnity Escrow Fund in accordance with the terms of such memorandum.

(e)    If no such resolution can be reached during the forty-five (45)-day period following Parent’s receipt of a given Claim Dispute Notice, then upon the expiration of such forty-five (45)-day period, either Parent or the Securityholder Representative may bring suit to resolve the objection in accordance with Sections 11.07, 11.08 and 11.09. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Parent, the Securityholder Representative and the Company Stockholders, and Parent and the Securityholder Representative shall promptly direct the Escrow Agent to act in accordance with such decision and distribute Escrowed Cash and/or Escrowed Shares from the Indemnity Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(f)    The amount of any Damages that Indemnitees may be entitled to recover under Section 10.02(i) shall be subject to set-off as and to the extent described in Section 7.06.

Section 10.05    Release Procedures.

(a)    Neither the Escrowed Shares nor the Escrowed Cash (in each case, including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by any Indemnitor, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Indemnitor, in each case prior to the distribution of the Escrowed Shares or the Escrowed Cash to any Indemnitor in accordance with this Section 10.05.

(b)    Parent shall be entitled to permanently retain from the Indemnity Escrow Fund in respect of finally determined Damages for which the Indemnitees are entitled to recover pursuant to this Article 10, (i) a number of Escrowed Shares equal to the quotient of (A) one-half of the aggregate amount of such Damages, divided by (B) the Parent Stock Price and (ii) an amount in cash equal to one-half of the aggregate amount of such Damages. The Parties hereto acknowledge that the Parent Stock Price only reflects an agreed-upon amount as to the value of Parent Stock solely for the limited purpose of satisfying any Damages under this Article 10 and is not intended to be, nor is it, deemed to constitute the fair market value of Parent Stock at any given time.

(c)    Promptly after the General Expiration Date, Parent will notify the Securityholder Representative in writing of the amount, if any, that Parent determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved on or prior to 11:59 p.m. Pacific Time on the General Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). Subject to Section 10.05(e), within five (5) Business Days following the General Expiration Date, Parent and the Securityholder Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Fund to the Exchange Agent (or through the Surviving Company’s or Parent’s payroll system, as applicable) for distribution to the Indemnitors an amount in the aggregate equal to (i) the amount held in the Indemnity Escrow Fund as of the General Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Retained Escrow Amount, with each Indemnitor to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be so released by (B) such Indemnitor’s Pro Rata Share.

(d)    Following the General Expiration Date, after resolution and payment of a Continuing Claim, Parent and the Securityholder Representative shall, subject to Section 10.05(e), execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity

Escrow Fund to the Exchange Agent (or through the Surviving Company’s or Parent’s payroll system, as applicable) for distribution to the Indemnitors an amount in the aggregate equal to (i) the amount held in the Indemnity Escrow Fund as of the date of such resolution and payment minus (ii) the amounts that Parent determines in good faith to be necessary to satisfy any other Continuing Claims (which amounts will continue to be held in the Indemnity Escrow Fund), with each Indemnitor to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be so released by (B) such Indemnitor’s Pro Rata Share.

(e)    With respect to any amount to be released from the Indemnity Escrow Fund to the Exchange Agent (or through the Surviving Company’s or Parent’s payroll system, as applicable) for distribution to the Indemnitors pursuant to this Section 10.05 or the Escrow Agreement:

(i)    if any former holder of Company Capital Stock is required to, but has not executed and delivered (x) a properly completed Letter of Transmittal and (y) instructions for use in effecting the exchange of Company Stock Certificates or shares of uncertificated in accordance with Section 2.09 (collectively, the “Payment Conditions”) prior to the delivery to the Escrow Agent of the applicable joint written instructions, then any amount that would otherwise be released to such Indemnitor shall be held by the Exchange Agent, without interest, until such holder satisfies all of such Indemnitor’s applicable Payment Conditions;

(ii)    amounts to be released from the Indemnity Escrow Fund to be distributed to each Indemnitor shall be deemed to be the product of (A) the aggregate amount to be released from the Indemnity Escrow Fund to the Indemnitors multiplied by (B) each Indemnitor’s Pro Rata Share;

(iii)    each distribution to be made from the Indemnity Escrow Fund to a particular Indemnitor shall be effected in accordance with the payment delivery instructions set forth in such Indemnitor’s Letter of Transmittal (or through the Surviving Company’s or Parent’s payroll system, as applicable), with respect to amounts to be distributed in respect of such Indemnitor’s outstanding Company Capital Stock;

(iv)    with respect to any amount to be released from the Indemnity Escrow Fund to the Indemnitors, such amount shall be comprised of (A) Escrowed Shares with a value (valued at the Parent Stock Price) equal to fifty percent (50%) of such amount (with all Escrowed Shares released to any Indemnitor to be rounded down to the nearest whole share), which shall be accepted into DTC and issued in uncertificated book-entry form to such Indemnitor’s account as shall be specified in the completed Letter of Transmittal and (B) Escrowed Cash equal to fifty percent (50%) of such amount; and

(v)    all written instructions to be delivered to the Escrow Agent with respect to any distribution from the Indemnity Escrow Fund shall be consistent with this Section 10.05 and the Escrow Agreement.

Section 10.06    No Contribution. Subject to the rights of the Indemnified Parties under Section 6.05, no Indemnitor shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or the Surviving Company in connection with any indemnification obligation or any other Liability to which he, she or it may become subject under or in connection with this Agreement.

Section 10.07    Defense of Third-Party Claims. Except as otherwise provided in Article 7, in the event of the assertion of any claim or the commencement by any Person of any Proceeding against an Indemnitee with respect to which any of the Indemnitors may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), Parent will, promptly after receipt of notice of any such Claim, notify the Securityholder Representative of the commencement thereof; provided, however, that any failure on the part of Parent to so notify the Securityholder Representative shall not limit any of the obligations of the Indemnitors under this Article 10 (except to the extent such failure actually and materially prejudices the defense of such Proceeding). Parent shall have the right, at its election, to proceed with, and to control, the defense of such Claim on its own; provided, however, that the Securityholder Representative and its counsel (at the Indemnitors’ sole expense) may participate in (but not control the conduct of) the defense of such Claim in a manner that would not result in the loss of any attorney-client privilege, attorney work product privilege or any other legal privilege. If Parent so proceeds with the defense of any such Claim, the Securityholder Representative shall, and shall use reasonable best efforts to cause each Indemnitor to, make available to Parent any documents and materials in such Person’s possession or control that may be reasonably necessary to the defense of such Claim. Parent shall not settle any such Claim that it is conducting the defense of without the prior written consent of the Securityholder Representative (which such consent shall not be unreasonably withheld, conditioned or delayed).

Section 10.08    Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 11.

MISCELLANEOUS

Section 11.01    Securityholder Representative.

(a)    By virtue of the adoption of this Agreement and the approval of the Mergers and the other Transactions by the Requisite Stockholder Approval, each of the Securityholders shall have irrevocably constituted and appointed, upon the Effective Time (and by its execution of this Agreement as Securityholder Representative, Shareholder Representative Services LLC hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact (the “Securityholder Representative”), of the Securityholders receiving consideration hereunder to act in the name, place and stead of the Securityholders in connection with the Transactions, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Securityholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Securityholder Representative shall deem necessary or appropriate in connection with the Transactions, including the power:

(i)    to act for the Securityholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Securityholders and to transact matters of litigation or other Proceedings, with respect to any funds to be released from the Indemnity Escrow Fund (but, for clarity, not including any Damages in excess of funds then remaining in the Indemnity Escrow Fund);

(ii)    to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Securityholder Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iii)    to execute and deliver all amendments and waivers to this Agreement that the Securityholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv)    to receive funds for the payment of expenses of the Securityholders and apply such funds in payment for such expenses;

(v)    to do or refrain from doing any further act or deed on behalf of the Securityholders that the Securityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Securityholders could do if personally present; and

(vi)    to receive service of process in connection with any claims under this Agreement.

(b)    The Securityholder Representative may be removed or replaced only upon delivery of written notice to the Surviving Company by the Company Stockholders holding at least a majority of outstanding shares of Company Common Stock (on an as-converted to Company Common Stock basis) as of immediately prior to the Effective Time. Parent, the Surviving Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Securityholder Representative in all matters referred to herein. The Securityholder Representative shall act for the Securityholders on all of the matters set forth in this Agreement in the manner the Securityholder Representative believes to be in the best interest of the Securityholders and consistent with the obligations under this Agreement, but neither the Securityholder Representative nor any member of the Securityholder Representative’s Advisory Committee (the “Advisory Committee”) shall be responsible to the Securityholders for any Damages the Securityholders may suffer by the performance of its duties under this Agreement, other than Damages arising from willful violation of the law or gross negligence in the performance of the duties of the Stockholder Representative or such member of the Advisory Committee, as applicable, under this Agreement. The Indemnitors will indemnify, defend and hold harmless the Securityholder Representative and each member of the Advisory Committee from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable, documented out-of-pocket fees and expenses of counsel and experts and their staffs and relating to document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative or any member of the Advisory Committee, the Securityholder Representative or such member of the Advisory Committee will reimburse the Indemnitors the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Securityholder Representative or such member of the Advisory Committee, as applicable, by the Indemnitors, any such Representative Losses may be recovered by the Securityholder Representative or such member of the Advisory Committee, as applicable, from the funds in the Securityholder Expense Fund at such time as remaining amounts would otherwise be distributable to the Indemnitors; provided, that while this section allows the Securityholder Representative or any member of the Advisory Committee, as applicable, to be paid from the aforementioned sources of funds, this does not relieve the Indemnitors from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative or any member of the Advisory Committee, as applicable from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this Section 11.01(b). The foregoing indemnities will survive the Closing or the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(c)    The Securityholder Representative shall use the Securityholder Expense Fund to pay any expenses incurred by the Securityholder Representative in fulfilling its obligations hereunder and shall distribute any remaining balance of the Securityholder Expense Fund to the Exchange Agent for further distribution to the Securityholders upon completion by the Securityholder Representative of its duties hereunder. Any such distributions from the Securityholder Expense Fund shall be paid to the Exchange Agent for further distribution to the Indemnitors, with equal priority and pro rata based on each such Securityholder’s Pro Rata Share. The Securityholders will not receive any interest or earnings on the Securityholder Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Expense Fund other than as a result of its gross negligence or willful misconduct. For tax purposes, the Securityholder Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

Section 11.02    Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted by electronic mail (in which case effectiveness shall be the earlier of (i) upon confirmation of receipt (excluding out-of-office or other similar automated replies) or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m. Pacific Time on a Business Day, on such Business Day, and if such electronic mail is sent on or after 5:00 p.m. Pacific Time on a Business Day or sent not on a Business Day, the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Parent or Merger Subs, to:

Intuit Inc.

2675 Coast Avenue

Mountain View, California 94043

Attention: General Counsel

Email: Legal@intuit.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Luke J. Bergstrom, Chad G. Rolston

Email: luke.bergstrom@lw.com, chad.rolston@lw.com

if to the Company, to:

Credit Karma, Inc.

760 Market Street, 2nd Floor

San Francisco, CA 94102

Attention: Chief Legal Officer

Email: counsel@creditkarma.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attention: Mike Ringler

Email: mike.ringler@skadden.com

and

Wilson Sonsini Goodrich & Rosati

1700 K Street NW, Fifth Floor

Washington, DC 20006

Attention: Jamillia P. Ferris

Email: jferris@wsgr.com

if to the Securityholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado 80202

Attention: Managing Director

Email: deals@srsacquiom.com

or to such other address as such Party may hereafter specify for the purpose by notice to the other Parties.

Section 11.03    Remedies Cumulative; Specific Performance. Subject to Sections 9.03(a), 9.03(b) and 10.03(h), the rights and remedies of the Parties herein shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.04    Entire Agreement; Severability; Amendments and Waivers.

(a)    This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

(b)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the

Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

(c)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(d)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.05    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Mergers and the Transactions, shall be paid by the Party incurring such cost or expense.

Section 11.06    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except with respect to Section 6.05 and Article 10 (subject to Section 10.08), no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

(b)    No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Parent or Merger Subs may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subs of their obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to Parent or Merger Subs.

Section 11.07    Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, may only be made against the entities and Persons that are expressly identified as Parties herein in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability for any obligations or Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith; provided, however, that nothing herein shall limit the obligations of any Non-Recourse Party under any Ancillary Agreement to which such Non-Recourse Party is party, even if the basis for obligations thereunder relate to or arise from obligations hereunder. Without limiting the rights of any party against the other Parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 11.07 shall not apply to Section 11.01, which shall be enforceable by the Securityholder Representative in its entirety against the Securityholders.

Section 11.08    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.09    Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.02 shall be deemed effective service of process on such Party.

Section 11.10    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.11    Consent to Representation. If the Securityholder Representative so desires, acting on behalf of the Securityholders and without the need for any consent or waiver by the Company, Parent, Merger Subs or any other Person, Skadden shall be permitted to represent the Securityholders (or any of them) after the Closing in connection with any matter, including any matter related to the Transactions, any Ancillary Documents or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Skadden shall be permitted to represent the Securityholders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Surviving Company, or any of their agents or Affiliates under or relating to this Agreement, any Transaction, and any related matter, such as claims or disputes arising under any Ancillary Documents, including with respect to any indemnification claims hereunder or any claims arising out of alleged Fraud or other similar matters. Any representation of the Surviving Company or any of its Affiliates after the Closing shall not affect the foregoing provisions hereof.

Section 11.12    Privilege. After the Effective Time, Parent shall not, and shall cause each of its Affiliates (including the Surviving Company) not to use any legal advice provided by either Skadden or Wilson Sonsini Goodrich & Rosati to the Company, the Securityholder Representative or any Securityholder, relating to the Transactions (“Company Transactions Legal Advice”) in connection with any indemnification claim dispute hereunder or any other legal proceeding or potential legal proceeding against, with or involving Parent, the Surviving Company or any of their Affiliates or agents. After the Effective Time, the Securityholder Representative shall be permitted to access and use Company Transactions Legal Advice in connection with any indemnification claim dispute hereunder or any other legal proceeding or potential legal proceeding against, with or involving Parent, the Surviving Company or any of their Affiliates or agents; and Skadden, the Securityholder Representative and any Securityholder may make any such Company Transactions Legal Advice available to Skadden or the Securityholder Representative, as the case may be. For the avoidance of doubt, Parent, the Surviving Company and any of their Affiliates and agents may access and use for any purpose facts, data and any other information contained in any communications between Skadden, on the one hand, and the Company, the Securityholder Representative or any Securityholder, on the other hand, to the extent such communications belong to the Surviving Company even if such communication also contains Company Transactions Legal Advice, including as evidence in any indemnification claim dispute or any other legal proceeding or potential legal proceeding involving the Securityholder Representative or any Securityholder, but for the avoidance of doubt, excluding the Company Transactions Legal Advice contained in such communications. For the avoidance of doubt, nothing in this Section 11.12 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any client communications to any third party.

Section 11.13    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

INTUIT INC.

By:	/s/ Sasan K. Goodarzi
Name:	Sasan K. Goodarzi
Title:	President, Chief Executive Officer and Director

HALO MERGER SUB I, INC.

By:	/s/ Sasan K. Goodarzi
Name:	Sasan K. Goodarzi
Title:	President

HALO MERGER SUB II, LLC

By:	/s/ Sasan K. Goodarzi
Name:	Sasan K. Goodarzi
Title:	President

CREDIT KARMA, INC.

By:	/s/ Kenneth Lin
Name:	Kenneth Lin
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:	/s/ Kip Wallen
Name:	Kip Wallen
Title:	Director

[Signature Page to Agreement and Plan of Merger]